Exhibit 10.16

GROUND LEASE

THIS LEASE is made and entered into as of June 25, 2003 (the “Commencement Date”), by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California (“Lessor”), and 3301 HILLVIEW HOLDINGS, INC., a Delaware corporation (“Lessee”).

RECITALS

A. Lessor owns that certain real property commonly known as 3301-3307 Hillview Avenue, Palo Alto, California, and more particularly described in the attached Exhibit A (the “Land”).

B. Lessor and Lessee are the parties to that certain Agreement to Lease and Sell Assets dated as of June 2, 2003 (the “Agreement to Lease”), whereby Lessee has purchased (subject to this Lease) all of the improvements on the Land, including all buildings, structures, systems, facilities and fixtures located on the Land, and any and all machinery, equipment, apparatus and appliances (not owned by subtenants) incorporated into the foregoing and used in connection with the operation or occupancy of the Land, but excluding the Remediation Systems (collectively, the “Improvements”).

C. Lessee now desires to lease the Land from Lessor, and Lessor desires to lease the Land to Lessee on the terms and conditions and for the purposes set forth in this Lease.

D. Because Lessee’s ownership of the Improvements is subject to this Lease and will revert to Lessor upon the expiration or earlier termination of this Lease, the terms and conditions of this Lease shall also apply to the Improvements. Collectively, the Land and Improvements are referred to herein as the “Premises”. The Premises does not include any leasehold interest in the Pre-Existing Environmental Condition or in any Remediation Systems located on the Premises, all of which are owned by third parties.

E. Lessor and Lessee are also the parties to that certain lease dated as of September 24, 1999 (the “Prior Lease”), pursuant to which Lessee has been the sole tenant of the Premises since construction of the Improvements. As of the Commencement Date, the Prior Lease is hereby terminated; provided, however, that all of the obligations of Lessee and Lessor which by the terms of the Prior Lease survive the termination of the Prior Lease, and also any obligations which survive as a matter of Applicable Law, shall survive during the term of this Lease, notwithstanding the expiration of any applicable statute of limitations.

NOW, THEREFORE, in consideration of the rents to be paid hereunder and of the agreements, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1.

BASIC LEASE INFORMATION

The following is a summary of basic lease information. Each term or item in this Article 1 shall be deemed to incorporate all of the provisions set forth below pertaining to such term or item and to the extent there is any conflict between the provisions of this Article 1 and any more specific provision of this Lease, the more specific provision shall control.

Lessor:	The Board of Trustees of the Leland Stanford Junior University

Address of Lessor:	Stanford Management Company
2770 Sand Hill Road
Menlo Park, CA 94025-3065
Attention: Director, Stanford Research Park
Facsimile: (650) 854-9268

Lessee:	TIBCO Software, Inc.

Address of Lessee:	3303 Hillview Avenue
Palo Alto, CA 94304 USA
Attn: General Counsel
Facsimile: 650/846-1005

With a copy to:	TIBCO Software, Inc.
3303 Hillview Avenue
Palo Alto, CA 94304
Attention: Director of Facilities
Facsimile: 650/846-1007

Term:	Fifty-one (51) years

Commencement Date:	June 25, 2003

Expiration Date:	June 24, 2054

Base Rent (Article 6):

Fifty cents ($0.50) per square foot of rentable area in the Improvements per month, as adjusted pursuant to Section 6.1(b), which the parties agree shall total $146,006.50 per month, based on an agreed-upon rentable area of 292,013 square feet (subject to Lessee’s prepayment option as set forth in Section 6.2)

Use (Article 9):	Research and development, as defined in Section 9.1.

ARTICLE 2.

DEFINITIONS

As used in this Lease, the following terms shall have the following meanings, applicable, as appropriate, to both the singular and plural forms of the terms herein defined:

“3% Annual Increases” is defined in Section 6.2(a).

“Additional Improvements and Alterations” are defined in Section 11.2.

“Additional Rent” is defined in Section 7.1.

“Affiliate” means (a) the legal representative, successor or assignee of, or any trustee of a trust for the benefit of, Lessee; (b) any entity of which a majority of the voting or economic interest is owned, directly or indirectly, by Lessee or one or more of the persons referred to in the preceding clause; (c) any entity in which Lessee or a person referred to in the preceding clauses is a controlling stockholder, controlling partner or controlling member; (d) any person or entity which is an officer, director, trustee, controlling stockholder, controlling partner or controlling member of Lessee or of any person or entity referred to in the preceding clauses; or (e) any person or entity directly or indirectly controlling, controlled by or under common control with, Lessee or any person or entity referred to in any of the preceding clauses. For purposes of this definition, “control” means owning directly or indirectly more than fifty percent (50%) of the beneficial interest in such entity or the direct or indirect power to control the management policies of such person or entity, whether through ownership, by contract or otherwise.

“Agreement to Lease” is defined in Recital B.

“Alterations” means any additional improvements, alterations, remodeling, or reconstruction of or to the Improvements existing on the Premises as of the Com men cement Date.

“Applicable Laws” means (a) all applicable laws, statutes, codes, ordinances, orders, resolutions, rules, regulations and requirements, including, without limitation, all Environmental Requirements, of all federal, state, county, municipal and other governmental authorities and the departments, commissions, boards, bureaus, instrumentalities, and officers thereof; (b) all judicial rulings, decrees and orders; and (c) all orders, rules and regulations of the Pacific Fire Rating Bureau, and the American Insurance Association (formerly the National Board of Fire Underwriters) or any other body exercising similar functions relating to or affecting the Premises, the Improvements now or hereafter located on the Premises or the use, operation or occupancy of the Premises for the purposes permitted hereunder. In each instance, Applicable Laws shall include those existing as of the Commencement Date and those hereafter enacted.

“Applicable Long-Term Government Bond Rate” is defined in Section 6.2(c).

“Appropriation” means any taking by exercise of right of condemnation (direct or inverse) or eminent domain, or requisitioning by military or other public authority for any purpose arising out of a temporary emergency or other temporary circumstance or sale under threat of condemnation. “Appropriated” means having been subject to such taking and “Appropriating” means exercising such taking authority.

“Award” means the amount paid by the Appropriating authority as a result of an Appropriation.

“Base Rent” is defined in Section 6.1(a).

“Basic Lease Information” means the information contained in Article 1.

“City” means the City of Palo Alto.

“CPI” means the Consumer Price Index published by the U.S. Department of Labor, Bureau of Labor Statistics (San Francisco, Oakland, San Jose Area, All Urban Consumers, All Items, 1982-84 - 100), or if such index is no longer published, a successor or substitute index designated by Lessor, published by a governmental agency and reflecting changes in consumer prices in the San Francisco Bay Area.

“Commencement Date” is stated in the Recitals.

“Decennial Rent Increase” is defined in Section 6.2(a).

“Elected Prepayment Period” is defined in Section 6.2(c).

“Environmental Audit” is defined in Section 18.7.

“Environmental Claims” means all claims, demands, suits, actions (including, without limitation, notices of noncompliance, charges, directives, and requests for information), causes of action, orders, judgments, settlements, damages, losses, diminutions in value, penalties, fines, actions, proceedings, obligations, liabilities (including strict liability), encumbrances, liens, costs (including, without limitation, costs of investigation and defense of any claim, whether or not such claim is ultimately defeated, and costs of any good faith settlement or judgment), and expenses of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ and consultants’ fees and disbursements, any of which are incurred at any time, arising out of or related to Environmental Requirements, or the presence of any Hazardous Substance on, in, under or from the Premises, including, without limitation:

(a) Damages for personal injury, or injury to property or natural resources occurring upon the Premises or off the Premises, foreseeable or unforeseeable, including, without limitation, consequential damages, lost profits, lost rents, the cost of demolition and rebuilding of any improvements on real property, interest and penalties;

(b) Claims brought by or on behalf of employees of Lessee;

(c) Fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with the investigation or remediation of Releases of Hazardous Substances (whether or not performed voluntarily) or violation of Environmental Requirements, including, but not limited to, preparation of feasibility studies or reports, or the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, reasonably necessary to restore full economic use of the Premises (as more particularly provided in Section 18.5) or any other property, or otherwise expended in connection with such conditions, and including without limitation any attorneys’ fees, costs and expenses incurred in enforcing Article 18 of this Lease or collecting any sums due thereunder;

(d) Liability to any third person or governmental agency to indemnify such person or agency for costs expended in connection with the items referenced above; and

(e) Diminution in the value of the Premises, and damages for the loss of business and restriction on the use of, or adverse impact on the marketing of, rentable or usable space or any amenity of the Premises.

“Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, common law, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, and all amendments thereto, of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, California, and political subdivisions thereof, and all applicable judicial, administrative and regulatory decrees, judgments, and orders relating to the protection of human health, safety, wildlife or the environment, including, without limitation, (a) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Substances, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances; and (b) all requirements pertaining to the health and safety of employees or the public. Environmental Requirements include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act; the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the California Medical Waste Management Act; provisions of the Occupational Safety and Health Act relating to such matters; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act and the National Environmental Policy Act and any and all state or local law counterparts.

“Exacerbation” means any adverse impact on the Pre-Existing Environmental Condition that (a) increases the cost of undertaking the Remediation Activities undertaken to address the Pre-Existing Environmental Condition, or (b) gives rise to Environmental Claims against Lessor which Lessor would otherwise avoid, including, without limitation, (i) actions which speed, redirect or enhance the migration of groundwater contamination at the Premises in a fashion that causes any material adverse impact (for example, by causing Hazardous Substances to migrate to deeper aquifers), and (ii) actions which cause damage to or limit the effectiveness of any Remediation Systems.

“Expiration Date” is stated in the Basic Lease Information.

“Event of Default” is defined in Section 25.1.

“Fair Market Rental Value” as determined from time to time, means the average arms-length fair market annual triple net rental rate per rentable square foot during the three (3) year period preceding the time of such determination for new leases and renewal leases of space comparable to space within the Improvements on the Premises (in terms of rentable square footage, physical quality (including that of any existing leasehold improvements in such comparable space that are reasonably reuseable by a new tenant), views, floor levels, location and other matters) in buildings in the Stanford Research Park. The determination shall take into account any material economic differences between the terms of this Lease and any comparison lease, such as the presence or absence of the obligation to pay a leasing commission, base years, the load factor for the applicable spaces, the length of the term for such leases, rent abatements, tenant improvement obligations, free rent periods, moving allowances, design allowances, the manner (if any) in which the landlord under any such lease is reimbursed for operating expenses and taxes, and any other concessions. The parties acknowledge that it is their intention that Fair Market Rental Value be an average value based on leasing transactions entered into over the three (3) year period preceding the date of determination in order to avoid unusual or relatively brief highs and lows in market rents. In addition, the parties acknowledge that as of the Commencement Date it is the custom for comparable buildings in the Stanford Research Park to be leased to space tenants on a so-called “triple net” basis (i.e., the tenant pays a fixed minimum rent, typically subject to periodic increases, which is the “triple net rent”, and in addition the tenant also pays, or reimburses the landlord for, operating expenses of the property in question, including without limitation real property taxes, insurance, maintenance, repair, and management, which latter payments or reimbursements are not part of the “triple net rent”). The parties agree that the Fair Market Rental Value of the Premises shall be determined and expressed as a “triple net rent” value. Accordingly, if any leasing transaction is utilized as a comparable transaction in the determination of Fair Market Rental Value and such leasing transaction is not structured as a so-called “triple net lease”, the rent payments due under such lease shall be adjusted and converted to a “triple net rent” value so that it is truly comparable to the “triple net rent” value that was initially used in establishing the Base Rent due as of the Commencement Date. In determining Fair Market Rental Value, the parties shall disregard any sublease of the Premises by any Affiliate of Lessee. In the event the parties cannot agree as to the Fair Market Rental Value after thirty (30) days of good faith negotiations, Fair Market Rental Value shall be determined pursuant to the process described in Exhibit B.

“First Class” means having a standard of condition, maintenance, repair and operation at least equal to comparable Class A properties in Santa Clara County as of the Commencement Date.

“Founding Grant” is defined in Section 9.1.

“Full Insurable Replacement Value” is defined in Section 19.1.

“Handbook” is defined in Section 11.6(a).

“Hazardous Substance” means any substance, material or waste:

(a) the presence of which requires investigation or remediation under any Environmental Requirement;

(b) which is or becomes listed, regulated or defined as a “hazardous waste,” “hazardous substance,” “hazardous material”, “toxic substance”, “hazardous air pollutant”, “pollutant,” “infectious waste”, “bio-hazardous waste”, “medical waste”, “radioactive waste”, or “contaminant” under any Environmental Requirement;

(c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous to human health, safety, wildlife or the environment and is or becomes regulated under any Environmental Requirement;

(d) the presence or Release of which, at, on, under or from the Premises, causes or threatens to cause a nuisance upon the Premises or to surrounding properties or poses or threatens to pose a hazard to the environment or the health or safety of persons on or about the Premises; or

(e) the presence of which on adjacent properties could constitute a trespass by Lessee.

Without limitation of the foregoing, Hazardous Substances shall include gasoline, diesel fuel and other petroleum hydrocarbons and the additives and constituents thereto, including MTBE; polychlorinated biphenals (PCBs); asbestos and asbestos- containing material; lead; urea formaldehyde foam insulation; and radon gas.

“Improvements” are buildings, structures, systems, facilities and fixtures (along with any machinery, equipment, apparatus and appliances incorporated into the foregoing) including the Existing Improvements and all Additional Improvements and Alterations, as defined in Section 11.2, but excluding the Remediation Systems.

“Initial Base Rent” is defined in Section 6.2(a).

“Initial Prepayment” is defined in Section 6.2(a).

“Institutional Lender” is defined in Section 24.1 (c).

“Interest Rate” means the lesser of (a) the rate of interest charged by Bank of America at its offices in San Francisco as its prime or reference rate, plus 4%; or (b) the highest rate permitted under Applicable Laws, compounded monthly.

“Land” is the real property more particularly described in Exhibit A.

“Lease Year” means each successive twelve-month period commencing on September 1 and ending on August 31, provided that the first Lease Year shall commence on the Commencement Date and the last Lease Year shall end on the Termination Date.

“Leasehold Mortgage” is defined in Section 24.1 (a).

“Lessee Claims” is defined in Section 18.4.

“Lessee Environmental Activity” means (a) any use, treatment, keeping, handling, storage, transport, sale or Release at, on, under or from the Premises of any Hazardous Substance during the Term, or (b) any Release of a Hazardous Material during the Term which arises out of, is the result of, or is related to the acts or omissions of Lessee or Lessee’s Agents, subtenants or invitees on or about the Premises during the Term. Notwithstanding the foregoing, Lessee Environmental Activity does not include (i) the Pre-Existing Environmental Condition, or (ii) the mere presence of Hazardous Substances in, on or under the Premises that Lessee proves: (A) did not result from Lessee’s use, treatment, keeping, handling, storage, transport, sale or Release (or that of Lessee’s Agents, subtenants or invitees), and (B) did not come to be located on, in or under the Premises due to the negligence of Lessee or Lessee’s Agents, subtenants or invitees.

“Lessee Indemnitees” is defined in Section 18.4.

“Lessee’s Agents” means Lessee’s employees, agents and contractors.

“Lessor Released Parties” is defined in Section 18.13(b).

“Lessor’s Agents” means Lessor’s employees, agents and contractors.

“Lessor’s Environmental Indemnity Obligations” is defined in Section 18.4.

“Liens” are defined in Section 15.1.

“Offer” is defined in Section 22.4.

“Permitted Sublease” is defined in Section 23.3.

“Permitted Use” is defined in Section 9.1.

“Pre-Existing Environmental Condition” is defined in Section 18.10.

“Premises” is defined in Recital D.

“Prior Lease” is defined in Recital E.

“Property Taxes” are defined in Section 7.2.

“Proposed District” is defined in Section 7.6.

“Release” with respect to Hazardous Substances, means any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Substances into the environment.

“Remediation Activity” means any cleanup, remediation, containment, monitoring, restoration, investigation, removal, or other response or action required by any Environmental

Requirement with respect to a Release of Hazardous Substances or the presence of Hazardous Substances in soil, groundwater, surface water, ambient air, or building materials, including without limitation, the maintenance and removal of any structures, machinery, equipment, walls, wells, piping, motors, covers, vaults, filters, extraction devices, devices, and biological mechanisms required for any Remediation Activity. Remediation Activity shall also include, but not be limited to, the investigation of the environmental condition of the Premises, and the preparation of any feasibility studies, reports or remedial plans.

“Remediation Systems” are any and all structures, machinery, equipment, walls, wells, piping, motors, covers, vaults, filters, extraction devices, biological mechanisms, and other non-naturally occurring devices, and organisms now or hereafter existing, installed or otherwise used on or about the Premises for the remediation, removal, investigation, monitoring, or other response to the Pre-Existing Environmental Condition, including without limitation any and all electrical, water, gas, and other utility services required for the operation of any of the foregoing.

“Rent” means Base Rent and Additional Rent.

“Rent Reset Date” is defined in Section 6.1(b).

“Re-offer” is defined in Section 22.4(c).

“Supplemental Audit” is defined in Section 18.7.

“Term” is stated in the Basic Lease Information.

“Terminating Event” is defined in Section 22.4.

“Termination Date” means the Expiration Date or such earlier date as this Lease is terminated pursuant to any provision hereof.

“Third Party Remediation Work” is defined in Section 15.4.

“Transfer” is defined in Section 22.1.

“Transit Fees” are defined in Section 7.7.

“Unpaid Base Rent Portion” is defined in Section 6.2(a).

ARTICLE 3.

LEASE OF PREMISES; RESERVATION OF RIGHTS

Section 3.1 Premises. As of the Commencement Date, Lessor hereby leases the Premises to Lessee, and Lessee hereby hires the Premises from Lessor on the terms and conditions set forth in this Lease. This Lease shall be subject to (a) all Applicable Laws and all zoning and other governmental regulations now or hereafter in effect, (b) all liens, encumbrances, restrictions, rights and conditions of law or of record existing as of the Commencement Date, and (c) all other matters affecting title to or use of the Premises either known to Lessee or ascertainable by survey or investigation.

Section 3.2 Reservation of Rights.

(a) Lessor hereby reserves the right of Lessor, at all reasonable times and, following reasonable advance notice to Lessee, to enter and to permit the City, the County of Santa Clara, the Santa Clara Valley Water District, other governmental bodies, public or private utilities and any other persons or entities authorized by Lessor to enter upon the Premises for the purposes of (i) installing, using, operating, maintaining, renewing, relocating and replacing (A) water, oil, gas, steam, storm sewer, sanitary sewer and other utility pipe lines, and (B) telephone, electric, power and other lines, conduits, and facilities; (ii) flood control; (iii) maintenance of rights of way; and (iv) remediation of Hazardous Substances in, on, or under, the Premises or any other property in the neighborhood of the Premises, provided, however, that with respect to such remediation activities, Lessor shall not grant an easement or license permitting access for such purposes to a third party without the prior written consent of Lessee, which shall not be unreasonably withheld, conditioned or delayed.

(b) Lessor hereby retains the sole and exclusive right to enter upon the Premises to mine or otherwise produce or extract by any means whatsoever, whether by slant drilling or otherwise, oil, gas, hydrocarbons and other minerals (of any character) in or under or from the Premises, such mining, production or extraction to be for the sole benefit of Lessor without obligation to pay Lessee for any or all of the substances so mined, produced or extracted; provided, however, that none of the operations for such mining, production or extraction shall be conducted from or within 100 feet of the surface of the Premises, but only at such depth beneath the surface as not to interfere with the use of the Premises or the stability of any Improvements on the Premises.

(c) Lessor shall be entitled, at all reasonable times and upon reasonable notice, to go upon and into the Premises and the Improvements for the purposes of (i) inspecting the same; (ii) inspecting the performance by Lessee of the terms, covenants, agreements and conditions of this Lease; (iii) posting and keeping posted thereon notices of non-responsibility for any construction, alteration or repair; and (iv) any other reason permitted under this Lease.

(d) In exercising its rights under this Section 3.2, Lessor shall use commercially reasonable efforts to minimize any interference with Lessee’s use of the Premises, and shall not materially adversely affect any Improvements on, or the use, operation or value of the Premises. All of Lessor’s activities pursuant to this Section shall be at Lessor’s sole cost and expense. Lessor shall repair any damage to the Premises caused by such activities, and shall keep the Premises free of mechanics’ or materialmens’ liens arising as a result thereof. Except to the extent of Lessor’s breach of this Lease, violation of Applicable Law, or gross negligence or willful misconduct in the exercise of its rights under this Section, Lessee hereby waives and releases any claims for damages for any injury or inconvenience to or interference with Lessee’s business at the Premises, any loss of occupancy or quiet enjoyment or the Premises or any other loss, damage, liability or cost occasioned by Lessor’s exercise of the rights reserved to Lessor under, or granted to Lessor pursuant to this Section. In no event shall Lessee be entitled to terminate this Lease as a result of Lessor’s exercise of such rights, notwithstanding any possible liability of Lessor for damages as a result of its breach of this Lease, violation of Applicable Law, gross negligence or willful misconduct.

(e) Lessee hereby acknowledges that, as owner and in the best interests of the Stanford Research Park, Lessor may find it necessary or convenient from time to time to apply for entitlements, seek rezoning, or otherwise endeavor to negotiate agreements with the governmental entities having jurisdiction over the Stanford Research Park; provided, however, that Lessor shall not take any action which disproportionately burdens the Premises as compared to other properties in the Stanford Research Park. Lessee agrees that so long as Lessor’s efforts (i) do not have a material adverse impact on Lessee’s investment in, or the use, operation, value or marketability of the Premises, or (ii) do not discriminate against the Premises or disproportionately burden the Premises as compared to other properties in the Stanford Research Park, Lessee shall not publicly oppose or object to any such efforts by Lessor. In the event of any dispute arising pursuant to this Section 3.2(e), such dispute shall be resolved by arbitration pursuant to Article 36.

ARTICLE 4.

ACCEPTANCE OF PREMISES

Section 4.1 Lessee’s Due Diligence. Prior to entering into this Lease, Lessee has made a thorough, independent examination of the Premises and all matters relevant to Lessee’s decision to enter into this Lease, and Lessee is thoroughly familiar with all aspects of the Premises and, subject to Article 18, is satisfied that they are in an acceptable condition and meet Lessee’s needs. Without in any way limiting the generality of the foregoing, Lessee’s inspection and review has included, to the extent that Lessee in its sole discretion has deemed necessary or appropriate:

(a) all matters relating to title, together with all municipal and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes;

(b) the physical condition of the Premises, including the soils and groundwater, any other geological conditions, engineering data (including, but not limited to, engineering evaluations of the Improvements), the presence or absence of Hazardous Substances on, under or in the vicinity of the Premises, and all other physical and functional aspects of the Premises;

(c) the boundaries of the Premises and all easements and access rights to which the Premises are subject;

(d) Lessee’s ability to obtain appropriate licenses and satisfy all licensing requirements under Applicable Laws;

(e) all material documents relating to the ownership and operation of the Premises; and

(f) the economics of the business Lessee intends to conduct on the Premises, including without limitation, market conditions and financial viability.

Section 4.2 Acceptance of the Premises. Lessee acknowledges that, Lessor has made no representations or warranties, express or implied, regarding the Premises or matters affecting the Premises, whether made by Lessor, on Lessor’s behalf or otherwise, including, without limitation, the physical condition of the Premises, title to, or the boundaries of the Premises, pest control matters, soil conditions, the presence, existence or absence of Hazardous Substances on or in the vicinity of the Premises, compliance of the Premises and Improvements with Applicable Laws, structural and other engineering characteristics (including seismic damage) of the Premises, traffic patterns, market data, economic conditions or projections, the suitability of the Premises for the intended use, the likelihood of deriving business from or other characteristics of The Leland Stanford Junior University, the economic feasibility of the business Lessee intends to conduct on the Premises, or any other matter pertaining to the Premises or the market and physical environments in which the Premises are located. Lessee acknowledges: (a) Lessee is a sophisticated real estate investor with sufficient experience and expertise to evaluate the Premises and the operations conducted on the Premises and the risks associated with acquiring a leasehold interest in the Premises upon the terms and conditions set forth herein, (b) Lessee has received sufficient information and had adequate time to make such an evaluation, and has occupied and managed the Premises under the Prior Lease since April 2002, (c) Lessee has entered into this Lease with the intention of relying upon its own investigation and knowledge with respect to the physical, environmental, economic and legal condition of the Premises, (d) in connection with its investigations and inspections of the Premises it has contracted with certain advisors and consultants, including but not limited to environmental consultants, engineers and geologists, soils and seismic experts, to conduct such environmental, geological, soil, hydrology, seismic, physical, structural, mechanical and other inspections of the Premises as Lessee deemed to be necessary, and that Lessee has reviewed thoroughly all such reports as well as all materials and other information given or made available to Lessee by Lessor, and (e) Lessee is not relying upon any statements, representations or warranties of any kind. Lessee further acknowledges that it has not received from or on behalf of Lessor any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax, legal, architectural, engineering, property management and other advisors. Lessee has satisfied itself as to such suitability and other pertinent matters by Lessee’s own inquiries and tests into all matters relevant in determining whether to enter into this Lease. Lessee accepts the Premises in its existing condition and hereby expressly agrees that if any remedial or restoration work is required in order to conform the Premises to the requirements of Applicable Laws, Lessee shall assume sole responsibility for any such work. Lessee is acquiring on the Commencement Date a leasehold interest in the Premises in its “AS IS” condition and “WITH ALL FAULTS.” Notwithstanding the foregoing, to the extent that Lessor has made express representations in writing contained either in the Agreement to Lease or in this Lease, the foregoing provisions of this Section 4.2 shall not apply to such express representations. Lessee shall be entitled to rely on such representations, and Lessor shall be responsible for any inaccuracy contained in such representations. In addition, the foregoing provisions of Section 4.2 are subject to Article 18 and shall not affect or modify any provisions of Article 18 or of the Agreement to Lease which are to be performed after the Commencement Date or which survive the Commencement Date, such as Lessor’s agreement to perform certain repair and corrective work following the Commencement Date that is set forth in the Agreement to Lease.

ARTICLE 5.

TERM

The term of this Lease (the “Term”) shall be for the period stated in the Basic Lease Information, commencing on the Commencement Date and expiring on the Expiration Date or on such earlier date as this Lease may be terminated as hereinafter provided.

ARTICLE 6.

BASE RENT

Section 6.1 Base Rent.

(a) Beginning on the Commencement Date, and on the first day of each calendar month during the Term, Lessee shall pay to Lessor the monthly base rent (“Base Rent”) specified in Article 1 at the address for Lessor set forth in Article 1, or at such other place as Lessor shall designate, without any prior demand therefor and without any deduction or offset whatsoever, which amount shall be adjusted as provided in subsection (b) below. Base Rent shall be prorated for any partial months at the beginning or end of the Term.

(b) Base Rent shall be increased by three percent (3%) per annum as of each anniversary of the Commencement Date throughout the Term, except during years in which Base Rent is reset, as provided in this subsection. On April 25, 2014, and on April 25 every tenth (10th) year thereafter (each a “Rent Reset Date”), Base Rent shall be reset to equal twenty-five percent (25%) of Fair Market Rental Value; provided, however, that in no event shall the adjusted Base Rent set on any Rent Reset Date be less than ninety percent (90%) of the Base Rent for the month prior to the applicable Rent Reset Date.

(c) No later than ninety (90) days prior to each Rent Reset Date, Lessor shall send to Lessee its good faith proposal as to what the Fair Market Rental Value, the Decennial Rent Increase and the Unpaid Base Rent Portion (as both are defined in Section 6.2(a) below), if any, shall be as of that Rent Reset Date. Lessor’s proposal shall also include (i) a reasonable explanation of the basis for its proposal; and (ii) its good faith estimate of the amount Lessee would be required to pay if Lessee were to elect, as of that Rent Reset Date, to prepay the Unpaid Base Rent Portion, together with the allocable 3% Annual Increases and taking into account any other requirements or adjustments set forth in Sections 6.1 and 6.2, for the remainder of the Term. Within ten (10) days after receipt of Lessor’s proposal, Lessee shall either accept Lessor’s proposal in writing or enter into discussions with Lessor regarding the proposal. If Lessor and Lessee are unable to agree upon the Fair Market Rental Value, the Decennial Rent Increase or the Unpaid Base Rent Portion at least seventy (70) days prior to the relevant Rent Reset Date, the matter shall be submitted for determination by appraisal in accordance with Exhibit B. If Lessee elects not to prepay the Unpaid Base Rent Portion, as calculated and agreed or established, on or before the relevant Rent Reset Date, then Lessee may do so at a later date in accordance with Section 6.2(c). Failure by Lessor to notify Lessee pursuant to this subsection (c) shall not constitutes a waiver of Lessee’s obligation to pay the adjusted Base Rent as provided in Section 6.1(b).

Section 6.2 Prepayment of Base Rent.

(a) For purposes of the application of this Section, the following terms shall have the following meanings: (i) the Base Rent initially due in the amount of One Hundred Forty-Six Thousand Six and 50/100 Dollars ($146,006.50) per month is referred to herein as the “Initial Base Rent”; (ii) the increases to Base Rent of 3% per annum as of each anniversary of each Commencement Date throughout the Term, except during years in which Base Rent is reset, as required by Section 6.l(b), are referred to herein as the “3% Annual Increases”; and (iii) the term “Decennial Rent Increase” refers to the rent adjustments that are required to be made on each Rent Reset Date pursuant to Section 6.l(b). The parties acknowledge that as of the Commencement Date, Lessee has paid to Lessor, as prepayment of Base Rent, the amount of Twenty-Eight Million Dollars ($28,000,000), which is in full satisfaction of Lessee’s obligation to pay that portion of the Base Rent which is the Initial Base Rent and all 3% Annual Increases allocable to the Initial Base Rent for the entire Term of fifty-one (51) years (the “Initial Prepayment”). Accordingly, the Initial Prepayment fully satisfies Lessee’s obligation to pay Base Rent for the period beginning as of the Commencement Date and ending on the first Rent Reset Date, and also satisfies a portion of Lessee’s obligation to pay Base Rent for the period beginning on the first Rent Reset Date and continuing throughout the remainder of the Term. With respect to each Decennial Rent Increase that is required to be made effective as of a Rent Reset Date, the parties shall determine the difference between (i) the Initial Base Rent, as adjusted by the 3% Annual Increases, that has been prepaid and relates to the annual period immediately preceding the Rent Reset Date in question, and (ii) the Base Rent established by the Decennial Rent Increase for the annual period immediately following the Rent Reset Date in question (which difference is referred to herein as the “Unpaid Base Rent Portion”). Notwithstanding anything else set forth in this Article 6, the parties acknowledge that the Initial Prepayment calculation did not reflect the possible adjustment of Base Rent at a Rent Reset Date to ninety percent (90%) of the prior year’s Base Rent, as provided in Section 6.1(b). Instead, the Initial Prepayment calculation assumed that the Base Rent would remain the same as the prior year’s Base Rent. Therefore, in calculating the Unpaid Base Rent Portion, the Decennial Rent Increase shall take that assumption and its resulting calculation into account, as shown on Schedule 6.2. For the remaining Term of this Lease following the Rent Reset Date in question, Lessee shall pay on account of Base Rent that portion which has not been prepaid, which is the Unpaid Base Rent Portion plus all 3% Annual Increases allocable to such Unpaid Base Rent Portion, until otherwise adjusted on successive Rent Reset Dates. If it is determined that in making the Initial Prepayment, Lessee overpays Base Rent due for a later period because on a Rent Reset Date twenty-five percent (25%) of the Fair Market Rental Value is less than the Base Rent due for the month prior to the applicable Rent Reset Date, then Lessor shall not be obligated to refund any such overpayment of prepaid Base Rent to Lessee.

(b) By way of example only, Schedule 6.2 sets forth an example of how the Unpaid Base Rent Portion and the 3% Annual Increases allocable thereto would be calculated, if the following assumptions prove to be true. On the first Rent Reset Date, if the Fair Market

Rental Value is equal to $4.00 per rentable square foot per month, the Unpaid Base Rent Portion would be reset to $95,792 per month, and the Unpaid Base Rent Portion would be subject to the 3% Annual Increases as set forth in Schedule 6.2.

(c) At any time within two (2) years after each Rent Reset Date, Lessee shall have the option, but not the obligation, to prepay the Unpaid Base Rent Portion and all 3% Annual Increases allocable thereto for the remainder of the Term or any lesser period designated by Lessee (the “Elected Prepayment Period”) by notifying Lessor in writing of such election once the final determination (by agreement or by appraisal pursuant to Exhibit B) of the Unpaid Base Rent Portion due after the Rent Reset Date in question has been made. The amount of the prepayment shall be equal to the present value of all payments of the Unpaid Base Rent Portion and the 3% Annual Increases allocable thereto that are due for the Elected Prepayment Period, which present value shall be calculated using an annualized discount rate equal to the sum of 400 basis points, plus the “Applicable Long-Term Government Bond Rate” (as defined in Section 6.2(d)). In determining the amount of such prepayment, the Base Rent for the Rent Reset Date immediately preceding the prepayment shall be determined in accordance with Section 6.1(b), but the Decennial Rent Increase for each subsequent Rent Reset Date shall be based on the assumption that for each such subsequent Rent Resent Date, 25% of Fair Market Rental Value is less than 90% of the Base Rent due for the month prior to the applicable Rent Reset Date so that the monthly Base Rent for the annual period following each such subsequent Rent Reset Date is 90% of the Base Rent due for the month preceding such Rent Reset Date. If Lessee exercises such option to make such prepayment, it shall pay the appropriate prepayment amount to Lessor within thirty (30) days after the date Lessee has notified Lessor of its exercise of such option. Once such prepayment has been made, Lessee shall be deemed to have satisfied its obligation to pay all Base Rent for the Elected Prepayment Period in question.

(d) As used herein, the term “Applicable Long-Term Government Bond Rate” shall be the yield-to-maturity of the non-callable U.S. Treasury Bond with a maturity closest to the end of the Elected Prepayment Period in question, averaged over the twelve (12) month period prior to such Elected Prepayment Period, using the rates published by a reputable external source selected by Lessee and approved by Lessor, which approval shall not be unreasonably withheld. If at the time Lessee exercises an option to prepay rent, the applicable maturities are no longer available to be used as a basis for the calculation required by Section 6.2(c), Lessor and Lessee shall cooperate in good faith to select a different index or instrument to effect the calculation for which the Applicable Long-Term Government Bond Rate is utilized that would result in substantially the same effect and result as the Applicable Long-Term Government Bond Rate. In the event Lessor and Lessee cannot reach agreement upon such an index or instrument within a reasonable period of time, the dispute shall be settled by arbitration conducted in accordance with Article 36.

(e) By way of example only, if all of the assumptions and results regarding Base Rent set forth in the first example stated in Schedule 6.2 are assumed to be true, and if Lessee timely exercises its option to prepay the Unpaid Base Rent Portion and the 3% Annual Increases allocable thereto for the remaining Term of the Lease following the first Rent Reset Date of April 25, 2014, and if it is further assumed that the Applicable Long-Term Government Bond Rate for the appropriate 30-year maturity is 6% and that the resulting discount rate to be used for the calculations of the prepayment amount is that amount plus 400 basis points (or a total of l0%), then Lessee would have to pay Eleven Million Six Hundred Ninety-Seven Thousand Eight Hundred Fifty-One Dollars ($11,697,851) as the prepaid amount to fully satisfy its obligation to pay the Unpaid Base Rent Portion and the 3% Annual Increases allocable to the remaining Term of this Lease following the first Rent Reset Date of April 25, 2014.

Section 6.3 Late Payments. Any unpaid Rent hereunder shall bear interest from the date which is five (5) days after the date the same is due until paid at the Interest Rate. In addition, Lessee recognizes that late payment of any Rent due hereunder will result in administrative expense to Lessor, the extent of which expense is difficult and economically impracticable to determine. Therefore, Lessee agrees that if Lessee fails to pay any Rent within five (5) days after the date the same is due and payable, an additional late charge of five percent (5%) of the sums so overdue shall become immediately due and payable. Lessee agrees that the late payment charge is a reasonable estimate of the additional administrative costs and detriment that will be incurred by Lessor as a result of such failure by Lessee. In the event of nonpayment of interest or late charges on overdue Rent, Lessor shall have, in addition to all other rights and remedies, the rights and remedies provided herein and by law for nonpayment of rent.

ARTICLE 7.

ADDITIONAL RENT

Section 7.1 Additional Rent. Each and every sum payable to Lessor pursuant to this Lease (other than Base Rent), each and every sum Lessee is obligated to pay to any third party pursuant to this Lease, and each and every sum which Lessor pays to any third party to cure a default of Lessee under this Lease shall be additional rent (“Additional Rent”).

Section 7.2 Property Taxes. Without limiting the foregoing, Additional Rent shall include, and Lessee agrees to bear, discharge and pay to the relevant authority or entity, in lawful money of the United States, without offset or deduction, as the same become due, and before delinquency, all taxes, assessments, rates, charges, license fees, municipal liens, levies, excises or imposts, whether general or special, or ordinary or extraordinary, of every name, nature and kind whatsoever, including all governmental charges of every name, nature or kind that may be levied, assessed, charged or imposed or may be or become a lien or charge upon the Premises or any part thereof; or upon the rent or income of Lessee; or upon the use or occupancy of the Premises; or any document creating or transferring an estate or interest in the Premises; upon any of the buildings or improvements that are or are hereafter placed, built or newly constructed upon the Premises; or upon the leasehold of Lessee or upon the estate hereby created; or upon Lessor by reason of its ownership of the fee underlying this Lease; provided, however, that Lessee shall have no obligation to pay or reimburse Lessor for any franchise, transfer, inheritance, or capital stock taxes or income taxes measured by the net income of Lessor or any taxes arising as a consequence of or in connection with any Pre-Existing Environmental Condition. If at any time during the Term, under any Applicable Laws, any tax is levied or assessed against Lessor directly, in substitution in whole or in part for real property taxes, Lessee covenants and agrees to pay and discharge such tax so long as such tax is then customarily paid or reimbursed by tenants under long-term ground leases and/or by tenants under commercial “triple net” space leases. Lessee’s obligations described above include, but are not limited to, the payment of any bonds or charges imposed or required by any governmental agency or department with respect to the Premises, by reason of the proposed or actual use, treatment, storage, discharge, cleanup or disposal, or oversight thereof, of Hazardous Substances by any governmental agency, Lessee, or any subtenant, tenant or licensee claiming through Lessee; provided, however, that this provision shall not, and shall not be deemed to, permit Lessee to use, treat, store or dispose of any such substances on the Premises-nor shall it make Lessee responsible for any taxes arising as a consequence of or in connection with any Pre-Existing Environmental Condition. All of the foregoing taxes, assessments and other charges which are the responsibility of Lessee are herein referred to as “Property Taxes.”

Section 7.3 Payment. Lessee shall obtain and deliver to Lessor, promptly upon request therefor, satisfactory evidence of payment of all Property Taxes.

Section 7.4 Right to Contest. Lessee shall have the right to contest, by appropriate proceedings, the amount or validity, in whole or in part, of any Property Taxes. In the event the applicable taxing authority having jurisdiction over the contest proceedings allows the posting of security or some other method of deferring payment of the disputed Property Taxes, Lessee may do so; otherwise Lessee shall not postpone or defer payment of any disputed Property Taxes but shall pay such Property Taxes in accordance with Section 7.2 notwithstanding such contest. Lessor shall have no obligation to join in any such proceedings. Lessee shall indemnify and defend Lessor against and hold Lessor harmless from and against any and all claims, demands, losses, costs, liabilities, damages, penalties and expenses, including, without limitation, reasonable attorneys’ fees and expenses, arising from or in connection with any such proceedings.

Section 7.5 Proration. Any Property Taxes relating to a fiscal period of any taxing authority, only a part of which period is included within the Term, shall be prorated as between Lessor and Lessee so that Lessor shall pay the portion thereof attributable to any period outside the Term, and Lessee shall pay the portion thereof attributable to any period within the Term.

Section 7.6 Assessment Proceedings. If at any time during the Term any governmental authority shall undertake to create an improvement or special assessment district, the proposed boundaries of which shall include the Premises (the “Proposed District”), Lessee shall be entitled to appear in any proceeding relating thereto and to exercise all rights of a landowner to have the Premises excluded from the Proposed District, or to determine the degree of benefit to the Premises resulting therefrom. However, Lessor retains the independent right, but shall be under no obligation, to appear in any such proceeding for the purpose of seeking inclusion of the Premises in, or exclusion of the Premises from, any Proposed District or of determining the degree of benefit therefrom to the Premises; provided, however, that Lessor shall not exercise such right if to do so would disproportionately burden the Premises as compared to other properties in the Stanford Research Park. The party receiving any notice or other information relating to the Proposed District shall promptly advise the other party in writing of such receipt. If the Proposed District is ultimately formed and affects the Premises, Lessee may pay any resulting bonds over the maximum period allowed by law, and shall be liable only for any installments that become due during the Term.

Section 7.7 Transit Fees. Without limiting the foregoing, Additional Rent shall also include and Lessee agrees to bear, discharge and pay, in lawful money of the United States, without offset or deduction, its proportionate share of the reasonable cost of any transit services or traffic mitigation programs which Lessor implements in the Stanford Research Park, including without limitation charges for service and surcharges imposed on the Premises by any governmental agencies on or with respect to transit (including transit services which may be provided in the future to occupants of the Stanford Research Park) or automobile usage or parking facilities (collectively, “Transit Fees”). Lessee’s share of Transit Fees shall be assessed pro rata and on a non- discriminatory basis, based on a reasonable standard applied in a non-discriminatory manner by Lessor (for example, based on the rentable area of the Improvements as compared to the total rentable area of the Stanford Research Park, or based on the average employee headcount in the Premises as compared to the overall employee density of the Stanford Research Park).

ARTICLE 8.

NET LEASE; NO COUNTERCLAIM OR ABATEMENT

Section 8.1 Net Lease. The Rent due hereunder shall be absolutely net to Lessor and shall be paid without assertion of any counterclaim, offset, deduction or defense and without abatement, suspension, deferment or reduction. Lessor shall not be expected or required under any circumstances or conditions whatsoever, whether now existing or hereafter arising, and whether now known or unknown to the parties, to make any payment of any kind whatsoever with respect to the Premises or be under any obligation or liability hereunder, except as expressly set forth in this Lease.

Section 8.2 No Release. Except as otherwise expressly provided herein, this Lease shall continue in full force and effect, and the obligations of Lessee hereunder shall not be released, discharged or otherwise affected, by reason of: (a) any damage to or destruction of the Premises or any portion thereof or any Improvements thereon, or any Appropriation; (b) any restriction or prevention of or interference with any use of the Premises or the Improvements or any part thereof; (c) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other proceeding relating to Lessor, Lessee or any constituent partner of Lessee or any sublessee, licensee or concessionaire or any action taken with respect to this Lease by an trustee or receiver, or by any court, in any proceeding; (d) any claim that Lessee or any other person has or might have against Lessor; (e) any failure on the part of Lessor to perform or comply with any of the terms hereof or of any other agreement with Lessee or any other person; (f) any failure on the part of any sublessee, licensee, concessionaire, or other person to perform or comply with any of the terms of any sublease or other agreement between Lessee and any such person; (g) any termination of any sublease, license or concession, whether voluntary or by operation of law; or (h) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, in each case whether or not Lessee shall have notice or knowledge of any of the foregoing.

Section 8.3 Independent Covenants, Waiver. Lessee’s obligations hereunder shall be separate and independent covenants and agreements. Each agreement of Lessee shall be both a covenant and a condition. Lessee hereby waives, to the full extent permitted by applicable law, all rights now or hereafter conferred by statute, including without limitation the provisions of Civil Code Sections 1932 and 1933, to quit, terminate or surrender this Lease or the Premises or any part thereof, or to any abatement, suspension, deferment, diminution or reduction of any Rent payable hereunder.

ARTICLE 9.

USE AND OPERATION OF PREMISES

Section 9.1 Use Restriction. Except as otherwise specifically permitted in this Section 9.1 or in Section 9.2, the Premises may only be used and operated for “research and development” uses, which for the purposes of this Lease means uses primarily related to the study, testing, engineering, design, analysis and experimental development of products, processes, or services related to current or new technologies. Research and development may include limited manufacturing, fabricating, processing, assembling or storage of prototypes, products or materials, or similar related activities, where such activities are incidental to research, development or evaluation. Examples of research and development uses include, but are not limited to, computer software and hardware firms, electronic research firms, biotechnical firms, medical device firms, and pharmaceutical research laboratories. Related administrative uses, such as (a) finance, marketing, sales, accounting, purchasing, or corporate offices, (b) provisions of services to others on or off-site, and (c) related educational uses, may also be included provided they remain supportive to the primary uses of research and development and are part of the same research and development firm. Related administrative uses may constitute up to ninety percent (90%) of the building area within the Premises so long as at least ten percent (10%) of such building area is devoted to the primary uses of research and development. Where a single firm operates on more than one site within the Research Park, the multiple sites may be treated as a single site for determining the primary use. Collectively, the activities described above in this Section are referred to herein as the “Permitted Use.” The parties hereby acknowledge and agree that Lessee’s covenant that the Premises may only be used for the Permitted Use and for no other purpose is material consideration for Lessor’s agreement to enter into this Lease. The parties further acknowledge and agree that any violation of said covenant shall constitute a material breach of this Lease and entitle Lessor to exercise any and all of its rights and remedies under this Lease or otherwise at law or in equity.

Section 9.2 Compliance with Permitted Use. Notwithstanding anything contained in Section 9.1, at any time, up to twenty percent (20%) of the area of the Premises may be used for office uses which do not comply with the Permitted Use described in Section 9.1 above (e.g., “service office” use (such as law firms or financial services firms), or administrative office use by any occupant whose business does not meet the definition of “research and development” described in Section 9.1). Notwithstanding the foregoing, the parties acknowledge that as of the Commencement Date, the City is in the process of updating its zoning ordinance, and is considering a limitation on office uses in the Stanford Research Park. It is possible that any such limitation would apply not only to “service office” uses, but also to administrative office uses associated with research and development businesses, and that such limitation would apply on a company-by-company basis, making any excess administrative office use by Lessee (beyond a stated percentage of the total square footage) non-compliant with the revised zoning ordinance. In such event, so long as Lessee is in compliance with Section 9.1, Lessor shall allocate to the

Premises sufficient office space square footage out of the total City-imposed office limitation for the Stanford Research Park to allow Lessee to utilize the building area within the Premises in accordance with the limitations and allocations of area permitted by Sections 9.1 and 9.2.

Section 9.3 Founding Grant. Notwithstanding any other provision of this Lease, Lessee’s use of the Premises shall at all times comply with the requirements and restrictions of the Grant of Endowment of the Leland Stanford Junior University (the “Founding Grant”), and all subsequent amendments thereto; provided that, Lessee shall not be in breach of this Lease due to any subsequent amendment of the Founding Grant which conflicts or is inconsistent with the terms and conditions of this Lease, unless the applicable amendment occurs through a legislative or judicial act. Lessor warrants that the Permitted Use is not prohibited by the Founding Grant.

Section 9.4 Prohibited Uses. Without limiting the foregoing, or any other provision of this Lease, in no event shall the Premises be used for any purpose that (a) in any manner causes, creates, or results in a nuisance or waste; or (b) is of a’ nature to involve substantial hazard, such as the manufacture or use of explosives, chemicals or products that may explode, or that otherwise may harm the health or welfare of persons or the physical environment; or (c) involves any Release of Hazardous Substances in violation of any Environmental Requirements.

Section 9.5 Impacts on Lessor’s Other Property. Lessee shall maintain the Premises and manage its operations within the Premises so as to avoid any material negative impact from the appearance of the Premises or any of its operations on the other tenants and properties located in the Stanford Research Park.

Section 9.6 Lockheed Easement. As of the Commencement Date, Lessor and Lessee intend to jointly grant a storm drain easement to Lockheed Martin Corporation, the lessee of property adjacent to the Premises. Lessee agrees that it shall assume responsibility during the Term for all of the obligations of the grantors under such easement, and Lessor agrees that so long as Lessee is performing such obligations, Lessee shall have the sole and exclusive right to seek reimbursements from the grantee which may be applicable under such easement.

ARTICLE 10.

LIMITATION ON EFFECT OF APPROVALS

All rights of Lessor to review, comment upon, approve, inspect or take any other action with respect to the Premises, or the design or construction of any Alteration to the Premises, or any other matter, are specifically for the benefit of Lessor and no other party. Lessor neither has nor assumes any liability, responsibility or obligation for, in connection with, or with respect to, any such approvals, and no review, comment, approval or inspection, right or exercise of any right to perform Lessee’s obligations, or similar actions required or permitted by, of, or to Lessor hereunder, or actions or omissions of Lessor’s Agents, or other circumstances shall give or be deemed to give Lessor any such liability, responsibility or obligation.

ARTICLE 11.

IMPROVEMENTS, CONSTRUCTION OF ALTERATIONS

Section 11.1 Improvements. Lessor and Lessee hereby acknowledge that the conveyance of the Improvements pursuant to the Agreement to Lease is subject to this Lease and the Improvements will revert to Lessor upon the expiration or earlier termination of this Lease.

Section 11.2 Additional Improvements and Alterations.

(a) Lessee shall have the right to construct additional Improvements on the Premises and to make Alterations to the existing Improvements (collectively “Additional Improvements and Alterations”); provided, however, that if any such Additional Improvements and Alterations (i) are reasonably expected to cost in excess of Five Hundred Thousand Dollars ($500,000) (subject to adjustment during the Term to reflect changes in the CPI); (ii) relate in whole or in part to any Lessee Environmental Activity; (iii) affect the structural integrity of the Premises or any part thereof; (iv) materially affect the exterior appearance of the Premises, (v) require any health, safety or environmental approval or any application to a political jurisdiction for rezoning, general plan amendment, variance, conditional use permit or City Architectural Review Board approval (it being the intention that the foregoing approvals are for matters that require the discretionary approval of a governmental authority, and do not include approvals for matters which are ministerial acts of governmental authorities, such as the issuance of building permits and certificates of occupancy, and any inspections done in connection with or satisfying requirements related to the issuance of building permits and certificates of occupancy); or (vi) require Lessor’s approval pursuant to any other provision of this Lease, then such proposed Additional Improvements and Alterations shall be subject to Lessor’s prior written approval.

(b) Notwithstanding the foregoing, item (i) of subparagraph (a) of this Section 11.2 shall not apply to interior, non-structural Alterations to the Premises and Lessor’s prior written approval of any interior, non-structural Alterations shall only be required if such Alterations would otherwise require approval under items (ii) through (v) of subparagraph (a). With respect to interior non-structural Alterations, Lessee shall have broad flexibility to modify, alter, demolish, and reconfigure the interior of the buildings within the Premises to accommodate the operational needs of its business and the businesses of its subtenants. In those circumstances where Lessor’s approval is required for interior, non-structural Alterations, Lessor may not withhold such approval solely because the Alteration involves the demolition or removal of improvements without replacements, or results in replacements that have lesser value, quality, or utility.

(c) All Additional Improvements and Alterations shall be at Lessee’s sole cost and expense, and shall be subject to the terms of this Article 11 and of First Class quality. Lessee shall be responsible for any lead or asbestos abatement work necessitated or occasioned by Additional Improvements and Alterations at the Premises.

(d) All Additional Improvements and Alterations, whether or not subject to Lessor’s prior written approval, shall be subject to the provisions of Section 11.6.

(e) In each instance in this Article 11 in which Lessor’s prior written approval is required, such approval shall not be unreasonably withheld, conditioned or delayed. Lessor shall use commercially reasonable efforts to respond to any request for approval within ten (10) business days after receiving Lessee’s written request for such approval, along with any required accompanying plans, specifications, data or other information. In the event Lessor fails to respond within such 10-day period, Lessee may deliver to Lessor (by hand delivery only) a written second request for approval, labeled as such. If Lessor fails to respond to the second request for approval within five (5) business days after receipt, Lessor’s failure to respond shall be deemed approval of the applicable request for approval. Upon reasonable advance notice, during Lessor’s review period, Lessee agrees to meet with Lessor’s designated representative(s) to review such request for approval.

Section 11.3 Permits and Approvals. Lessee shall be solely responsible for obtaining, at its sole cost and expense, the approval of the City (and any other governmental agencies with jurisdiction over the Premises) for any general plan amendment, rezoning, variance, conditional use permit, building, electrical and plumbing permits, environmental impact analysis and mitigations imposed thereby, or other governmental action necessary to permit the development, construction and operation of any Additional Improvements and Alterations in accordance with this Lease. Notwithstanding the foregoing, Lessee shall apply for and prosecute any required governmental review processes for a general plan amendment, rezoning, variance or use permit only through and in the name of Lessor, or otherwise with the approval of Lessor, and Lessee shall not submit any environmental impact report or other consultant’s report containing information regarding Lessor, Lessor’s lands or Lessor’s tenants to any public agency without Lessor’s prior written approval. Lessor, at no cost or expense to itself, shall reasonably cooperate with Lessee to the extent reasonably required to obtain the approval of the City for any proposed Additional Improvements and Alterations approved by Lessor hereunder. Lessee shall reimburse Lessor for any out-of-pocket expenses reasonably incurred by Lessor in connection with such cooperation, which reimbursement shall be due and payable by Lessee to Lessor upon demand. Nothing contained herein, however, shall permit or be deemed to permit Lessee to use the Premises for any purpose not expressly permitted under Section 9.1.

Section 11.4 Design. The following provisions shall apply to all Additional Improvements and Alterations requiring Lessor’s approval pursuant to Section 11.2(a):

(a) The design of all such Additional Improvements and Alterations, including without limitation, the site plan, structural plans, landscaping plan, materials, colors, and elevations, shall be subject to Lessor’s prior written approval.

(b) Prior to submittal to the City, Lessee shall submit to Lessor, for Lessor’s review, four (4) duplicate sets of design drawings for the proposed Additional Improvements and Alterations, whether or not they are required by the City to commence the application for governmental design approval. The design drawings shall be subject to Lessor’s prior written approval. Lessee shall not apply for any governmental approvals until after obtaining Lessor’s prior written approval of the design drawings.

(c) Lessee acknowledges that prior to approving the design drawings for the proposed Additional Improvements and Alterations, Lessor may be obligated to meet and consult with certain committees and other persons within Lessor’s organization. Lessee shall provide Lessor with such information and materials as Lessor may request, attend committee and other meetings with Lessor and other persons associated with Lessor, and take such other actions at Lessee’s sole cost and expense as Lessor deems reasonably necessary to satisfy the requirements of such committees and other persons within Lessor’s organization, and to otherwise respond to Lessee’s request for approval of the proposed Additional Improvements and Alterations.

(d) Prior to finalizing any construction documents that differ in any material respect from any design or other construction documents previously approved by Lessor, Lessee shall submit to Lessor for Lessor’s prior written approval four (4) duplicate sets of such documents, upon which any changes shall be indicated.

(e) If Lessor disapproves any item pursuant to this Article 11, Lessee shall make whatever changes are reasonably necessary to address the disapproved item and shall resubmit it for Lessor’s written approval. Lessee shall not proceed with the disapproved item, or any item affected by the disapproved item, until Lessor has approved Lessee’s changes. If Lessor and Lessee are unable to agree upon a resolution, Lessor and Lessee shall meet to attempt in good faith to resolve the dispute. Lessor may also, in its sole discretion, present its objections to the construction of any disapproved items to the City or any other applicable governmental agency with jurisdiction.

(f) Prior to entering into a contract with any design architect, landscape architect or general contractor for any Additional Improvements and Alterations for which Landlord’s consent is required, Lessee shall obtain Lessor’s prior written approval of the identity of each such design architect, landscape architect or general contractor. Each such contract shall contain provisions acceptable to Lessor that permit the contract to be assumed by Lessor or its designee, at Lessor’s sole discretion, following a termination of this Lease. Any such assumption shall be on the same terms and conditions (including fees and prices) as set forth in the contract.

Section 11.5 Prerequisites to Commencement of Construction. In addition to all other requirements set forth in this Article, before commencing the construction of any Additional Improvements and Alterations which require Lessor’s approval, and before any building materials have been delivered to the Premises by Lessee or under Lessee’s authority, Lessee shall:

(a) Furnish Lessor with a true copy of Lessee’s contract with the general contractor.

(b) Deliver to Lessor true copies of all documents evidencing the commitment of construction financing for any new construction, or evidence satisfactory to Lessor regarding other arrangements to provide for payment for work undertaken by Lessee.

(c) Procure or cause to be procured the insurance coverage described below, and provide Lessor with certified copies of all such insurance or, with the prior written approval of Lessor, certificates of such insurance in form satisfactory to Lessor. All such insurance shall comply with the requirements of this Article 11 and of Article 19.

(i) During the course of construction, to the extent not covered by property insurance maintained by Lessee pursuant to Article 19, comprehensive “all risk” builder’s risk insurance, including vandalism and malicious mischief, covering all Improvements in place on the Premises, all materials and equipment stored at the Premises and furnished under contract, and all materials and equipment that are in the process of fabrication at the premises of any third party or that have been placed in due course of transit to the Premises when such fabrication or transit is at the risk of, or when title to or an insurable interest in such materials or equipment has passed to, Lessee or its construction manager, contractors or subcontractors (excluding any contractors’, subcontractors’ and construction managers’ tools and equipment, and property owned by the employees of the construction manager, any contractor or any subcontractor), such insurance to be written on a completed value basis in an amount not less than the full estimated replacement value of the Additional Improvements and Alterations, as applicable.

(ii) Comprehensive liability insurance covering Lessee and Lessor, which insurance may be effected by endorsement, if obtainable, on the policy required to be carried pursuant to Article 19, including insurance for completed operations, elevators, owner’s protective liability, products completed operations for three (3) years after the date of acceptance of the work by Lessee, broad form blanket contractual liability, broad form property damage and full form personal injury (including but not limited to bodily injury), covering the performance of all work at or from the Premises by Lessee, and in a liability amount not less than the amount at the time carried by prudent owners of comparable construction projects in Santa Clara County, but in any event not less than Five Million Dollars ($5,000,000) combined single limit, which policy shall contain a cross-liability clause or separation of insureds provision, an endorsement deleting the property damage exclusion as to explosion, underground, and collapse hazards, and an endorsement providing incidental malpractice coverage, and shall include thereunder for the mutual benefit of Lessor and Lessee, bodily injury liability and property damage liability automobile insurance on any non-owned, hired or leased automotive equipment used in the construction of any work.

(iii) Worker’s Compensation Insurance in the amounts and coverages required under workers’ compensation, disability and similar employee benefit laws applicable to the Premises, and Employer’s Liability Insurance with limits not less than One Million Dollars ($1,000,000) or such higher amounts as may be required by law.

Section 11.6 General Construction Requirements.

(a) All construction and other work in connection with any Additional Improvements and Alterations shall be done at Lessee’s sole cost and expense and in a prudent and First Class manner and with First Class materials. Lessee shall construct such Additional Improvements and Alterations in strict accordance with (i) all Applicable Laws, (ii) plans and specifications that are in accordance with the provisions of this Article 11 and all other applicable provisions of this Lease, and (iii) the requirements of the then-current Stanford

Research Park Handbook promulgated from time-to-time by Lessor (the “Handbook”); provided that in the event of a direct conflict between the terms of this Lease and any amendment or modification to the Handbook, the terms of this Lease shall control, unless the applicable amendment or modification reflects any change in Applicable Laws; provided, however, that no amendment to the Handbook will be binding upon Lessee if it materially and adversely affects the use of the Premises by Lessee, and/or the operation or economic performance of the Premises as an investment property.

(b) Lessee shall give Lessor not less than sixty (60) days notice of any excavation contemplated on any portion of the Premises. Lessee shall pay Lessor’s costs and expenses for an on-site Lessor-designated archaeological consultant (which consultant may be an independent contractor or an employee of Lessor) during any such excavation. When such consultant deems it necessary to investigate the possible presence of, or to protect, archaeological artifacts, such consultant shall have the authority to temporarily halt the excavation work in the area subject to such investigation. Lessee shall comply, at its own expense, with the consultant’s requests and state law regarding the protection, removal or reburial of human remains and archaeological artifacts. Any archaeological artifacts discovered on the Premises shall belong to Lessor. Provided Lessor and its archeological consultant have not been arbitrary in the decision to halt Lessee’s excavation, Lessor and its archeological consultant shall not be liable for any damages or other liability that may result from cessation of excavation, or other compliance with the provisions of this Section 11.6.

(c) Lessee shall construct all Additional Improvements and Alterations within setbacks required by Applicable Laws and the Handbook; provided that in the event of a conflict between or inconsistency with the terms of this Lease and any amendment or modification to the Handbook, the terms of this Lease shall control, unless the applicable amendment or modification reflects any change in Applicable Laws, or does not materially adversely affect such construction or the cost thereof. Notwithstanding anything contained herein, but subject to Lessor’s approval rights under Section 11.2(a), Lessee may make repairs, replacements modifications and additions to any Existing Improvements legally located in any setback areas or other areas of restricted use pursuant to a conditional use permit or similar approval or which otherwise constitute a legal non-conforming use of such restricted areas; provided, however, that Lessee complies with all Applicable Laws related to the construction or modification of improvements in such restricted areas and obtains and complies with the provisions of all approvals, conditions or consents of the appropriate federal, state, and local governmental authorities required in connection with the use of such restricted areas and the location and modification of any Existing Improvements therein.

(d) Prior to the commencement of any Additional Improvements and Alterations costing in excess of Ten Thousand Dollars ($10,000), Lessor shall have the right to post in a conspicuous location on the Premises, as well as to record with Santa Clara County, a Notice of Lessor’s Nonresponsibility pursuant to the California Civil Code. Lessee covenants and agrees to give Lessor at least ten (10) days prior written notice of the commencement of any such construction, alteration, addition, improvement, repair or landscaping in order that Lessor shall have sufficient time to post such notice.

(e) The provisions of Section 11.4 shall apply to any change in the design elements of the Additional Improvements and Alterations that are subject to Lessor’s prior written approval and that have been approved by Lessor, and to any deviations in the actual construction of the Additional Improvements and Alterations from such approved design elements.

(f) Lessee shall take all customary and necessary safety precautions during any construction.

(g) Lessee shall prepare and maintain (i) on a current basis during construction, annotated plans and specifications showing clearly all changes, revisions and substitutions during construction, and (ii) upon completion of construction, as-built drawings showing clearly all changes, revisions and substitutions during construction, including, without limitation, field changes and the final location of all mechanical equipment, utility lines, ducts, outlets, structural members, walls, partitions and other significant features of any Additional Improvements and Alterations. These as-built drawings and annotated plans and specifications shall be kept at the Premises or other office of Lessee in the San Francisco Bay Area, and Lessee shall update them as often as necessary to keep them current. The as-built drawings and annotated plans and specifications shall be made available for copying and inspection by Lessor at all reasonable times.

Section 11.7 Construction Completion Procedures. Promptly upon completion of the construction of any Additional Improvements and Alterations, Lessee shall file for recordation, or cause to be filed for recordation, a notice of completion. Upon completion of any such construction, Lessee shall deliver to Lessor evidence reasonably satisfactory to Lessor of the payment of all costs, expenses, liabilities and liens arising out of or in any way connected with such construction (except for Liens that are contested in the manner provided in Article 15).

Section 11.8 On Site Inspection. Lessor shall be entitled to have on site, at all times during the construction of Additional Improvements and Alterations requiring Lessor’s approval, an inspector or representative who shall be entitled to observe all aspects of the construction. No inspection performed or not performed by Lessor hereunder shall (a) give, or be deemed to give, Lessor any responsibility or liability for the Additional Improvements and Alterations or the design or construction thereof; (b) constitute, or be deemed to constitute, approval or acceptance of, any aspect of the design or construction of the Additional Improvements and Alterations; or (c) constitute or be deemed to constitute a waiver of any of Lessee’s obligations hereunder.

Section 11.9 Restoration. If this Lease expires or is terminated prior to the completion of construction of any Additional Improvements and Alterations, Lessee shall, at Lessor’s option and at Lessee’s expense, either promptly complete such construction or remove all such Additional Improvements and Alterations, construction materials, equipment and other items from the Premises and restore the Premises to their pre-construction condition.

Section 11.10 Arbitration. Any dispute arising between Lessor and Lessee pursuant to the application of this Article 11 shall be resolved by arbitration conducted pursuant to Article 36.

Section 11.11 Remediation Systems. Upon written request, Lessor shall advise Lessee if the construction or operation of any Additional Improvements and Alterations planned by Lessee is likely to adversely affect any Remediation System. Lessee shall not undertake any Additional Improvements or Alterations likely to have such an adverse affect without the written consent of the party that owns and operates the Remediation System. Lessor will use commercially reasonable efforts to assist Lessee obtaining such consent.

ARTICLE 12.

OWNERSHIP OF IMPROVEMENTS AND ALTERATIONS

All Improvements shall be the property of Lessee during, and only during, the Term and no longer. During the Term, no Improvements shall be conveyed, transferred or assigned, except as permitted under Articles 22, 23 and 24, and at all such times the holder of the leasehold interest of Lessee under this Lease shall be the owner of all Improvements. Any attempted conveyance, transfer or assignment of any of the Improvements, whether voluntarily or by operation of law or otherwise, to any person, corporation or other entity shall be void and of no effect whatever, except as permitted under Articles 22, 23 and 24. Notwithstanding the foregoing, Lessee may from time to time replace the Improvements and any Additional Improvements and Alterations, provided that the replacements for such items are of equivalent or better value and quality, and such items are free from any liens and encumbrances except for equipment leases and any other financings expressly permitted hereunder; and provided further and the foregoing requirement that replacements be of equivalent or better value and quality shall not be applicable to interior non-structural Alterations. Upon any termination of this Lease, whether by reason of the expiration of the Term hereof, or pursuant to any provision hereof, or by reason of any other cause whatsoever, all of Lessee’s right, title and interest in the Improvements and any Additional Improvements and Alterations shall cease and terminate and title to the Improvements shall immediately vest in Lessor. Lessee shall surrender the Improvements to Lessor as provided in Article 27. No further deed or other instrument shall be necessary to confirm the vesting in Lessor of title to the Improvements. However, upon any termination of this Lease, Lessee, upon request of Lessor, shall execute, acknowledge and deliver to Lessor a quitclaim deed confirming that all of Lessee’s rights, title and interest in the Improvements has expired and that title thereto has vested in Lessor. Notwithstanding the foregoing, (i) Lessee shall retain ownership of all personal property and trade fixtures used by it in the operation of its business (e.g., furniture, computer systems, movable storage systems, work stations, and other equipment used in Lessee’s business), and (ii) the ownership and disposition of all personal property, trade fixtures and improvements installed by any subtenants of the Property shall be as provided in their subleases. All personal property and trade fixtures of Lessee and its subtenants shall be removed from the Premises at the expiration or earlier termination of this Lease; any such property that remains in the Premises after the expiration or earlier termination of this Lease shall be deemed abandoned.

ARTICLE 13.

MAINTENANCE AND REPAIRS; NO WASTE

Section 13.1 Maintenance and Repairs. During the Term, Lessee shall, at its own cost and expense and without any cost or expense to Lessor, keep and maintain the Premises and all Improvements and appurtenant facilities, including without limitation the structural components, roof, fixtures and building systems of the Improvements, grounds, sidewalks, parking and landscaped areas, in a First Class condition. Lessee shall promptly make all repairs, replacements and alterations (whether structural or nonstructural, foreseen or unforeseen, or ordinary or extraordinary) necessary to maintain the Premises and the Improvements in a First Class condition and in compliance with all Applicable Laws and to avoid any structural damage or injury to the Premises or the Improvements. Nothing set forth in this Section shall negate Lessor’s obligations as set forth in Article 18.

Section 13.2 No Obligation of Lessor to Repair. Except as otherwise specifically provided in Article 18, Lessor shall not be obligated to make any repairs, replacements or renewals of any kind, nature or description whatsoever to the Premises or the Improvements. Lessee hereby expressly waives any right to terminate this Lease and any right to make repairs at Lessor’s expense under Sections 1932(1), 1941 and 1942 of the California Civil Code, or any amendments thereof, or any similar law, statute or ordinance now or hereafter in effect.

Section 13.3 Lessee’s Failure to Repair. If Lessee fails for any reason to repair or maintain the Premises as required by this Lease to Lessor’s reasonable satisfaction, and does not commence and thereafter continuously and diligently prosecute to completion the cure of such failure within thirty (30) days after receipt of Lessor’s written notice, Lessor shall have the right, but not the obligation, to enter onto the Premises and perform such repairs or maintenance without liability to Lessee (except to the extent of Lessor’s gross negligence or willful misconduct) for any loss or damage to Lessee’s furnishings, fixtures, equipment or other personal property or for interference with Lessee’s business arising therefrom. If Lessor performs such repairs or maintenance, Lessee shall pay all costs thereof to Lessor upon demand as Additional Rent.

ARTICLE 14.

UTILITIES AND SERVICES

Lessee shall be solely responsible for, shall make all arrangements for, and shall pay for all utilities and services furnished to or used at the Premises, including without limitation, gas, electricity, water, telephone, cable and other communication services, security services, sewage, sewage service fees, trash collection, and any taxes or impositions thereon. All service lines of such utilities shall be installed beneath the surface of the Premises and connected and maintained at no cost or expense to Lessor.

ARTICLE 15.

MECHANICS’ AND OTHER LIENS

Section 15.1 No Liens. Lessee covenants and agrees to keep the Premises and every part thereof and all Improvements free and clear of and from any and all mechanics’, material supplier’s and other liens for: (a) work or labor done, services performed, materials, appliances, or power contributed, used or furnished, or to be used, in or about the Premises for or in connection with any operations of Lessee; (b) any Additional Improvements and Alterations; or (c) any work or construction by, for or permitted by Lessee on or about the Premises or

Improvements (collectively, “Liens”). Lessee shall promptly and fully pay and discharge any and all claims upon which any such Lien may or could be based, and keep the Premises and Improvements free and clear of, and save and hold Lessor, the Premises and the Improvements harmless from, any and all such Liens and claims of Liens, damages, liabilities, costs (including, without limitation, attorneys’ fees and costs), suits or other proceedings pertaining thereto.

Section 15.2 Lessor’s Interests. In no event shall any interest of Lessor in the Premises, including without limitation, Lessor’s fee interest in the Premises or reversionary interest in the Improvements or interest under this Lease, be subject or subordinate to any Lien.

Section 15.3 Lessor’s Right to Cause Release of Liens. If Lessee does not cause any Lien that Lessee does not contest in accordance with Article 16 to be released of record by payment or posting of a proper bond or insured over within thirty (30) days following the imposition of such Lien, Lessor shall have the right, but not the obligation, to cause the Lien to be released by any means Lessor may deem appropriate, and the amount paid by Lessor, together with all expenses Lessor incurs in connection therewith (including, without limitation, reasonable attorneys’ fees and expenses), plus interest at the Interest Rate from the date of payment by Lessor, shall be Additional Rent, immediately due and payable by Lessee to Lessor upon demand.

Section 15.4 Liens Relating to Pre-Existing Environmental Condition and other Lessor Liens. Lessor covenants and agrees to keep the Land and the Premises and every part thereof free and clear of and from any and all Liens for: (a) work or labor done, services performed, materials, appliances, or power contributed, used or furnished, or to be used, for or in connection with the Pre-Existing Environmental Condition (except to the extent the foregoing is undertaken by third parties pursuant to access agreements related to the remediation of the Pre-Existing Environmental Condition, which is referred to herein as “Third Party Remediation Work”), or (b) any work to be conducted at the sole cost of the Lessor on or about the Premises, any work or construction conducted by or at the request of Lessor, or to be conducted under the terms of this Lease at the Lessor’s sole cost, on or about the Premises (collectively, “Lessor Liens.” Lessor shall promptly and fully pay and discharge any and all claims upon which any such Lessor’s Lien may or could be based, and keep the Premises free and clear of, and save and hold Lessee and the Premises harmless from, any and all such Lessor’s Liens and claims of Lessor’s Liens and any damages, liabilities, costs (including, without limitation, attorneys’ fees and costs), suits or other proceedings pertaining thereto. With respect to Third Party Remediation Work, Lessor shall, for the benefit of Lessee and to the extent necessary to protect Lessee’s interest in the Premises, enforce in a commercially reasonable manner all rights it has pursuant to any access agreement or other agreement it may have with the party performing or responsible for the performance of such Third Party Remediation Work with respect to payment, removal of liens, insurance protection, obligations to refrain from interfering with other uses on the Premises, indemnification, and similar protections to the extent they exist in such agreements, all at Lessor’s sole cost. If any Lien encumbers Lessee’s interest in the Premises as a result of such Third Party Remediation Work, Lessor shall use reasonable efforts to cause such Lien to be removed and, if such reasonable efforts are unsuccessful, Lessor shall cause such Lien to be removed so that it no longer affects Lessee’s interest in the Premises and this Lease, and Lessor shall indemnify Lessee from all damages, liabilities, costs (including attorney’s fees) related to such Lien.

ARTICLE 16.

RIGHT TO CONTEST LIENS

Lessee and Lessor shall have the right to contest, in good faith, the amount or validity of any Lien and Lessor’s Lien, respectively, provided that, before doing so, it shall give the other written notice of it’s intention to do so within thirty (30) days after the recording of such Lien and provided further that it shall, at its expense, defend itself and the other against such Lien and shall pay and satisfy any adverse judgment that may be rendered concerning such Lien before that judgment is enforced against the Premises. In addition, at the request of the other party, the contesting party shall procure and record the bond provided for in Section 3143 of the California Civil Code, or in any comparable statute hereafter enacted providing for a bond freeing the Premises from the effect of such Lien, or, at the contesting party’s election, shall cause such Lien to be insured over for the benefit of the other party. The contesting party shall pay all reasonable attorneys’ fees, consultants’ fees, and other costs incurred by the other party in connection with any such contest.

ARTICLE 17.

COMPLIANCE WITH LAWS; INSURANCE REQUIREMENTS

Section 17.1 Compliance with Applicable Laws. Subject to the provisions of Article 18, Lessee, at Lessee’s sole cost and expense, shall comply with all Applicable Laws relating to this Lease, the Premises and the Improvements during the Term. Lessee shall give Lessor prompt written notice of any violation of Applicable Laws known to Lessee and, at its sole cost and expense, Lessee shall promptly rectify any such violation. Without in any way limiting the generality of the foregoing obligation of Lessee, Lessee shall be solely responsible for compliance with, and shall make or cause to be made all such improvements and alterations to the Premises (including, without limitation, removing barriers and providing alternative services) as shall be required by the Americans with Disabilities Act (42 USC section 12101 et seq.), as the same may be amended from time to time, and any similar or successor laws, and with any rules or regulations promulgated thereunder. Any work or installations made or performed by or on behalf of Lessee or any person or entity claiming through or under Lessee in order to conform the Premises to Applicable Laws shall be subject to and performed in compliance with the provisions of Article 11.

Section 17.2 Compliance with Insurance Requirements. Lessee shall not do anything, or permit anything to be done, in or about the Premises that would: (a) invalidate or be in conflict with the provisions of any fire or other insurance policies covering the Premises or any property located therein; or (b) result in a refusal by insurance companies of good standing to insure the Premises or any such property in amounts required hereunder. Lessee, at Lessee’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body that shall hereafter perform the function of such Association.

Section 17.3 General. Lessee shall not do any act, or allow any subtenant or other user of the Property to do any act, that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person (whether on or off the Premises), is contrary to any reasonable requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Premises.

ARTICLE 18.

ENVIRONMENTAL ISSUES

Section 18.1 Hazardous Substances. No Hazardous Substance shall be used, treated, kept, stored, transported, handled, sold or Released at, on, under or from the Premises during the Term. Notwithstanding the foregoing, Lessee and Lessee’s Agents and subtenants may use reasonable quantities of Hazardous Substances as are normally used in and reasonably required for research and development (as defined in Section 9.1), and/or as are present in standard janitorial and office products, and then only in strict compliance with all Environmental Requirements. As of the Commencement Date, Lessee shall provide Lessor a complete list of all Hazardous Substances (excluding standard janitorial and office products) used or stored by Lessee or any Lessee Agents at the Premises. Throughout the Term, Lessee shall continue to update this list so that it remains current. Without limiting the foregoing, Lessee shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, license and other governmental and regulatory approvals required for Lessee’s use of Hazardous Substances at the Premises, including, without limitation, discharge of appropriately treated Hazardous Substances into or through any sanitary sewer serving the Premises.

Section 18.2 Access Agreements. Lessee shall use best efforts not to interfere with the access rights of any third parties undertaking Remediation Activities pursuant to the access agreements identified in Schedule 18.2 and to any additional access agreements entered into pursuant to Section 3.2 (collectively, the “Access Agreements”), it being the intent of the parties that Lessee’s leasehold interest is subject to all such Access Agreements. During the Term, Lessor shall diligently enforce all of the obligations of third parties under the Access Agreements so that Lessee shall receive the full benefit thereof. To the extent Lessor enters into any additional access agreements during the Term, Lessor shall use best efforts to ensure that any third parties who are granted access rights will not unreasonably interfere with Lessee’s operations in the exercise of such access rights, and Lessee shall cooperate with Lessor and third parties who have rights pursuant to such access agreements to permit such parties to conduct all activities reasonably necessary and permitted by such access agreements to investigate and remediate the Pre-Existing Environmental Condition; provided, however, that in doing so, Lessor and such third parties shall be subject to Section 3.2(d), and shall use commercially reasonable efforts to minimize any interference with Lessee’s use of the Premises, and shall not materially adversely affect any Improvements on, or the use, operation or value of the Premises.

Section 18.3 Lessee’s Indemnity for Environmental Claims. In addition to the indemnity obligations assumed by Lessee pursuant to Section 20.1, Lessee shall indemnify, protect, defend, reimburse, and save and hold harmless Lessor and Lessor’s trustees, officers, directors and employees from and against any and all Environmental Claims to the extent caused by (a) Lessee Environmental Activity, (b) any non- compliance by Lessee or its Agents, subtenants or invitees with Environmental Requirements at the Premises (other than those from which Lessee is expressly released pursuant to Section 18.11), (c) any other acts or omissions of Lessee or Lessee’s Agents, subtenants or invitees in or about the Premises which results in the Release of Hazardous Substances (other than the Hazardous Substances constituting or arising as a consequence or the Pre-Existing Environmental Condition) or damage to the Remediation Systems, or (d) any Exacerbation by Lessee or Lessee’s Agents, subtenants or invitees of the Pre-Existing Environmental Condition (“Lessee’s Environmental Indemnity Obligations”). Lessee’s obligations hereunder shall include, but not be limited to, the burden and expense of defending all claims, suits and administrative proceedings (with counsel reasonably approved by Lessor), even if such claims, suits or proceedings are groundless, false or fraudulent; conducting all negotiations of any description; and promptly paying and discharging when due any and all judgments, penalties, fines or other sums due against or from Lessor or the Premises. Prior to retaining counsel to defend such claims, suits or proceedings, Lessee shall obtain Lessor’s written approval of the identity of such counsel, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, Lessee’s Environmental Indemnity Obligations shall not include any of the following: (i) any Environmental Claims to the extent such Environmental Claims are proximately caused by a breach of any provision of this Lease by Lessor or Lessor’s Agents; (ii) any Environmental Claims arising out of the Pre-Existing Environmental Condition (except to the extent covered pursuant to clause (d) above); or (iii) the amount of any settlement not approved in writing by Lessee, which approval shall not be unreasonably withheld.

Section 18.4 Indemnity for Lessee Claims. Notwithstanding any provisions of this Lease set forth in Sections other than this Section 18.4, Lessor shall indemnify, protect, defend, reimburse, and save and hold harmless the Lessee herein named, TIBCO Software, Inc., each permitted assignee of Lessee’s interest in this Lease, any permitted sublessee of the entire Premises, and their respective officers, directors, shareholders, and lenders (collectively, “Lessee Indemnitees”) from and against any and all Environmental Claims (other than those set forth in subpart (e) of the definition of Environmental Claims and as otherwise limited in this Section 18.4) incurred by a Lessee Indemnitee or threatened, made, brought, or entered against any Lessee Indemnitee by any federal, state or local environmental governmental agency, or by any other person, or class of persons, including, without limitation, those for bodily injury, damage to real or personal property, or costs of response as defined by Section 101(25) of CERCLA, 42 U.S.C. 9601(25) (collectively “Lessee Claims”) to the extent such Lessee Claims arise out of or result from: (a) the Pre-Existing Environmental Condition, including without limitation subsequent migration of the Pre-Existing Environmental Condition from the Premises during the Term; (b) any violation by Lessor of any Environmental Requirements; (c) acts of any third party present on the Premises pursuant to any agreement entered into by Lessor or any predecessor in interest permitting such party access to the Premises for purposes of a Remediation Activity or any of the Access Agreements, and/or (d) any Remediation Activity conducted, or required by any Environmental Requirement to be conducted, on the Premises with respect to the Pre-Existing Environmental Condition (collectively, “Lessor’s Environmental Indemnity Obligations”). Lessor’s obligations hereunder shall include, but not be limited to, the burden and expense of defending all claims, suits and administrative proceedings (with counsel reasonably approved by Lessee), even if such claims, suits or proceedings are groundless, false or fraudulent; conducting all negotiations of any description; and promptly paying and discharging when due any and all judgments, penalties, fines or other sums due against or from Lessee or the Premises. Prior to retaining counsel to defend such claims, suits or proceedings, Lessor shall obtain Lessee’s written approval of the identity of such counsel, which approval shall not be unreasonably withheld, conditioned or delayed. If so requested in writing at the time that Lessor consents to a proposed Transfer of Lessee’s interest in this Lease pursuant to Article 22, Lessor shall confirm that Lessor’s Environmental Indemnity Obligations will operate in favor of the proposed transferee. Notwithstanding anything to the contrary herein, Lessor’s Environmental Indemnity Obligations shall not include any of the following: (i) any Lessee Claims to the extent such Lessee Claims arise out of or are proximately caused by a breach of any provision of this Lease by Lessee or another Lessee Indemnitee; (ii) any Lessee Claims to the extent such Lessee Claims arise out of any Lessee Environmental Activity, any Exacerbation of the Pre- Existing Environmental Condition by Lessee or Lessee’s Agents, subtenants or invitees, or any interference with or damage to Remediation Systems cause by Lessee or Lessee’s Agents, subtenants or invitees; (iii) any Lessee Claims brought by any employee of Lessee or any Lessee Indemnitee to the extent such Lessee Claim is covered by worker’s compensation insurance maintained by Lessee or such Lessee Indemnitee; provided that nothing herein shall release Lessor from liability for any such claim to the extent that an independent basis (other than pursuant to any worker’s compensation laws) for any such liability of the Lessee Indemnitee exists; (iv) any Lessee Claims for lost profits or lost revenues of any type or kind resulting from loss of use or occupancy of the Premises or any part thereof by Lessee or any Lessee Indemnitee, or injury to or inconvenience or interference with Lessee’s business resulting from the Remediation Activities, the Remediation Systems or the Pre-Existing Environmental Condition; provided that Lessee shall be entitled to an abatement of Base Rent otherwise due hereunder to the extent that the Premises are rendered unusable as a result of the presence of any condition which would be the subject of Lessor’s Environmental Indemnity Obligations but for this subsection (iv); or (v) the amount of any settlement not approved in writing by Lessor, which approval shall not be unreasonably withheld. In no event shall Lessor’s Environmental Indemnity Obligations include remediation to standards more stringent than those required by the appropriate governmental agencies in order to comply with Environmental Requirements, but Lessor shall remediate at least to a standard which permits Lessee to make the same use of the Premises as it did prior to the date the Premises were rendered unusable as a result of the presence of any condition which triggered the Lessor’s Environmental Indemnity Obligation. The benefit of the foregoing indemnity shall not be assignable to any subtenant or licensee of Lessee; provided, however, that notwithstanding the foregoing, (i) the benefit of the foregoing indemnity may be assignable to a permitted subtenant of Lessee who subleases all of the Improvements; and (ii) Lessee may enforce such indemnity for the benefit of any subtenant or licensee of Lessee, and in this regard, Lessee may provide indemnification protection to such subtenants or licensees to the extent of the indemnity provided to it by Lessor and enforce its rights under Lessor’s indemnity so as to enable Lessee to provide the benefit of such indemnity to such subtenants or licensees, but all so long as only Lessee, and not such subtenants or licensees, is the party entitled to bring the action seeking enforcement of Lessor’s indemnity against Lessor.

Section 18.5 Obligation to Remediate. Notwithstanding the obligation of Lessee to indemnify Lessor pursuant to this Lease, Lessee shall, upon demand of Lessor, and at Lessee’s sole cost and expense, promptly take all Remediation Activity necessary to remediate the Premises from the effects of any Lessee Environmental Activity. Lessee shall undertake all Remediation Activities necessary to remediate the Premises from the effects of such Lessee Environmental Activity to a condition allowing the same unrestricted use of the Premises as permitted immediately prior to occurrence of such Lessee Environmental Activity, notwithstanding any lesser standard of remediation allowable under Applicable Laws. All such work shall be performed by one or more contractors selected by Lessee and reasonably approved in advance and in writing by Lessor, which approval shall not be unreasonably withheld or delayed. Lessee shall proceed continuously and diligently with such Remediation Activities, provided that in all cases such actions shall be in accordance with all Applicable Laws. Any such actions shall be performed in a good, safe and workmanlike manner. Lessee shall pay all costs in connection with such investigatory and remedial activities, including but not limited to all power and utility costs, and any and all taxes or fees that may be applicable to such activities. Lessee shall promptly provide to Lessor copies of testing results and reports that are generated in connection with the above activities and any that are submitted to any governmental entity. Promptly upon completion of such Remediation Activities, Lessee shall permanently seal or cap all monitoring wells and test holes in accordance with sound engineering practice and in compliance with Applicable Laws, remove all associated equipment, and restore the Premises to the maximum extent possible, which shall include, without limitation, the repair of any surface damage, including paving, caused by such Remediation Activities. Lessee shall not be in default of its obligations under this Section 18.5 if it is contesting in good faith its obligation to conduct the relevant Remediation Activity or if it is seeking to cause a third party, who is also liable for the Remediation Activities, to conduct such activities, so long as there is no material adverse effect on Lessor during such contest or attempt to cause a third party to perform.

Section 18.6 Obligation to Notify. If Lessee or Lessor shall become aware of or receive notice or other communication in writing concerning any actual, alleged, suspected or threatened violation of Environmental Requirements, or liability for Environmental Claims in connection with the Premises, or with respect to the Pre- Existing Environmental condition, including but not limited to, notice or other communication concerning any actual or threatened investigation, inquiry, lawsuit, claims, citation, directive, summons, proceeding, complaint, notice, order, writ, or injunction, relating to same, then such party promptly shall deliver to the other party a written description of said notice or other communication, and documentation of any corrective action or mitigation measures undertaken or requested by such party.

Section 18.7 Periodic Audits. Lessee shall establish and maintain, at its sole cost and expense, a system to assure and monitor continued compliance on the Premises with Environmental Requirements related to Lessee Environmental Activity. No more than once per Lease Year, or at any time Lessor has a reasonable basis for belief that Lessee is in breach of its obligations under this Article 18, Lessor may retain a consultant selected by Lessor to undertake a detailed review of such compliance (the “Environmental Audit”). A copy of the Environmental Audit report shall be promptly supplied to Lessor and Lessee when it becomes available. In the event the Environmental Audit identifies any deficiencies in the compliance of the Premises with Environmental Requirements due to any Lessee Environmental Activity,

Lessee shall promptly correct any such deficiencies identified in the Environmental Audit, and document to Lessor that corrective action has been taken. In such event, Lessee shall also reimburse Lessor for the cost of the Environmental Audit. If the Environmental Audit identifies any such deficiency in compliance of the Premises with Environmental Requirements due to any Lessee Environmental Activity, then, within nine (9) months of the date of the Environmental Audit, Lessor may request a detailed review of the status of such violation by a consultant selected by Lessor (the “Supplemental Audit”). Lessee shall pay for the cost of any Supplemental Audit. A copy of the Supplemental Audit shall be promptly supplied to Lessor and Lessee when it becomes available.

Section 18.8 Right to Inspect. In addition to Lessor’s rights under Section 18.7 above, Lessor shall have the right to enter and conduct an inspection of the Premises, including invasive tests, at any reasonable time and upon reasonable advance notice, to determine whether Lessee is complying with the terms of this Lease, including but not limited to the compliance of the Premises and the activities thereon with Environmental Requirements and the existence of Environmental Claims as a result of the condition of the Premises or surrounding properties and activities thereon. Lessor shall have the right, but not the obligation, to retain at its expense any independent professional consultant to enter the Premises to conduct such an inspection, and to review any report prepared by or for Lessee concerning such compliance. Lessee hereby grants to Lessor and Lessor’s Agents the right to enter the Premises and to perform such tests on the Premises as are reasonably necessary to conduct such review and inspections. Except to the extent of Lessor’s breach of this Lease or gross negligence or willful misconduct in the exercise of its rights under this Section, Lessee hereby waives and releases any claims for damages for any injury or inconvenience to or interference with Lessee’s business at the Premises, any loss of occupancy or quiet enjoyment or the Premises or any other loss, damage, liability or cost occasioned by Lessor’s exercise of the rights reserved to Lessor under, or granted to Lessor pursuant to this Section. In no event shall Lessee be entitled to terminate this Lease as a result of Lessor’s exercise of such rights, notwithstanding any possible liability of Lessor for damages as a result of its gross negligence or willful misconduct.

Section 18.9 Right to Remediate. Should Lessee fail to perform or observe any of its obligations or agreements pertaining to Hazardous Substances or Environmental Requirements and fail to commence to cure such non-compliance within thirty (30) days after written notice or thereafter to diligently complete such cure, then Lessor shall have the right, but not the obligation, without limitation of any other rights of Lessor hereunder, to enter the Premises personally or through Lessor’s Agents and perform the same. Lessee agrees to indemnify Lessor for the costs thereof and liabilities therefrom as set forth above in this Article 18.

Section 18.10 Release of Lessor. Lessee represents and acknowledges that it is aware that, prior to the Commencement Date, detectable amounts of Hazardous Substances and byproducts thereof may have been Released to soil and groundwater beneath and/or in the vicinity of the Premises as described in the documents listed on the attached Schedule 18.10. These Hazardous Substances and by-products thereof and all other Hazardous Substances present on, in or under the Land as of the Commencement Date, or which are in soil and/or ground water of other property as of the Commencement Date and thereafter migrate to the Land are hereinafter collectively referred to as the “Pre-Existing Environmental Condition.” Lessee

further represents and acknowledges that it has made such investigations and inquiries as it deems appropriate to ascertain the effects, if any, of the Pre-Existing Environmental Condition on the Premises and on persons using the Premises. Except as set forth in the Agreement to Lease or as otherwise specifically provided in this Lease, Lessor makes no representation or warranty with regard to the Pre-Existing Environmental Condition or with regard to any aspect of the environmental condition of the Premises. Lessee, on behalf of itself, Lessee’s Agents, and Lessee’s successors and assigns, hereby releases Lessor and the Lessor Released Parties (as defined in Section 18.10(b)) from any and all Environmental Claims of whatever kind or nature, whether known or unknown or suspected or unsuspected which Lessee may have, claim to have, or which may hereafter accrue, arising out of or relating to or in any way connected with the Pre-Existing Environmental Condition or the presence, suspected presence, Release or suspected Release of any Hazardous Substances in or into the air, soil, groundwater, surface water or improvements at, on, about, under or within the Premises or any portion thereof, or elsewhere in connection with the transportation of Hazardous Substances to or from the Premises, in each case prior to the Commencement Date. In connection with such release, Lessee hereby waives any and all rights conferred upon it by the provisions of Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

or by the provisions of any similar statute.

Notwithstanding the foregoing, Lessee’s release of Lessor shall not extend to: (a) any Lessee Claims arising out of Lessor’s Environmental Indemnity Obligations, or (b) any possible claim Lessee may have against Lessor as a matter of law by reason of Lessor’s ownership of the Premises or any other property which results in (i) the migration onto the Premises of Hazardous Substances Released from any other property as a result of Lessor’s activities on such other property, or (ii) Hazardous Substances coming onto, in, or under the Premises after the Commencement Date that Lessee proves did not result from (A) any Lessee Environmental Activity, (B) any Exacerbation of the Pre-Existing Environmental Condition by Lessee or Lessee’s Agents, or (C) any negligence of Lessee or any of Lessee’s Agents (provided that Lessor shall not be deemed to have waived any rights under any common law or statutory provisions with respect to any such Hazardous Substances).

Section 18.11 Release of Lessee. Lessor on behalf of itself and the Lessor Related Parties hereby releases Lessee, its subtenants, successors and assigns, and their respective officers, directors, agents and employees, from any and all Environmental Claims of whatever kind or nature, whether known or unknown or suspected or unsuspected which Lessor may have, claim to have, or which may hereafter accrue against Lessee or the other released parties, arising out of or relating to or in any way connected with the Pre-Existing Environmental Condition (except to the extent of any Exacerbation thereof). In connection with such release, Lessor hereby waives any and all rights conferred upon it by the provisions of Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

or by the provisions of any similar statute.

Nothing in the foregoing shall be deemed to release Lessee from any obligations or indemnities it has expressly agreed to or assumed under this Lease or under the Agreement to Lease.

Section 18.12 Limitation on Lessee’s Liability. Except as provided in this Article 18 with respect to Exacerbation, or as otherwise specifically set forth in any other provisions of this Lease, Lessee shall have no obligation to repair or restore any damage to the Premises, to comply with any Environmental Requirements, or to indemnify Lessor from any Environmental Claims to the extent any of the foregoing arise out of or in connection with (a) the Pre-Existing Environmental Condition, (b) any Third Party Remediation Work, or (c) any act or omission of any third party present on the Premises pursuant to any Access Agreement.

Section 18.13 General Provisions.

(a) The obligations of Lessee under this Article 18 shall not be affected by any investigation by or on behalf of Lessor, or by any information which Lessor may have or obtain as a result of any such investigation.

(b) As used in this Article 18 and in Article 20, the term “Lessor Released Parties” shall include The Board of Trustees of The Leland Stanford Junior University, and all of its affiliated organizations, and their respective trustees, directors and officers.

(c) The provisions of this Article 18 shall survive any termination of this Lease.

(d) The provisions of Article 19 (Insurance) shall not limit in any way Lessee’s obligations under this Article 18.

(e) Nothing in the foregoing shall be deemed to release Lessee from any obligations or indemnities it has expressly agreed to or assumed under this Lease or under the Agreement to Lease. The parties hereby reserve any common law or statutory rights each may have against the other with respect to violations of Environmental Requirements occurring on the Premises that are neither the result of Lessee’s Environmental Activities, Exacerbation, nor the Pre-Existing Environmental Condition.

ARTICLE 19.

INSURANCE

Section 19.1 Required Insurance. At all times during the Term and at its sole cost and expense, Lessee shall obtain and keep in force for the benefit of Lessee and Lessor the following insurance:

(a) Property Insurance. Special perils, fire, and other perils normally included within extended coverage insurance on all Improvements, and also earthquake insurance as long as such earthquake insurance is available at commercially reasonable rates and is then customarily carried with respect to comparable buildings in the Stanford Research Park. The amount of such insurance shall be the Full Insurable Replacement Value; provided that earthquake insurance shall be in an amount that is commercially available and comparable to that which would be customarily carried by owners of comparable properties in the Palo Alto area. Each such policy shall specify that proceeds shall be payable whether or not any improvements are actually rebuilt. Each such policy shall include an endorsement protecting the named and additional insureds against becoming a co-insured under the policy.

“Full Insurable Replacement Value” means 100% of the actual costs to replace the Improvements (without deduction for depreciation but with standard exclusions such as foundations, excavations, paving and landscaping, as applicable to specific perils), including the costs of demolition and debris removal and including materials and equipment not in place but in transit to or delivered to the Premises. Lessee shall maintain coverage at the current Full Insurable Replacement Value throughout the Term.

(b) Rental and Business Interruption Insurance. Insurance against loss of rental from the Premises, under a rental value insurance policy, or against loss from business interruption under a business interruption policy, covering risk of loss due to causes insured against under subsection (a), in an amount not less than twelve (12) months of the Base Rent then due under this Lease, but if Base Rent has been prepaid for the period in question, then only to the extent of the Base Rent that is actually due (taking into account any such prepayment) for the period in question.

(c) Worker’s Compensation and Employer’s Liability Insurance. Worker’s Compensation Insurance in the amounts and coverages required under worker’s compensation, disability and similar employee benefit laws applicable to the Premises, and Employer’s Liability Insurance with limits not less than $1,000,000 or such higher amounts as may be required by law.

(d) Comprehensive General Liability Insurance. Comprehensive general liability insurance through one or more primary and umbrella liability policies against claims, including but not limited to, bodily injury and property damage occurring on the Premises, with such limits as may be reasonably required by Lessor from time to time, but in any event not less than $3,000,000, combined single limit and annual aggregate for the Premises, which Lessee shall increase as necessary during the Term to maintain adequate coverage over time that is comparable to the requirements in effect as of the execution of this Lease. Such insurance shall insure the performance by Lessee of the indemnity agreements contained in this Lease. If any governmental agency or department requires insurance or bonds with respect to any proposed or actual use, storage, treatment or disposal of Hazardous Substances by Lessee or any sublessee, tenant, or licensee of Lessee, Lessee shall be responsible for such insurance and bonds and shall pay all premiums and charges connected therewith; provided, however, that this provision shall not and shall not be deemed to modify the provisions of this Article 19.

Such insurance shall (i) include employees as additional insureds; (ii) provide blanket contractual coverage; (iii) provide Products and Completed Operations and Independent Contractors coverage and Broad Form Property Damage liability coverage without exclusions for collapse, explosion, demolition, underground coverage and excavating, including blasting; (iv) provide automobile liability coverage for owned, non- owned and hired vehicles; (v) provide liability coverage on all mobile equipment used by Lessee; and (vi) include a cross liability endorsement (or provision) permitting recovery with respect to claims of one insured against another. Such insurance shall insure against claims for bodily injury, including death resulting therefrom, and damage to or destruction of property and arising from Lessee’s operations hereunder and whether such operations are performed by Lessee or any of its contractors, subcontractors, or by any other person.

(e) Other. All other insurance that Lessee is required to maintain under Applicable Laws.

Section 19.2 Policy Form and General.

(a) All of the insurance policies required under this Lease, including without limitation, under the provisions of Article 11 and this Article 19, and all renewals thereof shall be issued by one or more companies of recognized responsibility, authorized to do business in California with a financial rating of at least a Class B+ (or its equivalent successor) status, as rated in the most recent edition throughout the Term of Best’s Insurance Reports (or its successor, or, if there is no equivalent successor rating, otherwise reasonably acceptable to Lessor). The proceeds of all property damage and builder’s risk policies of insurance shall be payable, for application in accordance with this Lease, to either Lessor or, if Lessee shall so request in writing, to a trust company approved by Lessor and Lessee (which approval shall not be unreasonably withheld), which trust company shall hold such insurance proceeds for the benefit of Lessor and Lessee and shall, pursuant to joint instructions approved by Lessor and Lessee, disburse such funds in accordance with the provisions of Article 21. The property and liability insurance hereunder shall name as additional insureds Lessor and such other parties as Lessor reasonably may request. All deductibles and self-insurance retention shall be paid by Lessee. All insurance of Lessee shall be primary coverage.

(b) Each policy of property insurance and all other policies of insurance on the Improvements and/or the Premises which shall be obtained by Lessee, whether required by the provisions of this Lease or not, shall be made expressly subject to the provisions of this Article 19. Lessee shall use commercially reasonable efforts to cause each required policy to provide that no cancellation, termination or material reduction in coverage shall occur without thirty (30) days prior written notice to Lessor. Each policy, or a certificate of the policy executed by the insurance company evidencing that the required insurance coverage is in full force and effect, shall be deposited with Lessor on or before the date of this Lease, shall be maintained throughout the Term, and shall be renewed not less than thirty (30) days before the expiration of the term of the policy. No policy shall contain any exclusion that conflicts with or impairs the coverage required by this Article 19.

(c) If either party shall at any time deem the limits of any of the insurance described in this Lease then carried or required to be carried to be either excessive or insufficient, the parties shall endeavor to agree upon the proper and reasonable limits for such insurance then to be carried and such insurance shall thereafter be carried with the limits thus agreed upon until further change pursuant to the provisions of this subsection. If the parties shall be unable to agree on the proper and reasonable limits for such insurance, then such limits shall be determined pursuant to the provisions of Article 36. The decision of the arbitrator as to such limits for such insurance then to be carried shall be binding upon the parties and such insurance shall be carried with the limits as thus determined until such limits shall again be changed pursuant to the provisions of this subsection. The expenses of such determination shall be borne equally between Lessor and Lessee.

(d) No approval by Lessor of any insurer, or the terms or conditions of any policy, or any coverage or amount of insurance, or any deductible amount shall be construed as a representation by Lessor of the solvency of the insurer or the sufficiency of any policy or any coverage or amount of insurance or deductible, and Lessee assumes full risk and responsibility for any inadequacy of insurance coverage or any failure of insurers.

(e) Should Lessee fail to take out and keep in force each insurance policy required under this Article 19, or should such insurance not be reasonably approved by Lessor and should Lessee not rectify the situation within five (5) business days after written notice from Lessor to Lessee, Lessor shall have the right, without assuming any obligation in connection therewith, to purchase such insurance at the sole cost of Lessee, and all costs incurred by Lessor shall be payable to Lessor by Lessee within thirty (30) days after demand as Additional Rent and without prejudice to any other rights and remedies of Lessor under this Lease.

(f) Notwithstanding anything to the contrary contained herein, to the extent permitted by their respective policies of insurance and to the extent of insurance proceeds received (or which would have been received had the party carried the insurance required by this Lease) with respect to the loss, Lessor and Lessee each hereby waive any right of recovery against the other party and against any other party maintaining a policy of insurance with respect to the Premises or the Improvements or any portion thereof for any loss or damage sustained by such other party with respect to the Premises or the Improvements, or any portion thereof, or the contents of the same or any operation therein, whether or not such loss is caused by the fault or negligence of such other party. Either party shall notify the other party if the policy of insurance carried by it does not permit the foregoing waiver.

ARTICLE 20.

INDEMNITY AND RELEASE

Section 20.1 Indemnity. Lessee shall indemnify, protect, defend and save and hold harmless the Lessor Released Parties from and against, and shall reimburse the Lessor Released Parties for, any and all claims, demands, losses, damages, costs, liabilities, causes of action and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in any way in connection with or arising from, in whole or in part, the following: (a) this Lease; (b) any default by Lessee in the observance or performance of any of the terms, covenants or conditions of this Lease on Lessee’s part to be observed or performed; (c) the use, occupancy or manner of use or occupancy of the Premises by Lessee or any sublessee, licensee, or any other person or entity claiming by, through or under Lessee; (d) the conduct or management of any work or thing done in or on the Premises by Lessee or any sublessee, licensee or any other person or entity claiming by, through or under Lessee; (e) the design, construction, maintenance, or condition of any Improvements during the Term; (f) the condition of the Premises during the Term; (9) any actual or alleged acts, omissions, or negligence of Lessee or Lessee’s Agents, subtenants or invitees, in, on or about the Premises or any other of Lessor’s lands; and (h) any accident or other occurrence on the Premises from any cause whatsoever during the Term. In case any claim, action or proceeding be brought, made or initiated against a Lessor Released Party relating to any of the above described events, acts, omissions, occurrences, or conditions, Lessee, upon notice from such Lessor Released Party, shall at its sole cost and expense, resist or defend such claim, action or proceeding with attorneys reasonably approved by such Lessor Released Party. Notwithstanding the foregoing, Lessee’s obligations under this Section shall not apply to the extent (i) Lessor has expressly released Lessee from liability under the terms of this Lease, (ii) of Lessor’s breach of its obligations under this Lease, or (iii) of the gross negligence or willful misconduct of Lessor or Lessor’s Agents. Notwithstanding anything contained in this Section 20.1, the provisions of this Section 20.1 shall not apply to the following subjects, which shall be governed exclusively by the sections of this Lease mentioned: (i) matters concerning the Pre-Existing Environmental Condition, Environmental Claims and Hazardous Substances, which are governed by Article 18; (ii) any Appropriation or any loss or damage by fire or other cause resulting in either partial or total destruction of the Premises, which is governed by Article 21; and (iii) Lessee’s liability for damages for breach of lease, which is governed by Article 25.

Section 20.2 Limitation on Lessor’s Liability. Except as otherwise provided in this Lease, or otherwise arising from Lessor’s breach of its obligations under this Lease or the gross negligence or willful misconduct of Lessor or Lessor’s Agents, Lessor shall not be responsible for, and Lessee hereby waives any and all claims and causes of action whatsoever of any kind or nature against Lessor and Lessor’s Agents for, any injury, loss, damage or liability to any person or property in or about the Premises or in any way connected with the Premises or this Lease, from any cause whatsoever.

ARTICLE 21.

APPROPRIATION, DAMAGE OR DESTRUCTION

Section 21.1 No Termination, No Affect on Rental Obligation. No Appropriation nor any loss or damage by fire or other cause resulting in either partial or total destruction of the Premises, the Improvements or any other property on the Premises shall, except as otherwise provided herein, operate to terminate this Lease. Except as expressly provided herein, no such Appropriation, loss or damage shall affect or relieve Lessee from Lessee’s obligation to pay Rent, and in no event shall Lessee be entitled to any proration or refund of Rent paid hereunder. Unless this Lease is terminated pursuant to and in accordance with this Article 21, and except as expressly provided in Section 21.3 below with respect to reduction of Rent in the event of a partial Appropriation, no such Appropriation, loss or damage shall relieve or discharge Lessee from the payment of Rent, or from the performance and observance of any of the agreements, covenants and conditions herein contained on the part of Lessee to be performed and observed.

Lessee hereby expressly waives the provisions of Sections 1932(2) and 1933(4) of the California Civil Code, or any amendments thereto or any similar law, statute or ordinance now or hereafter in effect.

Section 21.2 Evaluation of Effect of Damage or Appropriation. Upon the occurrence of any event of damage or destruction to the Premises or the Improvements or any portion thereof, Lessee shall promptly undertake to determine the extent of the same and the estimated cost and time to repair and restore the Improvements in accordance with the provisions of this Lease. Lessee shall notify Lessor of its estimation of such cost and time not later than sixty (60) days after the occurrence of the damage or destruction. Upon any Appropriation of less than the entire Premises, Lessee shall promptly undertake to determine the effect of such Appropriation on the remaining portion of the Premises and the function of the Premises and, if this Lease is not terminated pursuant to and in accordance with this Article 21, the cost and time to make any repairs and Alterations to the remaining portion of the Premises necessary in order for the Premises to be restored to an economically viable whole capable of operation in accordance with this Lease. Lessee shall notify Lessor of its estimation of such cost and time not later than sixty (60) days after the occurrence of the Appropriation.

Section 21.3 Partial Appropriation; Amendment; Duty to Restore. If less than the entire Premises is subject to an Appropriation and this Lease is not terminated by either party pursuant to and in accordance with this Article 21, this Lease shall be deemed terminated as to the part so Appropriated as of the date of Appropriation and shall be deemed amended, effective as of the effective date of such Appropriation, such that the definition of the “Premises” shall include only that portion of the Premises that is not subject to such Appropriation. As of the effective date of such Appropriation, the Base Rent shall be adjusted proportionately to the amount of the Premises that has been Appropriated. Lessee, as promptly as practicable and with all due diligence, shall cause the repair or reconstruction of or the making of Alterations to the Improvements as necessary to restore the Improvements to an economically viable whole capable of operation in accordance with this Lease.

Section 21.4 Damage or Destruction; Duty to Restore. If the Premises or the Improvements, or any portion thereof, are damaged or destroyed at any time during the Term and this Lease is not terminated by either party pursuant to and in accordance with this Article 21, Lessee, as promptly as practicable and with all due diligence, shall cause the repair, reconstruction and replacement of the Improvements as nearly as possible given the circumstances and then-Applicable Law to their condition immediately prior to such damage or destruction and, except as otherwise approved in writing by Lessor or precluded by then-Applicable Law, to their same general appearance. Notwithstanding the foregoing, Lessee shall have the right to elect not to restore any single building that is damaged where the positive difference between the cost to repair and restore the building to substantially the same condition as existed immediately prior to such damage and the net amount of insurance proceeds actually recovered by Lessee and available to pay for restoration is reasonably estimated to exceed thirty-three percent (33%) of the Full Replacement Insurable Value of such building. If Lessee elects not to restore such building pursuant to the foregoing right, then the following shall apply: (a) Lessee shall cause such building to be demolished and removed in accordance with Applicable Law; (b) the amount of Base Rent shall not be changed or abated; (c) insurance proceeds recovered on account of such damage shall first be used to prepay Base Rent in accordance with Section 6.2(c) to the extent that Base Rent has not already been prepaid, but only to the extent that the amount of Base Rent that can be prepaid can actually be determined, and any remaining insurance proceeds shall be paid to Lessee. The foregoing shall not apply where multiple buildings are damaged in the same casualty, or in the case of the subsequent damage to one building once Lessee has made the foregoing election with respect to a previously damaged building, it being the intention of the parties that at all times during the Term there are at least three (3) buildings comprising the Improvements.

Section 21.5 Performance of Repairs and Restoration. All repairs and restoration shall be performed in accordance with the provisions of Article 11 of this Lease (as applicable). Except as otherwise provided herein, all insurance proceeds and all Awards received by or payable to any party with respect to any casualty or to the repairs needed to repair the Premises following a partial Appropriation (except proceeds of insurance carried by sublessees under Permitted Subleases covering loss or damage of their personal property), less actual costs and expenses incurred in connection with the collection thereof, shall be applied to the costs of repair and restoration of the Premises and the Improvements in accordance with the provisions of this Article 21 and in compliance with Article 11 (as applicable). All such insurance proceeds shall be made available to Lessee in monthly draws during the repair of the Premises, which shall be available upon submission by Lessee of written request accompanied by reasonably detailed invoices and customary lien releases from Lessee’s contractor. Lessee shall pay any amount by which the Award or insurance proceeds received as a result of such damage or Appropriation, less the costs and expenses incurred in connection with the collection thereof, are insufficient to pay the entire cost of such repair and restoration.

Section 21.6 Option to Terminate Upon Damage or Destruction. Lessee shall have the option to terminate this Lease, exercisable as provided below, upon the occurrence of any of the following: (a) any damage to or destruction of the Premises or the Improvements or any portion thereof at any time during the Term where the positive difference between the cost to repair and restore the same to substantially the same condition as existed immediately prior to such occurrence and the net amount of insurance proceeds actually recovered by Lessee and available to pay for restoration is reasonably estimated to exceed thirty-three percent (33%) of Full Replacement Insurable Value of all Improvements on the Premises; (b) any damage to or destruction of the Premises or the Improvements occurring during the last ten (10) Lease Years where the positive difference between the cost to repair and restore the same to substantially the same condition as existed immediately prior to such occurrence and the net amount of insurance proceeds actually recovered by Lessee and available to pay for restoration is reasonably estimated to exceed fifteen percent (15%) of Full Replacement Insurable Value of all Improvements on the Premises; or (c) any damage to or destruction of the Premises or the Improvements occurring during the last five (5) Lease Years.

Section 21.7 Option to Terminate upon Appropriation. If during the Term the entire’ Premises or such portion thereof shall be Appropriated such that the Appropriation makes the continued operation of the remaining portion of the Premises not capable of being restored to an economically viable whole for the purposes permitted hereunder, then, in either such case, Lessee shall have the option to terminate this Lease.

Section 21.8 Termination; Lessee’s Obligation to Restore; Arbitration. Lessee may exercise its option to terminate this Lease pursuant to this Article 21 by giving written notice to Lessor within ninety (90) days after the occurrence of the event of damage or destruction, or the Appropriation, as the case may be. If Lessee elects to terminate this Lease pursuant to this Article 21, Lessee shall surrender the Premises to Lessor in accordance with the provisions of Article 27, except to the extent the damage or destruction prevents Lessee from so doing. Lessee’s obligations under this Article 21 shall survive the termination of this Lease. All proceeds of insurance payable with respect to damage to, or destruction of the Improvements and other property located on the Premises, after payment of costs and expenses of collection thereof, shall first be applied to the costs of demolition, removal, restoration, and remediation, as appropriate, depending on the extent of the damage, destruction or Appropriation, with the balance, if any, of such insurance proceeds, to be distributed as provided in Section 21.10. All Awards with respect to Lessee’s interests with respect to such Appropriation shall be distributed as provided in Section 21.10. Should Lessor and Lessee for any reason disagree as to whether the conditions provided in this Article 21 to the parties’ rights to elect to terminate this Lease have occurred, the matter shall be determined by arbitration pursuant to Article 36 hereof.

Section 21.9 Determination of Award. The amount of the Award due to Lessor and Lessee as a result of Appropriation shall be separately determined by the court having jurisdiction over such proceedings based on the following: Lessor shall be entitled to that portion of the Award attributable to the value of the fee interest in the Premises (or portion thereof subject to Appropriation, in case of a partial Appropriation) subject to this Lease, and to the value of Lessor’s reversionary interest in the Improvements (or portion thereof subject to Appropriation, in case of a partial Appropriation), as determined by the court; Lessee shall be entitled to that portion of the Award attributable to the value of Lessee’s leasehold interest in the Premises (or portion thereof subject to Appropriation, in case of a partial Appropriation) and to the value of Lessee’s interest in the Improvements (or portion thereof subject to Appropriation, in case of a partial Appropriation), as determined by the court.

Section 21.10 Excess Proceeds and Awards for Lessee’s Interests. If the total Award made in connection with any Appropriation for Lessee’s interests, and for severance damages to both Lessee’s and Lessor’s interests, exceeds the amount necessary to repair, restore, reconstruct or demolish Alterations as required under this Article 21 in a case where this Lease is not terminated, or if there are proceeds of insurance in excess of that required to repair, restore, reconstruct or demolish the Premises and the Improvements as required under this Article 21 or Article 27, upon receipt by Lessor of satisfactory evidence that the work of repair, restoration, reconstruction or demolition required under this Article 21 has been fully completed and paid for in accordance with the provisions of Article 11 and that the last day for filing any mechanic’s or materialmen’s liens has passed without the filing of any, or if filed, any such lien has been released, any remaining Award or proceeds of insurance shall be paid to Lessee and the holders of Leasehold Mortgages as their interests may appear. In case of an Award with respect to Lessee’s interests with respect to an Appropriation in a case where this Lease is terminated, any such Award shall be paid to Lessee and the holders of Leasehold Mortgages as their interests may appear.

Section 21.11 Right to Participate in Settlement. Lessor and Lessee shall both have the right to participate in the settlement or compromise of any insurance proceeds and Awards. If in any Appropriation the court does not make the allocation of Awards referred to in Section 21.9 and the parties cannot agree upon such allocations, such allocations shall be determined by arbitration pursuant to Article 36.

Section 21.12 Emergency Repairs. If a casualty occurs there is a substantial possibility that immediate emergency repairs will be required to eliminate defective or dangerous conditions and to comply with Applicable Laws pending settlement of insurance claims and prior to procuring bids for performance of restoration work. Notwithstanding any provision of this Article 21 to the contrary, Lessee shall promptly undertake such emergency repair work after a casualty as is necessary or appropriate under the circumstances to eliminate defective or dangerous conditions and to comply with Applicable Laws and any proceeds of insurance shall first be applied to reimburse Lessee for the cost of such emergency repair work.

ARTICLE 22.

ASSIGNMENT

Section 22.1 Consent Required. Except as otherwise permitted in this Article 22 or in Articles 23 or 24, Lessee shall not directly or indirectly, in whole or in part, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate its interest in or rights with respect to the Premises or Lessee’s leasehold estate therein or the Improvements (any of the foregoing being herein referred to as a “Transfer” without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Lessor’s consent shall not be required for a Transfer to any of the following: (i) an Affiliate of Lessee; (ii) a successor corporation related to Lessee by merger, consolidation, or non-bankruptcy reorganization; or (iii) a purchaser of substantially all of the assets of the business being operated by Lessee at the Premises. Lessor shall approve or disapprove any proposed Transfer within fifteen (15) business days after receipt of Lessee’s written request for approval (except as otherwise provided in Section 22.4), which request shall be deemed complete and delivered only if it (a) identifies the proposed assignee, (b) includes a copy of the proposed assignment documentation, and (c) includes reasonably detailed information regarding the financial condition of the proposed assignee.

(a) Conditions to Approval. Without limiting any other reasonable basis for denial of consent to a Transfer, Lessee agrees that it shall be conclusively presumed to be reasonable for Lessor to consider the following requirements in determining whether or not to consent to a proposed Transfer: (i) no Event of Default shall have occurred and remain uncured, (ii) Lessee shall have complied with all provisions of this Article 22, including Section 22.4, (iii) the use of the Premises by the transferee shall comply with the provisions of this Lease, (iv) the proposed transferee (or those entities or persons in a position to control business decisions of the transferee, or any property manager or investment advisor engaged by it to manage its interest in the Premises) shall have a business reputation appropriate to the Stanford Research Park, and be experienced in the ownership, management and operation of First Class properties similar to the Premises, and (v) the proposed transferee shall be capable financially of performing Lessee’s obligations under this Lease and all other obligations relating to the Premises.

(b) Transfers of Ownership Interest. Notwithstanding anything contained herein, the term “Transfer” shall include any transfer, in one transaction or in a series of related transactions, to one person or entity or to a group of related persons or entities, of ownership of more than fifty percent (50%) of the shares of stock of Lessee (if it is a corporation) that are issued, outstanding, and entitled to vote for the election of directors, or, if Lessee is not a corporation, the partnership, membership, or other beneficial interests of the entity that is Lessee, if such transferee (or an Affiliate of such transferee) does not intend, in good faith, to use and occupy at least fifty percent (50%) of the building area of the Improvements on the Premises for use in its trade or business, and does not intend to sublease more than fifty percent (50%) of such space to third party tenants for the purpose of obtaining rental income from investment property. The provisions of this subsection 22.l(b) shall not apply to any Transfer to TIBCO Software, Inc., or any of its Affiliates.

Section 22.2 Assumption in Writing. Upon any Transfer, Lessee shall deliver to Lessor a fully executed copy of the assignment instrument, pursuant to which the proposed transferee shall unconditionally assume and agree to perform and observe all covenants and conditions to be performed and observed by Lessee under this Lease. The consent by Lessor to any Transfer shall not relieve Lessee from the obligation to obtain Lessor’s express consent to any other Transfer requiring Lessor’s consent. Any Transfer or attempted Transfer that fails to comply with this Article 22 shall be void and, at the option of Lessor, shall constitute an Event of Default. Upon completing a Transfer that complies with this Article 22 where the transferor’s entire interest in the leasehold created by this Lease is transferred to the transferee, the transferor shall thereupon be released from any liability for the performance of the obligations of the Lessee under this Lease which arise from and after the date of such Transfer.

Section 22.3 Entire Interest. Lessee shall not be entitled to Transfer less than all of its interest under this Lease or to Transfer its title to the Improvements separately from its interest under this Lease.

Section 22.4 Lessor’s Rights of First Offer and First Refusal.

(a) Before Lessee commences any marketing activity in anticipation of a Transfer, Lessor shall have a right of first offer in connection with such proposed Transfer, and Lessee shall first deliver to Lessor a written notice (the “Offer”) stating all of the material business terms and conditions upon which Lessee would agree to transfer the Premises to Lessor (which may include the right of Lessee or a Lessee Affiliate to lease back some or all of the Premises following the Transfer and the right to terminate existing leases with Affiliates of Lessee). Lessor shall then have ten (10) business days to respond to the Offer by written notice to Lessee. Lessee’s failure to respond within ten (10) business days shall be deemed an election not to accept the Offer.

(b) If, within such ten (10) business day period, Lessor accepts the Offer in writing, then Lessor and Lessee shall work in good faith to complete a purchase and sale contract in substantially the form of the Agreement to Lease, together with such other appropriate documentation as may be necessary to effect the Transfer to Lessor, and to close such Transfer within sixty (60) days after Lessor’s written notice of acceptance of the Offer; provided, however, that the closing date may be extended for an additional fifteen (15) days by Lessor in the event Lessor identifies a commercially reasonable due diligence item that requires more time to resolve. If Lessor accepts such Offer, Lessor shall promptly commence and diligently pursue its due diligence investigations. The Transfer shall be consummated by Lessee’s delivery to Lessor of (i) a good and sufficient assignment of lease, in recordable form, assigning to Lessor all of Lessee’s right, title and interest in, to and under the Lease, free and clear of any and all Liens except for title exceptions existing as of the Commencement Date or as otherwise permitted hereunder, (ii) a good and sufficient assignment of all of Lessee’s rights as landlord under any subleases affecting the Premises that are not terminated by Lessee before or concurrently with the consummation of the Transfer, and (iii) a quitclaim deed to the Improvements. Lessor shall pay the consideration agreed upon in cash at the closing of the Transfer or otherwise in the manner specified in the Offer.

(c) If, within such ten (10) business day period, (i) Lessor rejects the Offer in writing, or (ii) does not give Lessee written notice accepting the Offer, or (iii) if (despite the good faith efforts of both parties) a purchase and sale contract is not completed and the closing pursuant thereto does not occur within the time frames identified in subsection (b) above (and such failure is not the result of a breach of such contract by Lessee), then in any such event Lessee may at any time within nine (9) months from Lessee’s receipt of Lessor’s written notice rejecting the Offer or after the expiration of the ten (10) business day response period, or after the expiration of the applicable contract negotiation and closing period (each, a “Terminating Event”), and subject to all of the conditions, restrictions and terms of this Article 22, Transfer its interest to a third party, provided that the terms and conditions of such Transfer shall not be materially different than those set forth in the Offer. The parties agree that “materially different” shall mean that the rent and other consideration and concessions offered by the third party shall not be less than 95% of the Offer, taking into account all terms and conditions that would affect the economics of the proposed Transfer. If the terms and conditions of any third party offer made within nine (9) months after a Terminating Event are materially different, then Lessee shall not effect the Transfer with the third party unless (i) Lessee first delivers to Lessor a second offer in writing stating how the third party offer is materially different from the Offer (the “Re-offer”), and (ii) Lessor rejects the Re-offer in writing, or does not give Lessee written notice accepting the Re-offer, within ten (10) business days of Lessor’s receipt of the Re-offer, failing which Lessee may complete the Transfer to a third party upon terms and conditions not materially different from the Re-Offer. Upon the expiration of the 9-month period which commenced with the Terminating Event, the provisions of Section 22.4(a) shall again apply and Lessor’s right of first offer shall be reinstated.

(d) This Section 22.4 shall not apply to, and Lessee shall have no obligation to make any Offer to Lessor with respect to, any Transfer of the Premises (i) to an Affiliate of Lessee or to TIBCO Software, Inc. or any of its Affiliates, (ii) made in connection with a merger, consolidation, or non-bankruptcy reorganization; or (iii) made in connection with a sale of substantially all of the assets of Lessee related to the business being operated by Lessee at the Premises provided the transferee will actually continue to occupy the Premises for the purpose of the conduct of its business at the Premises.

ARTICLE 23.

SUBLETTING

Section 23.1 Conditions to Subletting. Notwithstanding the provisions of Article 22 regarding Transfers, Lessee may enter into subleases for portions of the Premises subject to the following conditions:

(a) Lessee shall obtain the prior written consent of Lessor, which consent shall not be unreasonably withheld, provided that if all other conditions of this Article 23 are satisfied, it shall be presumed unreasonable to withhold such consent (absent extraordinary circumstances justifying denial of such consent);

(b) no sublease shall relieve Lessee from the performance of any of its obligations under this Lease;

(c) no sublease shall extend beyond the expiration date of the Term of this Lease;

(d) each sublease shall be subject to and subordinate to the terms, covenants and conditions of this Lease and the rights of Lessor hereunder, including the use restrictions contained in Article 9 hereof;

(e) each sublease shall contain a provision that upon any termination or surrender of this Lease, either such sublease shall terminate, or, at Lessor’s sole option, such sublease shall continue in full force and effect and the sublessee shall attorn to, or, at Lessor’s option, enter into a direct lease on identical terms with, Lessor;

(f) the sublessee’s proposed use of its space shall be permitted under this Lease and shall not materially increase the risk of an Environmental Claim arising from any Lessee Environmental Activity to be conducted by such sublessee at the Premises;

(g) no rent paid to Lessee by any sublessee shall be based on the net income or profits from such sublessee’s business at the Premises; and

(h) with respect only to any sublessee who proposes to sublease at least all of any one building of the Premises, the quality of the proposed subtenant shall be consistent with or higher than the quality of tenants generally occupying the Stanford Research Park and the sublessee shall demonstrate financial responsibility and resources reasonably satisfactory to Lessor; provided that Lessor shall have no right to base its decision on the rent to be charged to the sublessee and Lessee may redact the rent information from any documents submitted to Lessor.

Section 23.2 Required Information; Lessor’s Response. Lessor agrees to approve or disapprove any proposed sublease within ten (10) business days after Lessee’s written request for approval, which request shall (a) identify the proposed sublessee and sublessee’s proposed use of its space, (b) state that the proposed sublease meets the conditions set forth in Section 23.1 above, (c) include the proposed form of sublease, (d) include information regarding the financial condition of the proposed sublessee, and (e) include such other information as is reasonably necessary to respond to the requirements of Section 23.1, or otherwise to allow Lessor to reasonably evaluate the proposed sublessee.

Section 23.3 Permitted Sublease. Any sublease entered into by Lessee in accordance with the provisions of this Article 23 is herein referred to as a “Permitted Sublease.” Lessor approves the sublease of the Premises by Lessee to TIBCO Software, Inc. executed concurrently with this Lease. Lessee shall provide Lessor with a fully executed copy of each Permitted Sublease promptly upon execution, without redaction of rent information. Within thirty (30) days after written demand by Lessor, Lessee shall furnish Lessor a schedule, certified by Lessee as true and correct, setting forth all Permitted Subleases then in effect, including in each case the name of the sublessee, a description of the space subleased, the annual rental payable by such sublessee, a list of the Permitted Subleases, if any, that have been assigned to any Leasehold Mortgagee as additional security, and any other information reasonably requested by Lessor with respect to the Permitted Subleases.

ARTICLE 24.

LEASEHOLD MORTGAGES

Section 24.1 Leasehold Mortgage.

(a) Notwithstanding the provisions of Article 22 regarding Transfer of this Lease, but subject to the provisions of this Article 24, Lessee shall have the right at any time and from time to time to encumber the entire (but not less than the entire) leasehold estate created by this Lease and Lessee’s interest in the Improvements by one or more mortgages, deeds of trust or other security instrument (any such mortgage, deed of trust, or other security instrument that satisfies the requirements of this Article 24 being herein referred to as a “Leasehold Mortgage”) to secure repayment of a loan or loans (and associated obligations) made to Lessee by an Institutional Lender, provided that the loan secured by a Leasehold Mortgage shall be payable over not more than the remaining portion of the Term.

(b) In no event shall any interest of Lessor in the Premises, including without limitation, Lessor’s fee interest in the Premises or reversionary interest in the Improvements or interest under this Lease, be subject or subordinate to any lien or encumbrance of any mortgage, deed of trust or other security instrument.

(c) For purposes of this Article 24, “Institutional Lender” shall mean a state or federally chartered savings bank, savings and loan association, credit union, commercial bank or trust company or a foreign banking institution (in each case whether acting individually or in a fiduciary or representative (such as an agency) capacity); an insurance company organized and existing under the laws of the United States or any state thereof or a foreign insurance company (in each case whether acting individually or in a fiduciary or representative (such as an agency) capacity); an institutional investor such as a publicly held real estate investment trust, an entity that qualifies as a “REMIC” under the Internal Revenue Code or other public or private investment entity (in each case whether acting as principal or agent) which at the date hereof or in the future a business of which is investing in real estate assets; a brokerage or investment banking organization (in each case whether acting individually or in a fiduciary or representative (such as an agency) capacity); an employees’ welfare, benefit, pension or retirement fund; an institutional leasing company; any governmental agency or entity insured by a governmental agency or any combination of Institutional Lenders; provided that each of the entities shall qualify as an Institutional Lender only if (at the time it becomes an Institutional Lender) it shall not be an Affiliate of Lessee (it being further agreed that none of the standards set forth in this definition shall be applicable to participants or co- lenders in a loan secured by a Leasehold Mortgage which is held by an Institutional Lender, whether acting individually or in a fiduciary or representative (such as an agency) capacity), provided that it is acknowledged and agreed that an Institutional Lender or its Affiliate may be both a lender to and equity investor in the Premises. The term “Institutional Lender” also includes an Affiliate of an Institutional Lender as described in this section.

Section 24.2 Agreement With Institutional Lender. Upon request by Lessee, Lessor agrees to enter into a tri-party agreement in the form attached hereto as Exhibit C with Lessee and any Institutional Lender holding a first priority Leasehold Mortgage.

ARTICLE 25.

EVENTS OF DEFAULT AND REMEDIES

Section 25.1 Events of Default. The occurrence of any of the following shall be an “Event of Default” on the part of Lessee hereunder:

(a) Failure to pay Rent or any other sums of money that Lessee is required to pay hereunder at the times or in the manner herein provided, when such failure shall continue for a period of ten (10) days after written notice thereof from Lessor to Lessee; any such notice shall be deemed to be the notice required under California Code of Civil Procedure Section 1161. No such notice shall be deemed a forfeiture or a termination of this Lease unless Lessor expressly so elects in such notice.

(b) Failure to perform any nonmonetary provision of this Lease when, except in the case of any provision which by its terms provides for no grace period, such failure shall continue for a period of thirty (30) days, or such other period as is expressly set forth herein, after written notice thereof from Lessor to Lessee; any such notice shall be deemed to be the notice required under California Code of Civil Procedure Section 1161; provided that if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then an Event of Default shall not be deemed to have occurred if Lessee shall commence such cure within said 30-day period and thereafter diligently and continuously prosecute such cure to completion. No such notice shall be deemed a forfeiture or a termination of this Lease unless Lessor expressly so elects in such notice.

(c) The abandonment of the Premises by reason of a course of conduct by Lessee that reasonably evidences an interest permanently to relinquish its rights under this Lease and which continues for the applicable period time identified in Section 1951.3 of the California Civil Code after delivery to Lessee of a Notice of Belief of Abandonment pursuant to Section 1951.3.

(d) Lessee shall file a petition in bankruptcy, insolvency, reorganization, readjustment of debt, dissolution or liquidation under any law or statute of any government or any subdivision thereof either now or hereafter in effect, make an assignment for the benefit of its creditors, consent to or acquiesce in the appointment of a receiver of itself or of the whole or any substantial part of the Premises.

(e) A court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver of Lessee or of the whole or any substantial part of the Premises and such order, judgment or decree shall not be vacated, set aside or stayed within sixty (60) days after the date of entry of such order, judgment, or decree, or a stay thereof shall be thereafter set aside.

(f) A court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against Lessee under any bankruptcy, insolvency, reorganization, readjustment of debt, dissolution or liquidation law or statute of the Federal government or any state government or any subdivision of either now or hereafter in effect, and such order, judgment or decree shall not be vacated, set aside or stayed within sixty (60) days from the date of entry of such order, judgment or decree, or a stay thereof shall be thereafter set aside.

Section 25.2 Lessor’s Remedies. Upon the occurrence of an Event of Default, Lessor shall have the following rights and remedies:

(a) The right to terminate this Lease, in which event Lessee shall immediately surrender possession of the Premises in accordance with Article 27, and pay to Lessor all Rent and other charges and amounts due from Lessee hereunder to the date of termination.

(b) The rights and remedies upon termination described in California Civil Code Section 1951.2, including without limitation, the right to recover the worth at the time of award of the amount by which the Rent and other charges payable hereunder for the balance of the Term after the time of award exceed the amount of such rental loss for the same period that Lessee proves could be reasonably avoided, as computed pursuant to subdivision (b) of said Section 1951.2, and the right to recover any amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom which, without limiting the generality of the foregoing, includes unpaid taxes and assessments, any costs or expenses incurred by Lessor in recovering possession of the Premises, maintaining or preserving the Premises after such default, preparing the Premises for reletting to a new lessee, any repairs or alterations to the Premises for such reletting, leasing fees and any other costs necessary or appropriate either to adapt them to another beneficial use by Lessor and such amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.

(c) The rights and remedies described in California Civil Code Section 1951.4 that allow Lessor to continue this Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due, for so long as Lessor does not terminate Lessee’s right to possession. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Lessor’s initiative to protect its interest under this Lease shall not constitute a termination of Lessee’s right to possession.

(d) The right to have a receiver appointed upon application by Lessor to take possession of the Premises and to collect the rents or profits therefrom and to exercise all other rights and remedies pursuant to Section 25.2(d).

(e) The right to enjoin, and any other remedy or right now or hereafter available to a lessor against a defaulting lessee under the laws of the State of California or the equitable powers of its courts, and not otherwise specifically reserved herein.

(f) Whether or not this Lease is terminated, the right to recover actual damages incurred by Lessor arising out of the Event of Default, or due to Lessee’s failure to indemnify Lessor pursuant to Section 20.1.

Section 25.3 Waiver of Notice. Except as otherwise expressly provided in this Article 25, Lessee hereby expressly waives, so far as permitted by law, the service of any notice of intention to enter or re-enter provided for in any statute. Notwithstanding anything contained herein, if an Event of Default occurs and Lessor commences action or institutes proceedings to enforce the remedy of termination described in Section 25.2(a) or (b), then at any time before the first to occur of (a) the date Lessor legally recovers possession of all of the Premises from Lessee or (b) a court of competent jurisdiction enters a final judgment ordering Lessee to vacate the Premises and deliver possession to Lessor, Lessee shall have the right to cure such Event of Default and thereby reinstate this Lease as if such Event of Default had not occurred by paying to Lessor all amounts then due Lessor pursuant to this Lease and otherwise curing any non-monetary Event of Default that then exists.

Section 25.4 Rights Cumulative. The various rights and remedies reserved to Lessor herein, including those not specifically described herein, shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity and the exercise of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity shall not preclude the simultaneous or later exercise by Lessor of any or all other rights and remedies.

Section 25.5 Lessor’s Default. Lessor shall be in default under this Lease if Lessor fails to cure any breach of its obligations under this Lease within thirty (30) days after receipt of written notice from Lessee specifying in reasonable detail the nature of Lessor’s breach; provided, however, that if the nature of Lessor’s breach is such that more than thirty (30) days are required for performance, then Lessor shall not be in default if Lessor commences the cure of such breach within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Lessee shall be entitled to actual (but not consequential) damages in the event of an uncured default by Landlord, but shall not have any right to terminate this Lease as a result of any Landlord default.

ARTICLE 26.

LESSOR’S RIGHT TO CURE DEFAULTS

If Lessee shall fail or neglect to do or perform any act or thing herein provided by it to be done or performed and such failure shall not be cured within any applicable grace period provided in Article 25, then Lessor shall have the right, but shall have no obligation, to pay any amounts payable by Lessee to third parties hereunder, discharge any lien, take out, pay for and maintain any insurance required under Article 19, or do or perform or cause to be done or performed any such other act or thing (entering upon the Premises for such purposes, if Lessor shall so elect), and Lessor shall not be or be held liable or in any way responsible for any loss, disturbance, inconvenience, annoyance or damage resulting to Lessee on account thereof (except to the extent of Lessor’s gross negligence or willful misconduct), and Lessee shall repay to Lessor upon demand the entire cost and expense thereof, including, without limitation, compensation to the agents, consultants and contractors of Lessor and attorneys’ fees and expenses. Lessor may act upon shorter notice or no notice at all if reasonably necessary in Lessor’s judgment to meet an emergency situation or governmental or municipal time limitation. Lessor shall not be required to inquire into the correctness of the amount or validity of any payable or lien that may be paid by Lessor, and Lessor shall be duly protected in paying the amount of any such payable or lien claimed, and, in such event, Lessor shall also have the full authority, in Lessor’s sole judgment and discretion and without prior notice to or approval by Lessee, to settle or compromise any such lien or payable. Any act or thing done by Lessor pursuant to the provisions of this Article 26 shall not be or be construed as a waiver of any default by Lessee, or as a waiver of any term, covenant, agreement or condition herein contained or of the performance thereof.

ARTICLE 27.

SURRENDER OF THE PREMISES

Section 27.1 Surrender. Upon the termination of this Lease, whether at the expiration of the Term or prior thereto, Lessee shall surrender the Premises to Lessor in good order and repair and in keeping with the then-current standards of the Stanford Research Park, reasonable wear and tear, the Pre-Existing Environmental Condition excepted, free and clear of all letting and occupancies other than any Permitted Subleases that, pursuant to the provisions of this Lease, Lessor has elected to recognize after such termination, the Access Agreements and any other agreements for Remediation approved in writing by Lessor, and free and clear of all Liens or any other encumbrances (other than those that are covered by Lessor’s Environmental Indemnity Obligations). The foregoing shall not impose any obligation on Lessee with respect to the Remediation Systems.

Section 27.2 Ownership of Improvements; Contracts. Upon any termination of this Lease, all Improvements shall automatically and without further act by Lessor or Lessee, become the property of Lessor, free and clear of any claim or interest therein on the part of Lessee or anyone claiming under Lessee, and without payment therefor by Lessor. Upon or at any time after the Termination Date, if requested by Lessor, Lessee shall, without charge to Lessor, promptly execute, acknowledge and deliver to Lessor a good and sufficient quitclaim deed of all of Lessee’s right, title, and interest in and to the Premises and the Improvements and a good and sufficient assignment to Lessor of Lessee’s interest in any Permitted Subleases which Lessor has elected to recognize after the Termination Date, and in any contracts, as designated by Lessor, relating to the operation, management, maintenance or leasing of the Premises or any part thereof, and shall deliver to Lessor all such other instruments, records and documents relating to the operation, management, maintenance or leasing of the Premises or any part thereof, including but not limited to all leases, lease files, plans and specifications, records, registers, permits, and all other papers and documents which may be necessary or appropriate for the proper operation and management of the Premises. Lessee hereby irrevocably appoints Lessor as its lawful attorney-in-fact to execute and deliver for, on behalf of and in the name of Lessee, any such deed, assignment or other instrument referred to in this Article 27 or otherwise, required to document the transfer or reversion to Lessor of such interests of Lessee, and Lessee and Lessor agree that such power of attorney shall be a power coupled with an interest. Lessee agrees to indemnify, protect, defend, and hold harmless Lessor from and against any and all losses, costs, damages, claims, liabilities and expenses arising directly or indirectly, in whole or in part, out of any obligations or liabilities incurred by Lessee prior to the Termination Date with respect to any such items so assigned to Lessor. Any contracts, agreements or other obligations of Lessee relating to the Premises not designated by Lessor and assigned by Lessee to Lessor pursuant to this Article 27 shall immediately terminate and be of no further force or effect as of the Termination Date.

Section 27.3 Surrender. Notwithstanding the foregoing, at the election of Lessor, which election shall be made by written notice to Lessee not later than thirty (30) days prior to the Expiration Date or thirty (30) days after the earlier termination of this Lease, Lessee, at its expense, shall (a) remediate in, on, from or under the Premises any Hazardous Substance to the extent resulting from any Lessee Environmental Activity; and (b) surrender the Premises to Lessor in accordance with the provisions of this Article 27 free and clear of any and all occupancies, tenancies and subleases (other than those permitted by Section 27.1 above).

Section 27.4 Personal Property. Any personal property of Lessee that remains on the Premises after the Termination Date may, at the option of Lessor, be deemed to have been abandoned by Lessee and may either be retained by Lessor as its property or disposed of, without accountability, in such manner as Lessor may determine in its sole discretion.

ARTICLE 28.

USE OF NAME

Lessee acknowledges and agrees that the names “The Leland Stanford Junior University,” “Stanford” and “Stanford University,” and all variations thereof, are proprietary to Lessor. Lessee shall not use any such name or any variation thereof or identify Lessor in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or use any trademark, service mark, trade name or symbol of Lessor or that is associated with it, without Lessor’s prior written consent, which may be given or withheld in Lessor’s sole discretion.

ARTICLE 29.

SIGNS

Lessee agrees that without having first obtained the approval of Lessor, (which Lessor shall not unreasonably withhold, condition or delay), Lessee will not place or maintain or authorize or permit any other person to place or maintain any sign or advertisement: (a) upon the roof, any window or any exterior wall of any building or structure upon the Premises; (b) upon any portion of, or at any point in, any building or structure upon the Premises from which such sign can be seen from any point not on the Premises; or (c) upon the grounds of the Premises. Notwithstanding the foregoing, Lessor hereby approves all signs in place on the Premises as of the Commencement Date.

ARTICLE 30.

REPRESENTATIONS AND WARRANTIES

Section 30.1 Lessee’s Representations and Warranties. Lessee hereby represents and warrants to Lessor as follows:

(a) Lessee is a corporation duly formed and validly existing under the laws of the state identified in the Basic Lease Information and is qualified to do business under the laws of the State of California. Lessee has full corporate power and authority to enter into and perform its obligations under this Lease and to develop, construct and operate the Premises as contemplated by this Lease.

(b) Lessee has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid, and binding obligation of Lessee.

(c) Lessee has the right, power, legal capacity and authority to enter into and perform its obligations under this Lease and no approvals or consents of any person are required in connection with the execution and performance of this Lease. The execution and performance of this Lease will not result in or constitute any default or event that with notice or the lapse of time or both, would be a default, breach or violation of the organizational instruments governing Lessee or any agreement or any order or decree of any court or other governmental authority to which Lessee is a party or to which it is subject.

Section 30.2 Lessor’s Representations and Warranties. Lessor hereby represents and warrants to Lessee as follows:

(a) Lessor is a body having corporate powers under the laws of the State of California.

(b) Lessor has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid, and binding obligation of Lessor.

(c) Lessor has the right, power, legal capacity and authority to enter into and perform its obligations under this Lease and no approvals or consents of any person are required in connection with the execution and performance of this Lease. The execution and performance of this Lease will not result in or constitute any default or event that with notice or the lapse of time or both, would be a default, breach or violation of the organizational instruments governing Lessor or any agreement or any order or decree of any court or other governmental authority to which Lessor is a party or to which it is subject.

(d) As of the Commencement Date, Lessor has delivered to Lessee true, correct and complete copies of all Access Agreements, material reports and environmental assessments of the Premises in Lessor’s possession (other than those associated with any confidential agreements entered into with third parties), and Lessor has complied with all environmental disclosure obligations imposed by Environmental Requirements with respect to this transaction. Except as disclosed in such reports and assessments, or as disclosed in any public document available to Lessee from governmental entities having jurisdiction over the Premises, to Lessor’s actual knowledge as of the Commencement Date (i) no Hazardous Substance is present on the Premises or the soil, surface water or ground water thereof, except to the extent brought upon the Premises by Lessee, its employees and contractors, (ii) no Remediation Systems, underground storage tanks or asbestos-containing building materials are present on the Premises, regarding any Hazardous Substance or pursuant to any Environmental Requirements. No Access Agreement or other confidential agreements that Lessor has entered into with third parties prior to the Commencement Date, and no reports or environmental assessments associated therewith, contain or refer to any information that describes or discloses any event, condition or circumstance regarding the Premises that is not described in and disclosed by the reports and environmental assessments that Lessor has delivered to Lessee.

ARTICLE 31.

NO WAIVER

No failure by Lessor or Lessee to insist upon the strict performance of any term, covenant, agreement, provision, condition or limitation of this Lease or to exercise any right or remedy upon a breach thereof, and no acceptance by Lessor of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such term, covenant, agreement, provision, condition or limitation. No term, covenant, agreement, provision, condition or limitation of this Lease and no breach thereof may be waived, altered or modified except by a written instrument executed by the waiving party. No waiver of any breach shall affect or alter this Lease but each and every term, covenant, agreement, provision, condition and limitation of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE 32.

NO PARTNERSHIP

It is expressly understood that neither Lessee nor Lessor is or becomes, in any way or for any purpose, a partner of the other in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with the other, or agent of the other by reason of this Lease or otherwise. Lessee is and shall be an independent contractor with respect to the Lease and Premises.

ARTICLE 33.

NO DEDICATION

This Lease shall not be, nor be deemed or construed to be, a dedication to the public of the Premises, the areas in which the Premises are located or the Improvements, or any portion thereof.

ARTICLE 34.

NO THIRD PARTY BENEFICIARIES

This Lease shall not confer nor be deemed nor construed to confer upon any person or entity, other than the parties hereto and any specific beneficiaries expressly identified herein, any right or interest, including, without limiting the generality of the foregoing, any third party beneficiary status or any right to enforce any provision of this Lease.

ARTICLE 35.

NOTICES

Any notice, consent or other communication required or permitted under this Lease shall be in writing and shall be delivered by hand, sent by air courier, sent by prepaid registered or certified mail with return receipt requested, or sent by facsimile, and shall be deemed to have been given on the earliest of (a) receipt or refusal of receipt; (b) one business day after delivery to an air courier for overnight expedited delivery service; (c) five (5) business days after the date deposited in the United States mail, registered or certified, with postage prepaid and return receipt requested (provided that such return receipt must indicate receipt at the address specified); or (d) on the day of its transmission by facsimile if transmitted during the business hours of the place of receipt, otherwise on the next business day, provided that a copy of such notice, consent or other communication is also delivered pursuant to clause (b) or (c) above. All notices shall be addressed as appropriate to the addresses given in the Basic Lease Information (or to such other or further addresses as the parties may designate by notice given in accordance with this section).

ARTICLE 36.

ARBITRATION OF DISPUTES

The provisions of this Article 36 shall apply only to disputes arising under Sections 3.2(e), 6.2(d), 11.10, 19.2(c), 21.8 and 21.11 of this Lease. No dispute relating to this Lease shall be subject to arbitration unless a specific provision of this Lease expressly states that such dispute is subject to arbitration or the parties subsequently agree in writing to submit the dispute to arbitration. Any dispute, controversy or claim that this Lease expressly requires to be submitted to arbitration shall be settled by arbitration in Santa Clara County, California. To the extent not inconsistent with the provisions of this Article 36, said arbitration shall be conducted in accordance with the Rules of Commercial Arbitration of the American Arbitration Association

or its successor, and the provisions of California Code of Civil Procedure Section 1282 et. seq., or any successor or amended statute or law containing similar provisions. Arbitration required to be conducted pursuant hereto may be initiated by either party by notice to the other party of the dispute to be arbitrated and of a list of acceptable arbitrators. Such notice shall be delivered within a reasonable period of time after the dispute arises. If the parties cannot agree on a single arbitrator within ten (10) business days after the date either party sends such written notice and list of acceptable arbitrators to the other party, the arbitrator shall be appointed by the Superior Court of Santa Clara County pursuant to the provisions of California Code of Civil Procedure Section 1281.6, or any successor or amended statute or law containing similar provisions. The parties jointly or separately may provide the court with a list of names acceptable arbitrators. Promptly after the arbitrator’s appointment, the arbitrator shall meet with the parties, jointly or separately and shall attempt to resolve the dispute, controversy or claim submitted to arbitration hereunder, and failing such resolution, the arbitrator shall promptly decide the matter in accordance with applicable law and deliver a written decision to each of the parties. The arbitrator shall have no power to modify the provisions of this Lease and the arbitrator’s jurisdiction is limited accordingly. The expenses of such arbitration shall be borne equally by Lessor and Lessee. The provisions of this Lease relating to arbitration shall be specifically enforceable and shall be subject to the discretion of the court as provided in Part 3, Title 9 (beginning with Section 1280) of the California Code of Civil Procedure. All actions brought under said Title 9 and all actions pertaining to these arbitration provisions shall be brought in the Superior Court of Santa Clara County or the U.S. District Court for the Northern District of California. An award of the arbitrator selected by the parties or by the court shall be final and binding upon the parties hereto and judgment may be entered upon it in a court having jurisdiction pursuant to Section 40.8 below.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ABOVE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT OT THIS ARBITRATION PROVISION IS VOLUNTARY. WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES,” PROVISION TO NEUTRAL ARBITRATION .

Consent to neutral arbitration:

             (Lessor)              (Lessee)

ARTICLE 37.

HOLDING OVER

This Lease shall terminate upon the Termination Date and any holding over by Lessee after the Termination Date shall not constitute a renewal of this Lease or give Lessee any rights hereunder or in or to the Premises. Lessee shall pay to Lessor during any period of holding over, prorated and payable on a monthly basis, Base Rent in the amount of one hundred fifty percent (150%) of the latest Base Rent payable by Lessee prior to the Termination Date and shall be liable to Lessor for any and all damages sustained by Lessor as a result of such holding over.

ARTICLE 38.

NONDISCRIMINATION

In performing the obligations set forth herein, Lessee shall not discriminate against any person on the basis of race, age, creed, cohabitation, sexual preference, gender, color, ancestry, national origin, heritage, religion or physical or mental disability.

ARTICLE 39.

MEMORANDUM

This Lease shall not be recorded. However, at the request of either party, the parties hereto shall execute and acknowledge a memorandum hereof in recordable form that Lessor shall file for recording in the Official Records of Santa Clara County.

ARTICLE 40.

GENERAL PROVISIONS

Section 40.1 Broker’s Commissions. Lessor’s broker in this transaction is Eastdil Realty Company, LLC, and Lessor shall be responsible for any commission due to Eastdil in connection with this Lease. Lessee is not represented by a broker. Each party represents to the other party that the representing party has incurred no liability for any brokerage commission or finder’s fee arising from or relating to the negotiation or execution of this Lease, other than as set forth in this Section 40.1. Each party hereby indemnifies and agrees to protect, defend and hold harmless the other party from and against all liability, cost, damage or expense (including, without limitation, attorneys’ fees and costs incurred in connection therewith) on account of any brokerage commission or finder’s fee which the indemnifying party has agreed to pay or which is claimed to be due as a result of the actions of the indemnifying party. This Section 40.1 is intended to be solely for the benefit of the parties hereto and is not intended to benefit, nor may it be relied upon by, any person or entity not a party to this Lease.

Section 40.2 Severability. In case any one or more of the provisions of this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, and this Lease shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

Section 40.3 Time of the Essence. Time is hereby expressly declared to be of the essence of this Lease and of each and every term, covenant, agreement, condition and provision hereof.

Section 40.4 Headings. Article, Section and subsection headings in this Lease are for convenience only and are not to be construed as a part of this Lease or in any way limiting or amplifying the provisions hereof.

Section 40.5 Lease Construed as a Whole. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Lessor or Lessee. The parties acknowledge that each party and its counsel have reviewed this Lease and participated in its drafting and therefore that the rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed nor applied in the interpretation of this Lease.

Section 40.6 Meaning of Terms. Whenever the context so requires, the neuter gender shall include the masculine and the feminine, and the singular shall include the plural, and vice versa.

Section 40.7 Attorneys’ Fees. In the event of any action or proceeding at law or in equity between Lessor and Lessee to enforce or interpret any provision of this Lease or to protect or establish any right or remedy of either party hereunder, the party not prevailing in such action or proceeding shall pay to the prevailing party all costs and expenses, including without limitation, reasonable attorneys’ fees and expenses (including attorneys’ fees and expenses of in-house attorneys), incurred therein by such prevailing party and if such prevailing party shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees shall be included in and as a part of such judgment.

Section 40.8 California Law; Forum. The laws of the State of California, other than those laws denominated choice of law rules which would require the application of the laws of another forum, shall govern the validity, construction and effect of this Lease. This Lease is made and all obligations hereunder arise and are to be performed in the County of Santa Clara, State of California. Any action which in any way involves the rights, duties and obligations of the parties hereto may (and if against Lessor, shall) be brought in the courts of the State of California located in Santa Clara County or in the United States District Court for the Northern District of California, and the parties hereto hereby submit to the personal jurisdiction of said courts.

Section 40.9 Binding Agreement. Subject to the provisions of Articles 22, 23 and 24 of this Lease, the terms, covenants and agreements contained in this Lease shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 40.10 Entire Agreement. This instrument, together with the exhibits hereto, all of which are incorporated herein by reference, constitutes the entire agreement between Lessor and Lessee with respect to the subject matter hereof and supersedes all prior offers, negotiations, oral and written. This Lease may not be amended or modified in any respect whatsoever except by an instrument in writing signed by Lessor and Lessee.

Section 40.11 Quiet Enjoyment. Lessor agrees that Lessee, upon paying the Rent and all other sums due hereunder and upon keeping and observing all of the covenants, agreement and provisions of this Lease on its part to be observed and kept, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term without hindrance or molestation by anyone claiming by, through, or under Lessor.

Section 40.12 Termination Not Merger. The voluntary sale or other surrender of this Lease by Lessee to Lessor, or a mutual cancellation thereof, or the termination thereof by Lessor pursuant to any provision contained herein, shall not work a merger, but at the option of Lessor shall either terminate any or all existing subleases or sub- tenancies hereunder, or operate as an assignment to Lessor of any or all of such subleases or subtenancies.

Section 40.13 Modification of Lease. In the event of any ruling or threat by the Internal Revenue Service, or opinion of counsel, that all or part of the Rent paid or to be paid to Lessor under this Lease will be subject to the income tax on unrelated business taxable income, Lessee agrees to modify this Lease to avoid such tax; provided that such modifications will not result in any increase in Rent, or any increased obligations of Lessee under this Lease. Lessor will pay all Lessee’s reasonable costs incurred in reviewing and negotiating any such lease modification, including reasonable attorneys’ and accountants’ fees.

Section 40.14 Survival. The obligations of this Lease shall survive the expiration of the Term to the extent necessary to implement any requirement for the performance of obligations or forbearance of an act by either party hereto which has not been completed prior to the termination of this Lease. Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition. Notwithstanding the foregoing, in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation or forbearance of an act is no longer required, then the specific shall govern over this general provisions of this Lease.

Section 40.15 Estoppel Certificates. Either party, at any time and from time to time within ten (10) business days after receipt of written notice from the other party, shall execute, acknowledge and deliver to the requesting party a certificate stating (to the responding party’s best knowledge where applicable): (a) that Lessee has accepted the Premises (if true); (b) the Commencement Date and Expiration Date of this Lease; (c) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that same is in full force and effect as modified and stating the modifications); (d) whether or not there are then existing any defenses against the enforcement of any of the obligations of Lessee under this Lease (and, if so, specifying same); (e) whether or not there are then existing any defaults by the parties in the performance of their obligations under this Lease (and, if so, specifying same); and (f) any other factual information relating to the rights and obligations under this Lease that may reasonably be required by requesting party.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease by proper persons thereunto duly authorized as of the date first above written.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

By:	Stanford Management Company

By:	/s/ JEAN SNIDER
Name:	Jean Snider
Its:	Director, Stanford Research Park

3301 HILLVIEW HOLDINGS, INC.,
a Delaware corporation

By:	/s/ WILLIAM R. HUGHES
Name:	William R. Hughes
Its:	Vice President

Schedule 6.2

[Chart relating to prepayment of base rent has been omitted. A copy of this chart will be furnished supplementally to the commission upon request.]

1

Schedule 18.2

ACCESS AGREEMENTS

1. Pipeline and Well Access Agreement, dated April 15, 1994, between Watkins-Johnson Company, as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees.

2. Pipeline and Well Access Agreement First Amendment, dated July 1, 1995, between Watkins-Johnson Company, as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees.

3. Remediation Agreement between SECOR International Incorporated and Watkins-Johnson Company dated as of July 13, 1999, as assigned pursuant to the Assignment of Non-Exclusive Rights Under Remediation Agreement between Watkins-Johnson Company and The Board of Trustees of the Leland Stanford Junior University dated as of September 30, 1999, and Assignment of Non-Exclusive Rights under Remediation Agreement, dated September 30, 1999, between Watkins-Johnson Company, as Assignor, and The Board of Trustees of the Leland Stanford Junior University, as Assignee.

4. Pipeline and Well Access Agreement, dated May 2, 1994, between Taylor Woodrow Property Company (California) Inc., as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees.

5. First Amendment to Pipeline and Well Access Agreement, dated July 1, 1995, between Taylor Woodrow Property Company (California) Inc., as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees.

6. Access Agreement, dated April 15, 1994, between The Board of Trustees of the Leland Stanford Junior University, as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees.

7. Access Agreement First Amendment, dated July 1, 1995, between The Board of Trustees of the Leland Stanford Junior University, as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees.

8. Access Agreement Second Amendment, dated November 1, 1997, between The Board of Trustees of the Leland Stanford Junior University, as Grantor, and The Hillview-Porter Regional Program Management Committee on behalf of The Hillview-Porter Regional Site Responding Parties, as Permittees.

1

9. Environmental Access Agreement, dated November 1, 1994, between The Board of Trustees of the Leland Stanford Junior University, as Grantor, and Watkins-Johnson Company, as Permitee.

10. Access Agreement between The Board of Trustees of the Leland Stanford Junior University and Hewlett-Packard Company dated as of May 22, 1992.

2

Schedule 18.10

3333 Hillview Avenue

DATE	TITLE (CONSULTANT)
8/2/84	Watkins-Johnson Company Hazardous Materials Inventory
6/25/85	Palo Alto Plant Water Contamination Report
12/31/85	January 2, 1986 letter attachment (Safety Specialist, Inc.), copy 1 Includes July 1984 Preliminary Report, Geology/Hydrogeology (Terratech, Inc.)
12/31/85	January 2, 1986 letter attachment (Safety Specialists, Inc.), copy 2 Includes analytical results
7/18/88	Response to letter of 6/1/88 and other correspondence
1/2/89	January and February 1989 Water Sampling Data Sheets/Chain of Custody Record App. E (Stollar)
4/14/89	Draft GW and Soil Investigation, Vol. I (R.L. Stollar & Associates)
4/14/89	Draft GW and Soil Investigation Appendices A-G, Vol. II (R.L. Stollar & Associates)
2/9/90	Phase II Ground-Water Investigation Work Plan (R.L. Stollar & Associates)
5/2/90	Cleanup Order #HSA 89/90-012 issued by DTSC for Stanford and Watkins-Johnson
6/14/90	Monthly Progress Report, May (R.L. Stollar & Associates) May 1-31, 1990
7/2/90	RI/FS Work Plan (R.L. Stollar & Associates Inc.)
7/31/90	RI/FS Data Management Plan (R.L. Stollar & Associates Inc.)
7/31/90	RI/FS Project Management Plan (R.L. Stollar & Associates Inc.)
7/31/90	RI/FS Health and Safety Plan (R.L. Stollar & Associates Inc.)
8/10/90	RI/FS Feasibility Study Plan (R.L. Stollar & Associates Inc.)
8/10/90	RI/FS Quality Assurance Project Plan (R.L. Stollar & Associates Inc.)
8/31/90	RI/FS Scoping Document (R.L. Stollar & Associates Inc.)
8/31/90	RI/FS Scoping Document Appendix E (R.L. Stollar & Associates) incl. in Scoping Document
9/17/90	RI/FS Sampling and Analysis Plan (R.L. Stollar & Associates)
9/24/90	Revised Data Management and QAPP (R.L. Stollar & Associates)
10/12/90	Revised RI/FS Health and Safety Plan (R.L. Stollar & Assoc.)
10/12/90	Revised RI/FS Feasibility Study Plan (R.L. Stollar & Associates)
11/21/90	Revised RI/FS Sampling and Analysis Plan (R.L. Stollar)
6/91	Draft Baseline Public Health Risk Assessment (Urie Evn. Health, Inc.)
7/19/91	Draft Remedial Investigation Vols. I, II, III (R.L. Stollar & Assoc.)
7/26/91	Draft Feasibility Study (R.L. Stollar & Assoc.)
3/11/92	Baseline Public Health Risk Assessment March 11, 1992 (Richard L. Urie and Joan Henehan)
3/13/92	Revised Draft Feasibility Study (Watkins-Johnson formerly R.L. Stollar & Assoc.)
3/24/92	Revised Draft Remedial Investigation, March 24, 1992 (Watkins-Johnson Env., Inc.)
6/92	Draft Baseline Public Health Risk Assessment (Watkins-Johnson Env.) Vols. 1 & 2
6/26/92	Remedial Investigation Vols. I thru III (Watkins Johnson Env., Inc.) incl. 11/10/02 addendum re OU2
7/10/92	Feasibility Study (Watkins Johnson Env., Inc.)
8/24/92	Revised Feasibility Study (Watkins Johnson Env., Inc.) incl. addendum FS OU2 of 4/14/93
11/10/92	OU2 Remedial Investigation Addendum Report included in the RI Report dated 6/26/92. (Watkins Johnson)
2/93	Baseline Public Health Risk Assessment, incl. DTSC comments and response to (W-J) Vols. 1 & 2
3/31/93	Monthly and Quarterly Progress Reports, Feb. 1993, RI and FS (Watkins Johnson)
4/14/93	Addendum Feasibility Study and Pilot Study Report for Operable Unit 2 (WJ) incl. in FS 8/24/92
5/24/93	Response to Comments for the Addendum Feasibility Study and Pilot Study Report for OU2 (WJ)
6/93	Baseline Public Health Risk Assessment Vols. 1 & 2 (Watkins Johnson)
7/8/93	Draft Remedial Action Plan (Watkins Johnson)
1/26/94	Final Draft Remedial Action Plan (Watkins Johnson)
3/31/94	Final Remedial Action Plan (Watkins Johnson)
7/1/94	Draft Remedial Design and Implementation Plan (Watkins Johnson)
7/14/94	Monthly and Quarterly Progress Reports, May 1994, RI & FS (Watkins Johnson)
8/23/94	Remedial Design and Implementation Plan (Watkins Johnson)

3333 Hillview continued

DATE	TITLE (CONSULTANT)
9/30/94	Monthly and Quarterly Progress Reports, August 1994, RI and FS (Watkins Johnson)
1/16/95	Monthly and Quarterly Progress Report, November 1994 Vol. 1 (Dames & Moore) Appendices A-D, Vol. II
2/16/95	January 1995 Progress Report (Dames & Moore)
2/16/95	Monthly Progress Report January 16, 1995, Vols. 1 & 2 (Dames & Moore)
3/15/95	Operation and Maintenance Manual (Dames & Moore)
4/3/95	Monthly and Quarterly Progress Report February, 1995 (Dames & Moore)
5/12/95	Monthly Progress Report (Dames & Moore)
6/30/95	Semi Annual Progress Report (Dames & Moore)
1/15/96	Annual Progress Report, November 1995, for Watkins Johnson Company
1/15/97	Annual Progress Report, November 1996, for Watkins Johnson Company
12/97	Post Closure Report Palo Alto Fire Department Permit # H-021098

2

3125 Porter Drive

DATE	TITLE (CONSULTANT)
12/4/87	Technical Proposal Phase II Initial Site Characterization (McLaren)
3/9/88	January-March 1988 Quarterly Self-Monitoring Report (McLaren)
5/27/88	Phase II Site Characterization Report (McLaren)
6/7/88	April-June 1988 Quarterly Self-Monitoring Report (McLaren)
6/29/88	Data Transmittal (QA/QC Data for MW-5, MW-8, MW-11, MW 12 (McLaren)
6/88	Technical Proposal for Phase III Groundwater Investigation (McLaren)
9/2/88	Technical Proposal to Conduct Soil Investigation beneath the chemical storage bunker, along the pipe trench & vicinity of waste treatment facility (McLaren)
9/7/88	July-September 1988 Quarterly Self-Monitoring Report (McLaren)
9/8/88	Sample Plan for Soil Investigations during demolition activities (McLaren)
10/7/88	Results of Phase III Groundwater Investigation (McLaren)
12/22/88	Results of Phase III Soil Investigation (McLaren)
12/6/88	October-December 1988 Quarterly Self-Monitoring Report (McLaren)
1/13/89	Technical Proposal, Phase IV Soil and Groundwater Investigations (McLaren)
1/27/89	Sample Plan for Phase IV Site Characterization (McLaren)
3/22/89	January-March 1989 Quarterly Self-Monitoring Report (McLaren)
3/24/89	Cleanup Order #HSA 88/89-024, issued by the Dept. of Toxic Substance Control to Hewlett-Packard and Stanford
5/31/89	RI/FS Work Plan Vol. I of 6, Project, QA/QC, Data Management Plans (McLaren)
5/31/89	RI/FS Work Plan Vol. II of 6, Health and Safety Plan (McLaren)
5/31/89	RI/FS Work Plan Vol. III of 6, Public Health and Env. Evaluation Plan (McLaren)
5/31/89	RI/FS Work Plan Vol. IV of 6, Feasibility Study Plan (McLaren)
6/14/89	April-June 1989 Quarterly Self-Monitoring Report (McLaren)
9/21/89	July-September 1989 Quarterly Self-Monitoring Report (McLaren)
10/3/89	Phase IV Soil and Groundwater Investigations Vol. I (McLaren)
10/3/89	Phase IV Soil and GW Investigations Vol. II, Appendix C (McLaren)
10/3/89	Phase IV Soil and GW Investigations Vol. III, Appendix D, E (McLaren)
10/3/89	RI/FS Work Plan Vol. V of 6, Scoping Document (McLaren)
10/3/89	RI/FS Work Plan Vol. VI of 6, Sample Plan (McLaren)
11/1/89	Interim Remedial Measures Proposal, Soil and Groundwater (McLaren)
12/20/89	October-December 1989 Quarterly Self-Monitoring Report (McLaren)
3/30/90	January-March 1990 Quarterly Monitoring Report (McLaren)
5/11/90	Phase V Soil and Groundwater Investigations, Vol. 1 (McLaren)
5/11/90	Phase V Soil and Groundwater Investigation, Vol. 2, Appendices (McLaren)
6/29/90	April-June 1990 Quarterly Self-Monitoring Report (McLaren)
8/15/90	Public Health and Environmental Evaluation (ChemRisk)
8/15/90	Remedial Investigation Report (McLaren Hart) Vol. I
8/15/90	Remedial Investigation Report (McLaren Hart) Vol. II, Appendices A-H
8/15/90	Remedial Investigation Report (McLaren Hart) Vol. III, Appendix I
8/15/90	Remedial Investigation Report (McLaren Hart) Vol. IV, Appendix I, cont’d.
8/15/90	Remedial Investigation Report (McLaren Hart) Vol. V, Appendix J
8/15/90	Feasibility Study (McLaren Hart)
9/26/90	July-September 1990 Quarterly Self-Monitoring Report (McLaren Hart)
12/7/90	Remedial Investigation Work Plan (SEACOR)
12/28/90	Quarterly Self-Monitoring Report (McLaren Hart)
2/4/91	Soil Investigation Summary (SEACOR)
3/06/91	Contingency Plan for Additional Remedial Investigation (Seacor)
3/28/91	Results of the Feb 1991 Quarterly Groundwater Monitoring Event (Seacor)
3/28/91	Response to DHS Comments Remedial Investigation Work Plan (Seacor)
4/16/91	Feasibility Study Workplan Bldg 15 (Seacor)
5/15/91	Revised Soil Investigation Summary (Seacor) with Attachment 2 (attachment 2 missing)
5/15/91	Monthly Status Report April 1991 (Seacor)

3

3125 Porter Drive continued

DATE	TITLE (CONSULTANT)
6/21/91	Revised Soil Investigation Summary (Seacor)
6/27/91	May 1991 Quarterly Groundwater Monitoring & Prelim. Data Interpretation & FS Reports (SEACOR)
7/12/91	Monthly Status Report, June 1991 (Seacor)
7/29/91	Addendum to the Hewlett-Packard Company Bldg. 15 Facility Public Health Evaluation (Seacor)
8/9/91	Monthly Status Report, July 1991, 3215 Porter bldg. 15 (Seacor)
9/12/91	Addendum Final Remedial Investigation Report (Seacor)
9/27/91	Monthly Status Report and Results of the Quarterly Groundwater Monitoring Event August 1991 (Seacor)
10/31/91	Draft Feasibility Study Report (Seacor)
11/26/91	Recommended Groundwater Self-Monitoring Program November 1991 (Seacor)
12/30/91	Monthly Status Report and Results of the Quarterly Groundwater Monitoring Event Nov. 1991 (Seacor)
1/17/92	Addendum Remedial Investigation Report (Seacor) Prepared 9/12/91, revised 1/17/92
2/14/92	Feasibility Study Report (Bldg. 15) (Seacor) Revised 2/14/92, Prepared 10/31/91 inc. ltr 3/31/92 from DTSC
3/11/92	Addendum to the Hewlett Packard Bldg. 15 Facility Public Health Evaluation (Seacor)
3/31/92	Monthly Status Reports and Results of the Quarterly Groundwater Monitoring Event February 1992 (Seacor)
3/30/92	Addendum FINAL Remedial Investigation Report, Prepared Sept. 12, 1991, Revised March 30, 1992 (Seacor)
4/30/92	Preliminary Draft Remedial Action Plan April 30, 1992 (Seacor)
6/30/92	Monthly Status Report and Results of the Quarterly GroundWater Monitoring Event May 1992 (SEACOR)
8/7/92	Draft Remedial Action Plan (SEACOR)
8/11/92	Proposed Negative Declaration for the RAP, Bldg 15 Appendix I Checklist and Initial Assmt. (DTSC)
9/30/92	Final Remedial Action Plan (Seacor)
9/30/92	Monthly Status Report and Results of the Quarterly Groundwater Monitoring Event August 1992 (Seacor)
12/30/92	Monthly Status Report and Results of the Quarterly Groundwater Monitoring Event Nov. 1992 (Seacor)
3/31/93	Monthly Status Report and Results of the Quarterly Groundwater Monitoring Event Feb. 1993 (Seacor)
1/29/93	Remedial Design and Implementation Plan Vols. 1 thru 3 rec’d. (of 9) Seacor Vol. 1 Workplan 1/29/93, Vol. 2 Construction Drawings 4/2/93, Vol. 3 Technical Specs. 4/2/93
6/30/93	Monthly Status Reports and Results of Quarterly GW Monitoring Events (SEACOR) Vol. 1 of 3 Text, Tables and Figures
6/30/93	Vol. 2 of 3 Appendices A, B, C and D Vol. 3 not received
9/30/93	Monthly Status Reports and Results of the August 1993 Quarterly GW Monitoring Events (Seacor)
11/30/93	Remedial Design and Implementation Plan, Remedial Systems Start-Up Report (Seacor) This report is for 1661 Page Mill also.
12/30/93	Monthly Status Reports and Results of the Nov. 1993 Qtrly. Groundwater Monitoring Events (SEACOR)
3/31/94	Monthly Status Reports and Results of the Feb 1994 Quarterly GW Monitoring Events 3215 Porter and Building 28, corner Page Mill Rd., and Porter Dr. (Seacor)
6/30/94	Monthly Status Report and Results of the May 1994 Quarterly Groundwater Monitoring Event (Seacor)
9/30/94	Quarterly Status Report and Results of the August 1994 Quarterly Groundwater Monitoring Event (Seacor)
12/27/94	Proposed Groundwater Monitoring Plan (Seacor)
1/13/95	Annual Monitoring Report for 1994, Vol. I, Quarterly Status Report and Results of the Nov. 1994 Quarterly GW Monitoring Event (Secor) Vol. II Annual Performance Review (Secor)
3/30/95	Quarterly Status Report December 1994-February 1995 (Secor)
6/30/95	Quarterly Status Report (Mar-May 1995) and Semi Annual Groundwater Monitoring Report (Feb & May 1995) (Secor)
9/28/95	Quarterly Status Report June – August 1995 (Secor)
1/12/96	Annual Monitoring Report for 1995 Vol. I Quarterly Status Report & Results of August & November 1995 Groundwater Monitoring Events Vol II Annual Performance Review (Secor)
2/5/96

Revisions to Annual Groundwater Monitoring Report for 1995, Vol. II Annual Performance Review (Secor) filed with Vol. II Annual Performance Review 1/12/96 and cc with Vol. II Annual Performance Review 1/13/95

2/20/96	As Built Drawings for Groundwater Extraction and Treatment System 3215 Porter and 1661/ 1681 Page Mill Rd. (Secor)

4

3125 Porter Drive continued

DATE	TITLE (CONSULTANT)
3/22/96	Quarterly Status Report December 1995-February 1996 (Secor) Bldgs. 28A, B, C Site, Corner of Page Mill and Porter Drive
5/6/96	Confirmatory Soil Sampling and Analysis Workplan (Secor)
6/28/96	Quarterly Status Report (March through May 1996) and Semi-Annual Groundwater Monitoring Report (February and May 1996) (Secor)
7/25/96	Confirmatory Soil Sampling & Analysis Report (Secor)
7/30/96	Startup Report Final Remedial Action (Levine Fricke)
7/30/96	Quarterly NPDES Discharge Monitoring Report April 1 through June 30, 1996 (Levine Fricke)
1/14/97	Annual Monitoring Report for 1996 (SECOR International)
6/30/97	Semi-annual Groundwater and Extraction Systems Monitoring Report (December 1996 through May 1997)
6/30/97	Quarterly Status Report (March through May 1997) and Semi-annual groundwater monitoring report (Feb & May 1997)
1/14/98	Annual Monitoring Report for 1997, Vol 1 Text, Tables, and Figures
1/15/98	Quarterly Self-Monitoring Report Third Quarter 1997 (Environ)
1/14/99	Five-Year remedial Action Status Report and Effectiveness Evaluation
1/15/99	Annual Monitoring Report for 1998 Volume 1–Text, Tables, and Figures

5

Hillview-Porter

DATE	TITLE (CONSULTANT)
10/87	Results of Soil Gas Sampling and Analysis (CH2M Hill for DHS)
6/88	Technical Memorandum, Hillview-Porter Site Stratigraphic Correlation Report (CH2M Hill for DHS)
6/88	Addendum to Preliminary Site Assessment and Investigation Report (CH2M Hill for DHS)
12/9/88	Cleanup Order for Hillview-Porter Responding Parties issued by DTSC #HSA 88/89-016 (superseded)
2/89	RI/FS Work Plan (ENSR)
3/89	Results of January 1989 Private Well and Creek Sampling (CH2M Hill for DHS)
5/89	Site Safety Plan for Remedial Investigation/Feas. Study Activities May 1989, (ENSR)
6/89	Community Relations Plan (ENSR)
6/6/89	Draft QAPP Vol. 2A–Appendices (ENSR)
6/6/89	Draft QAPP Vol. 2B–Appendices (ENSR)
6/12/89	Draft QAPP Vol. 1 (ENSR)
6/13/89	Data Review Report (ENSR)
6/29/89	Hillview-Porter Site Assessment (for Risk, Dennis J. Paustenbach)
7/13/89	Revised RI/FS Work Plan (ENSR)
9/89	Community Relations Plan (ENSR)
9/1/89	Interim Report for the Matadero Creek Interim Remedial Measures Feasibility Study (ENSR)
9/15/89	Site Investigation Report for Private Well & Creek Sampling/July 1989 (ENSR)
12/22/89	Interim Remedial Measures Feasibility Study for Matadero Creek (ENSR)
2/16/90	Work Plan, Remedial Investigation/Feasibility Study (RI/FS) Hillview-Porter Region (ENSR)
2/90

Site Safety Plan, RI/FS (ENSR)

Field Sampling Plan for Air, RI/FS (ENSR)

Field Sampling Plan for Stream Biots and Sediments, RI/FS (ENSR)

Field Sampling Plan for Surface Water, RI/FS (ENSR)

Field Sampling Plan for Groundwater RI/FS (ENSR)

2/16/90	Site Investigation Report for Private Well & Creek Sampling/November 1989 (ENSR)
3/29/90	Site Investigation Report for Private Well & Creek Sampling/February 1990 (ENSR)
3/90	Community Relations Plan for the Hillview-Porter Regional Program (ENSR)
5/4/90	Data Compilation/Evaluation Report Update (ENSR)
6/14/90	Site Investigation Report for Private Well & Creek Sampling/May 1990 (ENSR)
10/90	Data Compilation/Evaluation Report Update of February and May 1990 Sampling Events (ENSR)
10/31/90	Quarterly Progress Report, August 1990 (Brown and Caldwell)
12/90	Phase I Hydrogeologic Investigation (Brown and Caldwell)
1/91	Scope of Work For Expanded Phase II Hydrogeologic Investigation (Brown and Caldwell)
1/14/91	Quarterly Progress Report, November 1990 (Brown and Caldwell)
3/19/91	Revised Scope of Work for Expanded Phase II Investigation (Brown and Caldwell)
3/27/91	Data Compilation Evaluation Report Update of Aug. & Nov. 1990 Sampling Events (Brown & Caldwell)
4/12/91	Quarterly Progress Report February 1991 (Brown & Caldwell)
5/1/91	Regional Program Accelerated Phase II Investigation Report (Brown & Caldwell)
7/12/91	Quarterly Progress Report, May 1991, Volume 1 (Brown & Caldwell)
8/91	Work Plan for Shallow Groundwater Hydrogeology and Remediation Assessment in the VA Hospital Property Boundary/Bike Path Area (Brown & Caldwell)
9/27/91	Stream Biots and Sediments Sampling Program Annual Report (Brown & Caldwell)
9/91	Data Compilation/Evaluation Report Update of Feb. & May 1991 Sampling Events Sept. 1991 (B & C)
10/8/91	Ambient Air Sampling Program Annual Summary Report (Brown & Caldwell)
10/15/91	Quarterly Progress Report August 1991, Volume 1 (Brown & Caldwell)
10/15/91	Quarterly Progress Report August 1991, Volume II Appendices (Brown & Caldwell)
12/17/91	Matadero Creek Pilot Aeration Project HVP Regional Project (Brown & Caldwell)
12/19/91	Hillview Porter Reg. Prog. Scope of Work for Step 4 Expanded Phase 2 Investigation Workplan (B & C)
1/92	Public Participation Plan (PPP) (Brown & Caldwell)
1/15/92	Quarterly Progress Report November 1991, Vol. 1 (Brown & Caldwell)
2/14/92	VA Hospital Property Shallow Groundwater Investigation Accelerated Phase 2, Step 2, Feb. 1992 (B & C)
3/92	Addendum to the Scope of Work for Step 4 Expanded Phase 2 Investigation (Brown & Caldwell) March 199_

6

Hillview-Porter continued

DATE	TITLE (CONSULTANT)
4/14/92	Quarterly Monitoring Report Dec. 1991 – Feb. 1992, Vol. 1 (Brown & Caldwell) Vol. 2 not rec’d.
4/92	Data Compilation/Evaluation Report Update of Aug. & Nov. 1991 Sampling Events Vols. 1 & 2 (B & C)
5/92	Addendum No. 2 to the Scope of Work for Step 4 Expanded Phase 2 Investigation (Brown & Caldwell) incl. with 3/92 Addendum to the Scope of Work for Step 4 Expanded Phase 2 Investigation (B & C)
6/92	Quarterly Monitoring Report March-May 1992, Vol. 1 (Brown & Caldwell)
6/16/92	Expanded Phase 2 Step 4 Investigation Rev. Addendum No. 3 to EP2 Step 4 Work Plan (Brown & Caldwell)
9/92	RI/FS FINAL Data Compilation/Evaluation Report Update of Feb. & May 1992 Sampling Events, Vols. 1 & 2 (B&C)
10/92	Quarterly Monitoring Report June 1992-August 1992 (Brown & Caldwell)
11/13/92	Response to Comments on First Deliverable Baseline Regional Public Health Evaluation (Brown & Caldwell)
1/93	Quarterly Monitoring Report Sept. 1992-Nov. 1992, Vols. 1 & 2 (Brown & Caldwell)
2/8/93	Baseline Public Health Evaluation Submittal of Second Deliverable (Brown & Caldwell)
3/29/93	Data Compilation Evaluation Report August and Nov 1992, Vols. 1 & 2 (B&C)
4/93	Quarterly Monitoring Report Dec 1992-Feb 1993, Vol. 1 (Brown & Caldwell)
4/14/93	Quarterly Progress Report for Feb. (B & C) Vol. 1 only rec’d. of main text. Vol. 2 appendices not rec’d.
5/17/93	Draft Baseline Public Health And Environmental Evaluation Vols. 1 & 2 (B&C)
6/18/93	Revisions to Baseline Public Health & Evaluation (Brown & Caldwell) filed with 5/17/93 BPHEE
6/30/93	Final Baseline Public Health and Environmental Evaluation Vols. 1 & 2 (Brown & Caldwell)
7/14/93	Quarterly Monitoring Report March 1993 – May 1993, Vol. 1, Brown & Caldwell
8/31/93	Draft Remedial Investigation Report (Brown & Caldwell) Final Revisions of 5/16/94 attached
9/10/93	Proposed Negative Declaration for Interim Remedial Measures (DTSC)
10/15/93	Final Data Compilation/Evaluation Report Update of February & May 1993 Sampling Events, Vols. 1 & 2 (B & C)
10/93	Quarterly Monitoring Report June-August 1993, Vol. 1 (Brown & Caldwell)
1/94	Quarterly Monitoring Report Sept-Nov 1993, Vol. 1 (Brown & Caldwell)
2/4/94	National Pollutant Discharge Elimination Permit Application and Narrative (B & C) (for 3215 Porter Dr.)
2/4/94	Feasibility Study Report (Brown & Caldwell)
2/94	IRMs 2&3 Phase 1 Horizontal Wells GW Extraction System (Brown & Caldwell)
3/10/94	HVP IRM No. 4-Phase 1, Bol Park Bike Path Groundwater Extraction Wells and Conveyance Pipeline Operation and Maintenance Plan (Brown & Caldwell)
3/31/94	HVP Quarterly Monitoring Report Dec. 1993 – Feb. 1994 (Brown & Caldwell)
3/31/94	HVP Regional RI/FS Program Data Compilation/Evaluation Report Update of August and November 1993 Sampling Events-Tables (B&C)
3/31/94	HVP Regional RI/FS Program Final Data Compilation/Evaluation Report Update of August and November 1993 Sampling Events – Vol II (Brown & Caldwell)
5/13/94	HVP Regional Program Final Revisions to Feasibility Study Report (Brown & Caldwell)
5/13/94	HVP Regional Program IRM No. 4-Phase 1, Bol Park Bike Path Groundwater Extraction Wells and Conveyance Pipeline Operation and Maintenance Plan, Revision 1 (Brown & Caldwell)
5/94	RI Report (Brown & Caldwell)
6/24/94	Proposed Regional Monitoring Plan (Seacor)
6/27/94	Project Manual HVP Horizontal Wells Groundwater Extraction System (Brown & Caldwell)
7/13/94	IRM Project GW Extraction System and Treatment Plant Draft Operation and Maintenance Plan (B & C)
8/2/94	HVP Regional Program IRM Numbers 2 and 3 Horizontal Well Groundwater Extraction System Draft O&MP (Brown & Caldwell)
10/94	HVP Quarterly Monitoring Report June 1994-August 1994, Vol. II Appendices (Seacor)
10/13/94	HVP Quarterly Monitoring Report June 1994-Aug 1994, Vol. I (Seacor)
12/19/94	HVP Final RAP (Levine Fricke)
1/30/95	Annual Monitoring Report for 1994, Vols. 1 & 2 (Secor)
1/31/95	HVP IRM Project, 1994 Annual Performance Review (Brown & Caldwell)
3/31/95	Remedial Design and Implementation Plan (Levine Fricke)
4/12/95	Quarterly Monitoring Report January – February 1995, Vol. 1 (Secor)
4/14/95	Data Compilation/Evaluation Report Update of Nov. 1994 Sampling Event (Secor) Data Compilation/Evaluation Report Update of Nov. 1994 Sampling Event Vol. II Plates

7

Hillview-Porter continued

DATE	TITLE (CONSULTANT)
5/11/95	Attachment to the Remedial Design and Implementation Plan (Levine Fricke)
7/13/95	Semi Annual Monitoring Report March thru May 1995, Vol. 1 (Secor)
7/28/95	NPDES Notice of Intent to Obtain Coverage – General Permit CAG912003 (Brown & Caldwell)
10/13/95	Quarterly Monitoring Report Vol. I of II, June thru August 1995 (Secor)
10/31/95	Interim Remedial Measures Project and Ground Water Extraction and Treatment Plant Quarterly Discharge Monitoring Report 7/1/95 thru 9/30/95 (Levine Fricke)
1/29/96	Annual Monitoring Report for 1995 for Hillview Porter Regional Program, Volume 1-Text, Tables, and Figures (Secor)
1/31/96	Annual Performance Review for 1995 (Levine Fricke)
1/31/96	Combine NPDES, Annual Status Report (Jan. 1-Dec. 31, 1995) and Quarterly Discharge Monitoring Report (Oct. 1 – Dec. 31, 1995)
3/20/96	Treated Groundwater Recharge Program Application Report, SCVWD Resolution No. 94-84
4/12/96	Quarterly Monitoring Report Dec. 1995-Feb. 1996, Vol. 1 Text, Tables & Figures (Secor)
4/12/96	Data Compilation/Evaluation Report Nov. 1995, Vol. I of II (Secor) Vol. II of II Plates
4/30/96	Quarterly Discharge Monitoring Report (Jan. 1-March 31, 1996) for HVP Regional Program, 3215 Porter Drive
7/12/96	Semi Annual Monitoring Report March thru May 1996, Vol. 1 (Secor) Vol. 1 Text, Tables, Figures
7/30/96

Palo Alto Regional Water Quality Control Plant Startup Report and Groundwater Semiannual Report McGregor Way Groundwater Extraction and Discharge System, Final Remedial Action
POTW Permit #1243 (Levine Fricke)

7/30/96	Startup Report, Final Remedial Action
7/30/96	Quarterly NPDES Discharge Monitoring Report (April 1 – June 30, 1996)
9/26/96	Operations & Maintenance Manual HVP Regional Groundwater Remedial Program (Levine Fricke)
10/11/96	Quarterly Monitoring Report (June 1996 – August 1996) Vol. 1 – Text, Tables and Figures (Secor)
10/30/96	Quarterly NPDES Discharge Monitoring Report (July 1-Sept. 30, 1996) for HVP Regional Program, 3215 Porter Drive
1/30/97	Annual Monitoring Report for 1996 (Secor)
4/14/97	Data Compilation/Evaluation Report for November 1996
6/30/97	Hillview-Porter Regional Order, DTSC #HSA 88/89-016, First Amendment Order, supersedes 12/9/88 Order and all other previously issued amendments dated 6/5/90, 10/9/90, 4/12/92, and 12/19/94
7/11/97	Combined Quarterly Status Report and Semi-Annual Monitoring Report (Secor)
1/29/98	Annual Monitoring Report for 1997 Vol. I, text, Tables and Figures (Secor)
7/13/98	Combined Quarterly Status Report and Semi-Annual Monitoring Report (Secor)
1/28/99	Annual Monitoring Report for Hillview-Porter regional Program Volume I, text, tables and figures
36263	Data Compilation/Evaluation Report for November 1998
7/13/99	Combined Semi-Annual Status and Monitoring Report

8

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES

Real property in the City of Palo Alto, County of Santa Clara, State of California, more particularly described as follows:

Beginning at a concrete highway monument situate on the Southwesterly line of El Camino Real (State Highway) opposite Engineer’s Station 144+27.00, as surveyed by the California Division of Highways, as said Southwesterly line was established by that Decree in Condemnation, a certified copy of which Decree was filed for record in the Office of the Recorder of the County of Santa Clara, State of California on July 7, 1930 in Book 520 of Official Records at page 571; said monument also marks the point of intersection of said Southwesterly line with the Southeasterly line of that certain 1289 acre tract of land described in the Deed from Evelyn C. Crosby, et al, to Leland Stanford, dated September 8, 1885, recorded September 8, 1885 in Book 80 of Deeds, at page 382, Santa Clara County Records, running thence along said Southeasterly line of that certain 1289 acre tract and its Southwesterly prolongation, South 33° 14’ 40” West 4494.10 feet; thence South 56° 45’ 20” East 357.00 feet to the most Southerly corner of that certain 3.268 acre parcel leased by The Board of Trustees of the Leland Stanford Junior University to the Prudential Insurance Company of America, dated December 12, 1958, and recorded December 31, 1958 in Book 4276 of Official Records, at page 70 and to the true point of beginning of said Property Two; thence from said true point of beginning along the Southwesterly line of said parcel so leased to the Prudential Insurance Company of America, North 56° 45’ 20” West 82.53 feet; thence leaving said line South 48° 39’ 32” West 628.80 feet to a point in the Northeasterly line of Hillview Avenue (60.00 feet in width); thence on the arc of a curve to the right, with a radius of 430.00 feet (a radial line at the point of beginning of said curve bears South 69° 27’ 05” West) along said line, through a central angle of 25° 17’ 35” an arc distance of 189.82 feet; thence continuing along said line on the arc of a compound curve to the right, with a radius of 5030.00 feet, through a central angle of 2° 14’ 04” an arc distance of 196.15 feet; thence leaving said Northeasterly line of Hillview Avenue South 85° 10’ 56” East 516.80 feet to a point in the Northwesterly line of the lands of the Veterans Administration, described as Parcel B in that Final Judgment entered in the District Court of the United States in and for the Northern District of California, Southern Division, entitled, “United States of America, Plaintiff, vs. The Board of Trustees of the Leland Stanford Junior University, et al, Defendants,” Case No. 34478, a certified copy of which Judgment was filed for record in the office of the Recorder of the County of Santa Clara, State of California on March 15, 1956 in Book 3439 Official Records, page 182, Santa Clara County Records, said point also being the center line of Matadero Creek; thence along said center line and along the line of the lands of the Veterans Administration, the following courses and distances: North 22° 59’ 37” East 128.06 feet; North 17° 00’ 52” East 250.02 feet; North 56° 09’ 37” East 64.01 feet; North 82° 55’ 52” East 36.48 feet; South 69° 47’ 38” East 135.66 feet; North 67° 56’ 49” East 69.95 feet; North 26° 54’ 37” East 31.21 feet; North 17° 14’ 53” West 84.50 feet; North 29° 37’ 22” East 156.75 feet; North 60° 34’ 52” East 63.66 feet; South 64° 34’ 08” East 109.39 feet; North 75° 41’ 07” East 72.92 feet; and North 60° 51’ 52” East 138.41 feet; thence South 75° 30’ 08” East 147.53 feet to the Northeasterly line of the above described 1289 acre tract of land; thence along said line North 56° 39’ 40” West 863.14 feet to the most Easterly corner of the above described 3.268 acre parcel; thence along the Southeasterly line thereof, South 33° 14’ 40” West 398.50 feet to the true point of beginning.

1

EXHIBIT B

DETERMINATION OF FAIR MARKET RENTAL VALUE

(a) If within the 30-day negotiating period Lessor and Lessee cannot reach agreement as to the Fair Market Rental Value, they shall each select one appraiser to determine the Fair Market Rental Value. Each such appraiser shall arrive at a determination of the Fair Market Rental Value and submit his or her conclusions to Lessor and Lessee within thirty (30) days after the expiration of the initial 30-day negotiating period.

(b) If only one appraisal is submitted within the requisite time period, it shall be deemed to be the Fair Market Rental Value. If both appraisals are submitted within such time period, and if the two appraisals so submitted differ by less than ten (10) percent of the higher of the two, the average of the two shall be the Fair Market Rental Value. If the two appraisals differ by more than ten (10) percent of the higher of the two, then the two appraisers shall immediately select a third appraiser who will within thirty (30) days of his or her selection make a determination of the Fair Market Rental Value and submit such determination to Lessor and Lessee. This third appraisal will then be averaged with the closer of the previous two appraisals and the result shall be the Fair Market Rental Value.

(c) All appraisers specified pursuant hereto shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office, research and development and industrial properties in California. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser plus one-half of any other costs incurred in the determination.

1

EXHIBIT C

TRI-PARTY AGREEMENT

THIS AGREEMENT is entered into as of June 25, 2003, by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California (“Lessor”), 3301 Hillview Holdings, Inc., a Delaware corporation (“Lessee”) and SunAmerica Life Insurance Company, an Arizona corporation (“Lender”).

RECITALS

A. Lessor is the owner of that certain real property, being a portion of the lands of The Leland Stanford Junior University, located in the County of Santa Clara, State of California, and more particularly described in attached Exhibit A (the “Premises”) and the lessor under that certain ground lease of the Premises dated as of June 25, 2003, by and between Lessor and Lessee (the “Lease”).

B. Lessee desires to obtain a loan from Lender in the principal amount of Fifty Four Million Dollars ($54,000,000.00) (the “Loan”) and to encumber its leasehold interest under the Lease as security for the Loan.

C. Lender is willing to make the Loan to Lessee secured by Lessee’s leasehold interest under the Lease provided that Lessor consents thereto and agrees to the provisions of this Agreement.

D. Lessor is willing to consent to the encumbering of Lessee’s leasehold interest under the Lease as security for the Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and other mutual valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Encumbrance of Leasehold Interest. Subject to the terms and conditions of this Agreement, Lessor hereby consents to the encumbering of Lessee’s leasehold interest under the Lease pursuant to a mortgage or deed of trust as security for the Loan provided that the outstanding amount of the Loan secured thereby shall not exceed $54,000,000.00, plus accrued interest and other charges allowed thereunder (the mortgage, deed of trust or other security instrument permitted hereunder being herein referred to as the “Leasehold Mortgage”). In no event shall any interest of Lessor in the Premises be subject or subordinate to any lien or encumbrance of the Leasehold Mortgage or any other mortgage, deed of trust, or other security instrument.

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2. Parties’ Obligations. During the continuance of the Leasehold Mortgage until such time as the lien of the Leasehold Mortgage shall have been extinguished, the parties agree as follows:

(a) Modifications to Lease. Lessor shall not agree to any mutual termination nor accept any surrender of the Lease, except upon the expiration of the term of the Lease or its termination pursuant to any express provision of the Lease, nor shall any material amendment or modification of the Lease be binding upon Lender or any purchaser in foreclosure from Lender or any deed in lieu recipient or any successor or assign of such purchaser in foreclosure or deed in lieu recipient (herein, collectively, a “Purchaser”), unless Lender has given its prior written consent to such amendment or modification, which consent shall not be unreasonably withheld or delayed.

(b) Insurance and Condemnation. Lender may be a named insured on any fire and other hazard insurance policies carried by Lessee and covering the Premises. All proceeds of any such insurance policies shall be held by Lessor, or at the request of Lender, by a trust company satisfactory to Lessor and Lender. In the event that at any time prior to expiration of the term of the Lease there shall be a partial or total destruction of the buildings and improvements then on the Premises from any cause, neither Lessor nor Lessee shall have the right to terminate the Lease, but Lessee shall diligently restore and rehabilitate said buildings and improvements pursuant to plans and specifications approved by Lessor and Lender in writing, which approval shall not be unreasonably withheld or delayed, and, except as hereinafter provided, all proceeds of all property damage insurance shall be disbursed to Lessee upon such terms as Lessor and Lender may agree, for the purpose of restoring and rehabilitating said buildings and improvements. Should the proceeds of such insurance exceed the cost of such restoration and rehabilitation, the balance shall be paid to Lender to be credited by Lender as a payment on account of the Loan, and the remaining balance, if any, shall be paid in accordance with the Lease. Proceeds of any business or rental interruption insurance carried by Lessee with respect to the Premises shall be applied first to any unpaid obligations of Lessee under the Lease, then to any unpaid obligations under the Leasehold Mortgage and any remaining balance may be paid to Lessee. In the event that any portion of the Premises is taken in condemnation, no election to terminate the Lease by Lessee may be made without the prior written consent of Lender. In the event of such condemnation, any awards which under the provisions of the Lease are payable to Lessee shall be payable to Lender.

(c) Lender’s Right to Perform. Lender shall have the right, but not the obligation, at any time prior to termination of the Lease to pay all rental due thereunder, to provide any insurance and make any other payments, to make any repairs and improvements and do any other act or thing required of Lessee thereunder, and to do any act or thing which may be necessary and proper to be done in the performance and observance of the covenants, conditions and agreements thereof to prevent the termination of the Lease. All payments so made and all things so done and performed by Lender shall be as effective as a performance under the Lease and to prevent a termination of the Lease as the same would have been if made, done and performed by Lessee instead of by Lender.

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(d) Lessee’s Default. Should any default occur under the Lease, Lender shall have thirty (30) days after receipt of written notice from Lessor setting forth the nature of such default, and, if the default is such that possession of the Premises may be necessary to remedy the default, a reasonable time after the expiration of such thirty (30) day period within which to remedy such default, provided that (i) Lender shall have fully cured any default in the payment of any monetary obligations of Lessee under the Lease, within such thirty (30) day period and shall continue to pay currently such monetary obligations as and when the same are due, and (ii) Lender shall have given Lessor written notice that Lender intends to take action to acquire Lessee’s leasehold estate, and, subject to the provisions of Section 2(i) below, commenced foreclosure or other appropriate proceedings in the nature thereof within a reasonable period, and shall thereafter diligently and continuously prosecute such proceedings to completion.

(e) Lender’s Right to Cure. A default under the Lease which in the nature thereof cannot be remedied by Lender shall be deemed to be remedied if (i) within thirty (30) days after receiving written notice from Lessor of such default, Lender shall have given Lessor written notice that Lender intends to take action to acquire Lessee’s interest under the Lease and, subject to the provisions of Section 2(i) below, commenced foreclosure or other appropriate proceedings in the nature thereof in a reasonable period, and Lender shall thereafter diligently and continuously prosecute any such proceedings to completion, (ii) Lender shall have fully cured any default in the payment of any monetary obligations of Lessee under the Lease within such thirty (30) day period and shall thereafter continue to faithfully perform all such monetary obligations, and (iii) after gaining possession of the Premises, Lender shall perform all of the obligations of Lessee under the Lease as and when the same are due and cure any defaults that are curable by Lender but that require possession of the Premises to cure, such cure to be effected within thirty (30) days after gaining possession, or such longer period of time as is reasonably necessary to effect such cure using all due diligence.

(f) Notices. Lessor shall mail to Lender a duplicate copy by certified mail of any and all notices which Lessor may from time to time give to or serve upon Lessee pursuant to the provisions of the Lease; and no notice by Lessor to Lessee hereunder shall be deemed to have been given as to Lender unless and until a copy thereof has been mailed to Lender.

(g) Foreclosure. Subject to the provisions of this subsection (g) and subsection (i) below, foreclosure of a Leasehold Mortgage or any sale thereunder, whether by judicial proceedings or by virtue of any power of sale contained in the Leasehold Mortgage, or any conveyance of the leasehold interest under the Lease from Lessee to Lender by virtue or in lieu of foreclosure or other appropriate proceedings in the nature thereof, shall not require the consent of Lessor, shall not be subject to the provisions of Section 22.4 of the Lease, and shall not constitute a breach of any provision of or a default under the Lease and upon such foreclosure, sale or conveyance, Lessor shall recognize Lender or any other Purchaser, as the Lessee under the Lease; provided:

(i) Lender shall have fully complied with the provisions of this Agreement applicable prior to gaining possession of the Premises and Lender or the Purchaser who becomes the Lessee under the Lease shall comply with the provisions of this Agreement applicable after gaining possession of the Premises;

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(ii) Lender or the Purchaser who becomes the Lessee under the Lease shall be responsible for taking such actions as shall be necessary to obtain possession of the Premises; and

(iii) Lender or the Purchaser who becomes the Lessee under the Lease shall execute, acknowledge and deliver to Lessor an instrument in form reasonably satisfactory to Lessor pursuant to which Lender or the Purchaser expressly assumes all obligations of the Lessee under the Lease, which instrument shall contain the same representation and release by the entity assuming the Lessee’s obligations under the Lease as are made by Lender pursuant to Section 3 of this Agreement.

If there are two or more Leasehold Mortgages or foreclosure sale purchasers (whether of the same or different Leasehold Mortgages), Lessor shall have no duty or obligation whatsoever to determine the relative priorities of such Leasehold Mortgages or the rights of the different holders thereof and/or foreclosure sale purchasers. If Lender becomes the Lessee under the Lease, or under any new lease obtained pursuant to subsection (h) below, Lender shall not be personally liable for the obligations of the Lessee under the Lease accruing prior to or after the period of time that Lender is the Lessee thereunder.

(h) Rejection of Lease. Should the Lease be terminated by reason of any rejection of the Lease in a bankruptcy proceeding, Lessor shall, subject to the terms and conditions of this subsection (h) and subsection (i) below, upon written request by Lender to Lessor made within thirty (30) days after such termination, execute and deliver a new lease of the Premises to Lender for the remainder of the term of the Lease with the same covenants, conditions and agreements (except for any requirements which have been satisfied by the Lessee prior to termination) as are contained therein; provided, however, that Lessor’s execution and delivery of such new lease of the Premises shall be made without representation or warranty of any kind or nature whatsoever, either express or implied, including without limitation, any representation or warranty regarding title to the Premises or the priority of such new lease; Lessor’s obligations and liability under such new lease shall not be greater than if the Lease had not terminated and Lender had become the Lessee thereunder, and the new lease shall contain the same representation and release made by the entity that is the lessee thereunder as are made by Lender under Section 3 of this Agreement. Lessor’s delivery of the Premises to Lender pursuant to such new lease shall be made without representation or warranty of any kind or nature whatsoever, either express or implied; and Lender shall take the Premises “as is” in their then current condition. Upon execution and delivery of such new lease, Lender, at its sole cost and expense, shall be responsible for taking such action as shall be necessary to cancel and discharge the Lease and to remove the Lessee named therein and any other occupant from the Premises. Lessor’s obligation to enter into such new lease of the Premises with Lender shall be conditioned as follows:

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(i) Lender shall have complied with the provisions of this Agreement applicable prior to the gaining of possession and shall comply with the provisions of this Agreement applicable after gaining possession of the Premises;

(ii) if more than one holder of a Leasehold Mortgage claims to be the Lender and requests such new lease, Lessor shall have no duty or obligation whatsoever to determine the relative priority of such Leasehold Mortgages, and in the event of any dispute between or among the holders thereof, Lessor shall have no obligation to enter into any such new lease if such dispute is not resolved to the sole satisfaction of Lessor within ninety (90) days after the date of termination of the Lease; and

(iii) Lender shall pay all costs and expenses of Lessor, including without limitation, reasonable attorneys’ fees, real property transfer taxes and any escrow fees and recording charges, incurred in connection with the preparation and execution of such new lease and any conveyances related thereto.

3. Hazardous Substances. By execution of this Agreement, Lender hereby represents to Lessor as follows: Lender is aware that detectable amounts of hazardous substances and groundwater contaminants have come to be located beneath and/or in the vicinity of the Premises. Lender has made such investigations and inquiries as it deems appropriate to ascertain the effects, if any, of such substances and contaminants on the Premises and persons using the Premises. Lessor makes no representation or warranty with regard to the environmental condition of the Premises. Lender hereby covenants and agrees not to sue and forever releases and discharges Lessor, and its trustees, officers, directors, agents and employees for and from any and all claims, losses, damages, causes of action and liabilities, arising out of hazardous substances or groundwater contamination presently existing on, under, or emanating from or onto the Premises. Lender understands and expressly waives any rights or benefits available under Section 1542 of the Civil Code of California or any similar provision in any other jurisdiction. Section 1542 provides substantially as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

4. Notices. Any notice or demand required or given hereunder shall be in writing and shall be considered to have been duly and properly given upon personal delivery to the party or an officer of the party being served, or if mailed, upon the first to occur of actual receipt or 48 hours after deposit in United States registered or certified mail, postage prepaid, addressed to the parties as follows :

Lessor:	The Board of Trustees of the Leland Stanford Junior University c/o Stanford Management Company 2770 Sand Hill Road Menlo Park, Ca 94025 Attention: Director, Stanford Research Park

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Lessee:	3301 Hillview Holdings, Inc. c/o TIBCO Software, Inc. 3303 Hillview Avenue Palo Alto, CA 94304 Attn: General Counsel

Lender:	SunAmerica Life Insurance Company 1 SunAmerica Center. Century City Los Angeles, California 90067-6022 Attention: Director-Mortgage Lending and Real Estate

with a copy to:	Brownstein Hyatt and Farber, P.C. Twenty-Second Floor 410 Seventeenth Street Denver, Colorado 80202 Attention: Ronald B. Merrill, Esq.

Such addresses may be changed by notice to the other parties given in the same manner as provided herein, such changes to be effective only upon receipt of notice thereof.

5. Assignment. Neither this Agreement nor any of the rights or obligation of the parties hereto may be assigned in whole or in part to any other party without the consent of the other parties hereto and any attempted assignment without such consent shall be null and void. Nothing contained in this Agreement shall constitute the consent of Lessor to any other or future encumbrance of Lessee’s leasehold interest under the Lease. Notwithstanding the foregoing, nothing contained above shall prohibit the Lender from transferring its interest in the Loan, and upon such transfer the holder of the Loan may be assigned Lender’s rights in this Agreement without the prior consent of any other party.

6. Counterparts. This Agreement may be executed in any number of counterparts and each of the counterparts shall be considered an original and all counterparts shall constitute but one and the same instrument.

7. Entire Agreement; Modifications; Waiver. This Agreement and the exhibits hereto, which are incorporated herein by this reference, shall constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be changed or modified orally or in any manner other than by any agreement in writing signed by the parties hereto. No waiver of any of the terms or conditions of this Agreement and no waiver of any default or failure of compliance shall be effective unless in writing, and no waiver furnished in writing shall be deemed to be a waiver of any other term or provision or any future condition of this Agreement.

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8. Governing Law. This Agreement shall be governed by California law.

9. Attorneys’ Fees. In the event of any litigation arising out of any dispute or controversy concerning this Agreement, the party or parties not prevailing in such dispute shall pay any and all costs and expenses incurred by the prevailing party or parties, including, without limitation, reasonable attorneys’ fees and expenses, which shall include fees and expenses of in-house attorneys.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY		3301 HILLVIEW HOLDINGS, INC., a Delaware corporation

By	Stanford Management Company	By

By:		Name

Its:		Its

SUNAMERICA LIFE INSURANCE COMPANY, an Arizona corporation

By

Name

Its

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